SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 15, 2004

FiberMark, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-12865	82-0429330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
(802) 257-0365

Item 2.02 Results of Operations and Financial Condition.

On November 15, 2004, FiberMark announced its third-quarter 2004 results and reported the filing of a Plan of Reorganization and Disclosure Statement. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 attached here (other than the first three paragraphs thereof, which are also an Exhibit to Item 8.01 below), shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

    As reported in Item 8.01 below, on November 12, FiberMark filed a Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the District of Vermont.

Item 8.01. Other Events and Regulation FD Disclosure

On November 12, FiberMark filed a Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the District of Vermont. These exhibits, along with the first three paragraphs of our press release dated November 15, 2004, are attached hereto as Exhibits 2.1 and 2.2 and as the first three paragraphs of Exhibit 99.1 and are deemed "filed" for purposes of Section 18 of the Securities Act of 1934. .

Item 9.01. Financial Statements and Exhibits

Exhibit 2.1       Plan of Reorganization, Dated November 12, 2004
Exhibit 2.2       Disclosure Statement, Dated November 12, 2004
Exhibit 99.1    Press Release Dated November 15, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FiberMark

Date: November 15, 2004	By:	/s/ John E. Hanley
John E. Hanley
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1* Exhibit 2.2* Exhibit 99.1 * Filed herewith	Plan of Reorganization, dated November 12, 2004 Disclosure Statement dated November 12, 2004 Press release dated November 15, 2004

                                                                                        Exhibit 99.1

FOR IMMEDIATE RELEASE                                  Contact:    Janice C. Warren
                                   Director of Investor Relations and Corporate Communications
                                    802 257 5981

FiberMark, Inc. Files Plan of Reorganization,
Achieving Milestone toward Emergence from Chapter 11

Company Reports Third-quarter Results

BRATTLEBORO, Vt.—November 15, 2004—FiberMark, Inc. (OTCBB: FMKIQ) today announced that it has filed a Plan of Reorganization and Disclosure Statement with the United States Bankruptcy Court for the District of Vermont. FiberMark’s Plan includes negotiated terms that FiberMark expects to result in a consensual reorganization among the company and the official committee of FiberMark’s unsecured creditors.

"The filing of our reorganization plan represents a key milestone on FiberMark’s path to emergence from chapter 11 and marks the commencement of the final phase of the company’s financial restructuring," said Alex Kwader, chairman of the board and chief executive officer. "We believe that the Plan provides the framework for a successful financial reorganization that will allow FiberMark to emerge in the first quarter of 2005 as a stronger company. We especially want to thank our customers, vendors, employees and lenders for their continued support, which is reflected in our improved third-quarter and nine-month results."

Before FiberMark’s Plan of Reorganization is voted on by creditors and considered for confirmation by the Bankruptcy Court, the Disclosure Statement must be approved by the Bankruptcy Court. While the Plan of Reorganization and Disclosure Statement as filed detail the classes of creditors and equity holders and their proposed treatment under the Plan, the Plan is likely to receive further modification before the Disclosure Statement is approved, and actual recoveries by stakeholders may vary from the treatment outlined in the Plan. A hearing to address the Disclosure Statement is now scheduled for December 14.

Separately, FiberMark today reported its financial results for the 2004 third quarter, which included a net loss of $4.7 million, or $0.66 per share, for the three months ended September 30, 2004, compared with a net loss of $102.9 million, or $14.57 per share, for the same 2003 quarter, which had reflected a $92.3 million goodwill impairment charge. Third-quarter 2004 results also reflected two significant items related to the company’s voluntary chapter 11 filing. First, interest expense declined by $8.2 million, reflecting the cessation of interest expense accruals on the company’s senior notes, beginning in April 2004, following the company’s chapter 11 filing on March 30, 2004. Second, third-quarter results included $6.5 million in chapter 11 reorganization expenses, of which $5.8 million were cash expenditures.

Net sales in the third quarter of 2004 were $107.7 million compared with $93.8 million for the same quarter in 2003, an increase of $13.9 million or 14.8%. Currency translation accounted for $4.3 million of the third-quarter 2004 sales increase. Net of currency effects, current quarter net sales increased by $9.6 million or 10.2% versus the prior-year quarter.

Sales from German operations in the third quarter of 2004 were $47.9 million compared with $42.2 million in the prior-year quarter, an increase of $5.7 million or 13.5%. Excluding the translation effects of a stronger euro, which accounted for $3.9 million in sales for the 2004 third quarter compared with the prior-year quarter, sales from German operations grew by $1.8 million, or 4.3%. Third-quarter 2004 net sales from North American operations were $59.8 million compared with $51.5 million in the prior-year quarter, an increase of $8.3 million or 16.1%. Favorable foreign exchange rates accounted for $0.4 million of the increase.

According to Kwader, the substantially reduced loss compared with the 2003 third quarter was primarily attributable to the following factors: the lack of the $92.3 million goodwill impairment charge recorded in 2003; a decline in interest expense of $8.2 million; and a $1.8 million increase in income from operations. Operating income gains reflected higher gross margins as operating efficiencies improved, lower fixed costs related to facility consolidations, and foreign currency benefits, partially offset by increases in pulp costs, maintenance and supply expenses, and selling, general and administrative expenses. "We again delivered higher operating income in our German operations and substantially lowered the operating loss in our North American operations versus the same period last year," Kwader said.

Overall, sales in the 2004 third quarter improved versus the third quarter of 2003. "Sales from both our German and North American operations were higher than the prior-year quarter. German operations achieved gains in most businesses, but particularly in automotive filtration, partially offset by continued weakness in vacuum bag filtration," Kwader said. "North American operations sales improved across all of our primary product families versus 2003, reflecting both economic improvement and new business gains. We recorded gains in publishing and packaging driven by a late and strengthening elementary/high school textbook market and market share gains in decorative packaging. However, the largest gains came from a recovery in our technical specialties markets."

In the third quarter of 2004, earnings before interest, taxes, depreciation, amortization, goodwill impairment and chapter 11 reorganization expenses (EBITDAR) improved from $4.1 million in the prior-year quarter to $9.0 million, largely reflecting stronger sales levels, operational productivity improvements, benefits of 2003 plant closures and foreign exchange benefits, partially offset by higher pulp costs. FiberMark believes that such non-GAAP financial information assists investors and others by providing financial information in a format that presents comparable financial trends of ongoing business activities.

"We achieved gains in both sales and operating income compared with the prior-year quarter," Kwader added. "With the loyalty and support of our customers, vendors and employees, we have made significant progress toward completing our financial reorganization and positioning FiberMark for long-term strength and success. As our customers and vendors know, we have met our service and financial obligations to each of them, and we will continue to do so."

Nine-Month Results

For the nine months ended September 30, 2004, the company reported a net loss of $20.9 million compared with a net loss of $116.9 million in the same 2003 period. The smaller loss was primarily attributable to the lack in 2004 of goodwill impairment, which accounted for $92.3 million of the 2003 loss; the lack in 2004 of any restructuring/facility closure expense ($1.7 million in 2003); and lower interest expense, primarily due to the cessation of interest expense accruals on the senior notes beginning at the time of the company’s chapter 11 filing ($16.0 million); and higher income from operations of $4.8 million reflecting higher gross margins, partially offset by $20.4 million of chapter 11 reorganization expenses and increased selling, general and administrative expenses.

Net sales for the nine months ended September 30, 2004, were $331.2 million compared with $304.1 million in the same 2003 period, an increase of $27.1 million or 8.9%. Favorable foreign currency rates increased year-to-date 2004 sales by $16.0 million compared with 2003. Net of currency effects, current year net sales increased by $11.1 million, or 3.7% versus last year.

Net sales from German operations in the nine months ended September 30, 2004, were $156.1 million compared with $139.9 million in the same prior-year period, an increase of $16.2 million or 11.6%. Excluding favorable foreign currency effects, which accounted for $14.6 million in sales for the nine-month period in 2004 compared with the same prior-year period, sales from German operations increased by $1.6 million or 1.1%. Net sales from North American operations were $175.1 million in the first nine months of 2004 compared with $164.1 million in the same prior-year period, an increase of $11.0 million or 6.7%. Favorable foreign exchange effects accounted for $1.4 million of the increase.

Liquidity

The company continues to have adequate liquidity and access to working capital to meet its operational needs and maintain normal operations. As of September 30, 2004, FiberMark’s cash position was $0.9 million worldwide. Between March 30 and September 30 of this year, the company funded its operations entirely with cash on hand and cash flow from operations and did not draw down any of its $30 million debtor-in-possession (DIP) credit facility. The DIP facility continues to be available as needed during the chapter 11 process to help fund North American operations. German operations, which were not included in the company’s chapter 11 filing, had $12.7 million of outstanding borrowings at September 30, 2004, on their revolving credit facilities, compared with $16.4 million as of June 30, 2004. FiberMark’s total pro-forma unused borrowing capacity as of the end of the third quarter was $40.0 million. Capital expenditures were $3.4 million in the third quarter and $8.9 million for the first nine months of 2004.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide, operating 11 facilities in the eastern United States and Europe. Products include filter media for transportation and vacuum cleaner bags; base materials for specialty tapes, electrical and graphic arts applications; wallpaper, building materials and sandpaper; and cover/decorative materials for office and school supplies, publishing, printing and premium packaging.

This document also contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Forms 10-K as filed with the SEC on March 30, 2004, which is accessible on the company's Web site at www.fibermark.com. A copy of the company’s proposed Plan of Reorganization and accompanying Disclosure Statement are also available on FiberMark’s Web site.

(tables follow)

FIBERMARK, INC. Condensed Consolidated Statements of Operations Three Months Ended September 30, 2004 and 2003 (In thousands, except per share amounts) Unaudited

	2004	2003

Net sales	$107,748	$93,777

Cost of sales	92,383	81,371

Gross profit	15,365	12,406

Selling, general and administrative expenses	10,943	9,805
Restructuring and facility closure expense (reversal)	(209)	1,682
Goodwill impairment	-	92,261

Income (loss) from operations	4,631	(91,342)

Foreign exchange transaction (gain) loss	(211)	75
Other expense, net	225	574
Interest expense, net (excluding post-petition contractual interest of $8,525 in 2004)	549	8,723
Reorganization expense	6,477	-

Loss before income taxes	(2,409)	(100,714)

Income tax expense	2,248	2,223

Net loss	$(4,657)	$(102,937)

Basic loss per share	$(0.66)	$(14.57)

Diluted loss per share	$(0.66)	$(14.57)

Weighted average basic shares outstanding	7,066	7,066
Weighted average diluted shares outstanding	7,066	7,066

FIBERMARK, INC. Condensed Consolidated Statements of Operations Nine Months Ended September 30, 2004 and 2003 (In thousands, except per share amounts) Unaudited

	2004	2003

Net sales	$331,187	$304,066

Cost of sales	275,729	256,097

Gross profit	55,458	47,969

Selling, general and administrative expenses	35,517	32,871
Restructuring and facility closure expense (reversal)	(209)	1,682
Goodwill impairment	-	92,261

Income (loss) from operations	20,150	(78,845)

Foreign exchange transaction (gain) loss	(482)	684
Other expense, net	1,159	835
Interest expense, net (excluding post-petition contractual interest of $17,142 in 2004)	10,159	26,196
Reorganization expense	20,419	-

Loss before income taxes	(11,105)	(106,560)

Income tax expense	9,812	10,296

Net loss	$(20,917)	$(116,856)

Basic loss per share	$(2.96)	$(16.54)

Diluted loss per share	$(2.96)	$(16.54)

Weighted average basic shares outstanding	7,066	7,066
Weighted average diluted shares outstanding	7,066	7,066

FIBERMARK, INC. Condensed Consolidated Balance Sheets (In thousands, except share and per share amounts) Unaudited

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash	$932	$6,111
Accounts receivable, net of allowances	64,981	53,752
Inventories	68,540	63,443
Prepaid expenses	3,185	1,671

Total current assets	137,638	124,977

Property, plant and equipment, net	243,672	248,194
Goodwill	8,451	8,602
Other intangible assets, net	3,296	12,745
Other long-term assets	14	1,601
Other pension assets	3,487	3,588

Total assets	$396,558	$399,707

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Revolving credit line	$12,731	$5,906
Current portion of long-term debt	-	3,955
Accounts payable	20,717	23,168
Accrued liabilities	21,393	22,013
Accrued income taxes payable	7,231	9,930
Deferred income taxes	646	656

Total current liabilities not subject to compromise	62,718	65,628

Long-term liabilities:
Long-term debt	-	338,749
Deferred income taxes	15,293	15,528
Other long-term liabilities	44,427	48,654

Total long-term liabilities not subject to compromise	59,720	402,931

Liabilities subject to compromise	367,412	-

Total liabilities	489,850	468,559

Stockholders’ deficit:
Preferred stock, par value $.001 per share;
2,000,000 shares authorized, and none issued	-	-
Series A Junior participatory preferred stock, par value $.001;
7,066 shares authorized, and none issued	-	-
Common stock, par value $.001 per share; 20,000,000 shares authorized
7,070,026 shares issued and 7,066,226 shares outstanding in 2004 and 2003	7	7
Additional paid-in capital	65,496	65,496
Accumulated deficit	(170,028)	(149,111)
Accumulated other comprehensive income	11,268	14,791
Less treasury stock, 3,800 shares at cost in 2004 and 2003	(35)	(35)

Total stockholders’ deficit	(93,292)	(68,852)

Total liabilities and stockholders’ deficit	$396,558	$399,707

FiberMark, Inc.
Supplemental Financial Information
Reconciliation of Net Loss to EBITDAR

	Three Months Ended September 30,		Variance
	2004	2003	$	%

Net Income (Loss)	$(4,657)	$(102,937)	$98,280	95%

Adjustments to reconcile to EBITDAR
Income tax	2,248	2,223	25
Net interest	549	8,723	(8,174)
Chapter 11 reorganization expense	6,477	-	6,477
Goodwill impairment	-	92,261	(92,261)
Depreciation and amortization	4,356	3,845	511
	13,630	107,052	(93,422)

EBITDAR	$8,973	$4,115	$4,858	118%

EBITDAR is defined as earnings before, interest, taxes depreciation, amortization, goodwill impairment and reorganization expenses.

                                                                                    Exhibit 2.1

UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) )	Case No. 04-10463-cab Chapter 11 Jointly Administered

[FIRST PROPOSED]
JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
OF FIBERMARK, INC., ET AL., DEBTORS

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

- and -

OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

Dated: November 12, 2004              Co-Counsel for Debtors

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS JOINT PLAN OF REORGANIZATION HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS HAVE SEPARATELY NOTICED A HEARING TO
CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS JOINT PLAN
OF REORGANIZATION AND THE ACCOMPANYING DISCLOSURE STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	"Administrative Claim"
1.2	"Allowed"
1.3	"Banc One Equipment Financing Claim"
1.4	"Bankruptcy Code"
1.5	"Bankruptcy Court"
1.6	"Bankruptcy Rules"
1.7	"Bar Date(s)"
1.8	"Business Day"
1.9	"Cash"
1.10	"Cash Election Form"
1.11	"Chapter 11 Case"
1.12	"Claim"
1.13	"Claims Objection Deadline"
1.14	"Class"
1.15	"Coated Paper Sale/Leaseback Claim"
1.16	"Common Stock Reserve"
1.17	"Confirmation"
1.18	"Confirmation Date"
1.19	"Confirmation Hearing"
1.20	"Confirmation Order"
1.21	"Convenience Claim"
1.22	"Creditor"
1.23	"Creditors Committee"
1.24	"Cure"
1.25	"Debtor(s)"
1.26	"DIP Facility"
1.27	"DIP Facility Claim"
1.28	"Disbursing Agent"
1.29	"Disclosure Statement"
1.30	"Disputed"
1.31	"Distribution Date"
1.32	"Distribution Record Date"
1.33	"Effective Date"
1.34	"Estate(s)"
1.35	"Exit Facility"
1.36	"FiberMark"
1.37	"FiberMark Notes"
1.38	"FiberMark Interests"
1.39	"FIH"
1.40	"Final Order"
1.41	"FNA"
1.42	"GECC"
1.43	"GECC Credit Facility Claim"
1.44	"GECC Equipment Financing Claim"
1.45	"General Unsecured Claims"
1.46	"German Guaranty Claim"
1.47	"Impaired"
1.48	"Indemnification Obligation"
1.49	"Indentures"
1.50	"Indenture Trustee"
1.51	"Indenture Trustee Charging Lien"
1.52	"Indenture Trustee Expenses"
1.53	"Intercompany Claim"
1.54	"Interests"
1.55	"Key Employee Protection Order"
1.56	"Lien"
1.57	"Litigation Rights"
1.58	"Lowville Grant Claims"
1.59	"New Common Stock"
1.60	"New Equity Incentive Plan"
1.61	"New Note Indenture"
1.62	"New Notes"
1.63	"Non-Compensatory Damages Claim"
1.64	"Noteholder Claims"
1.65	"Note Reserve"
1.66	"Old FiberMark Common Stock"
1.67	"Old FiberMark Stock Options"
1.68	"Old Securities"
1.69	"Organic Change"
1.70	"Other Priority Claim"
1.71	"Other Secured Claim"
1.72	"Person"
1.73	"Petition Date"
1.74	"Plan"
1.75	"Plan Supplement"
1.76	"Priority Tax Claim"
1.77	"Professional"
1.78	"Professional Fee Claim"
1.79	"Proof of Claim"
1.80	"Pro Rata"
1.81	"Registration Rights Agreement"
1.82	"Reinstated"
1.83	"Reorganized Debtor(s)"
1.84	"Reorganized FiberMark"
1.85	"Reorganized Subsidiary Debtor(s)"
1.86	"Schedules"
1.87	"Secured Claim"
1.88	"Shareholders Agreement"
1.89	"Subordinated Claim"
1.90	"Subsidiary Debtors"
1.91	"Subsidiary Interests"
1.92	"Substantial Contribution Claim"
1.93	"Unimpaired"
1.94	"Voting Deadline"

ARTICLE II SUBSTANTIVE CONSOLIDATION
2.1	Request for Substantive Consolidation
2.2	Effect of Substantive Consolidation

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS
3.1	Introduction
3.2	Unimpaired Claims
3.3	Impaired Claims
3.4	Unimpaired Interests
3.5	Impaired Interests

ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS
4.1	Unclassified Claims
4.2	Unimpaired Classes of Claims
4.3	Impaired Classes of Claims
4.4	Classes of Interests
4.5	Reservation of Rights Regarding Claims

ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN
5.1	Impaired Classes of Claims and Interests Entitled to Vote
5.2	Acceptance by an Impaired Class
5.3	Presumed Acceptances by Unimpaired Classes
5.4	Classes Deemed to Reject Plan
5.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

ARTICLE VI MEANS FOR IMPLEMENTATION OF THE PLAN
6.1	Continued Corporate Existence
6.2	Certificates of Incorporation and By-laws
6.3	Funding
6.4	Cancellation of Old Securities and Agreements
6.5	Authorization and Issuance of New Common Stock
6.6	Authorization and Issuance of New Notes
6.7	New Equity Incentive Plan
6.8	Directors of Reorganized Debtors
6.9	Officers of Reorganized Debtors
6.10	Revesting of Assets; Releases of Liens
6.11	Post-Effective Date Restructuring Transactions
6.12	Indemnification of Debtors’ Directors, Officers, and Employees
6.13	Preservation of Rights of Action
6.14	Effectuating Documents; Further Transactions
6.15	Exemption From Certain Transfer Taxes
6.16	Corporate Action

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
7.1	Assumed Executory Contracts and Unexpired Leases
7.2	Payments Related to Assumption of Executory Contracts and Unexpired Leases
7.3	Rejected Executory Contracts and Unexpired Leases
7.4	Rejection Damages Bar Date
7.5	Compensation and Benefit Programs
7.6	Certain Indemnification Obligations
7.7	Extension of Time to Assume or Reject
7.8	Claims Arising From Assumption or Rejection

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS
8.1	Distributions for Claims Allowed as of Effective Date
8.2	Interest on Claims
8.3	Designation; Distributions by Disbursing Agent
8.4	Means of Cash Payment
8.5	Calculation of Distribution Amounts of New Common Stock and New Notes
8.6	Delivery of Distributions
8.7	Application of Distribution Record Date
8.8	Withholding and Reporting Requirements
8.9	Setoffs
8.10	Prepayment
8.11	No Distribution in Excess of Allowed Amount of Claim
8.12	Allocation of Distributions

ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS AND DISTRIBUTIONS WITH RESPECT THERETO
9.1	Prosecution of Objections to Claims
9.2	Treatment of Disputed Claims
9.3	Provisions for Disputed General Unsecured Claims

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN
10.1	Conditions to Confirmation
10.2	Conditions to Effective Date
10.3	Waiver of Conditions

ARTICLE XI RETENTION OF JURISDICTION
11.1	Scope of Retention of Jurisdiction
11.2	Failure of the Bankruptcy Court to Exercise Jurisdiction

ARTICLE XII MISCELLANEOUS PROVISIONS

12.1	Professional Fee Claims; Indenture Trustee Expenses
12.2	Administrative Claims
12.3	Payment of Statutory Fees
12.4	Modifications and Amendments
12.5	Severability of Plan Provisions
12.6	Successors and Assigns and Binding Effect
12.7	Compromises and Settlements
12.8	Releases and Satisfaction of Subordination Rights
12.9	Releases and Related Matters
12.10	Discharge of the Debtors
12.11	Injunction
12.12	Exculpation and Limitation of Liability
12.13	Term of Injunctions or Stays
12.14	Revocation, Withdrawal, or Non-Consummation
12.15	Plan Supplement
12.16	Notices
12.17	Dissolution of Creditors Committee
12.18	Computation of Time
12.19	Governing Law

JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
OF FIBERMARK, INC., ET AL., DEBTORS

INTRODUCTION

FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC (the "Debtors") hereby propose this joint plan of reorganization (the "Plan") for the resolution of their outstanding Claims (as defined herein) and Interests (as defined herein). Reference is made to the Disclosure Statement (as defined herein) distributed contemporaneously herewith for a discussion of the Debtors’ history, businesses, properties, results of operations, projections for future operations and risk factors, and a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan. The Debtors are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code (as defined herein).

All holders of Claims who are entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules (as defined herein), and Article XII of the Plan, the Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.

For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Article I of the Plan. Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

ARTICLE I

DEFINITIONS

For purposes of the Plan, (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit means such document or exhibit as it may be amended, modified, or supplemented from time to time, (c) unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan, (d) the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.1    "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the Key Employee Protection Order, (c) Professional Fee Claims, (d) Substantial Contribution Claims, (e) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (f) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (g) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, (h) the Claim of Empire State Development Corporation pursuant to the Order Under 11 U.S.C. § 365(a) Authorizing Assumption of Grant Disbursement Agreement with Empire State Development Corporation on Negotiated Terms entered on August 24, 2004, (i) the DIP Facility Claim, and (j) the German Guaranty Claim.

1.2    "Allowed" means, (a) when used with respect to an Administrative Claim, all or any portion of an Administrative Claim that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case and as to which there is no dispute as to the Debtors' liability, or that has become allowed by failure to object pursuant to Section 9.1 of the Plan; (b) when used with respect to a Claim other than an Administrative Claim, such Claim or any portion thereof (i) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (ii) as to which (x) no Proof of Claim has been filed with the Bankruptcy Court and (y) the liquidated and noncontingent amount of which is included in the Schedules (any Claim identified in the Schedules as contingent for administrative purposes only, which is not otherwise contingent in nature, shall not be considered contingent), other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (iii) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (x) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (y) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (iv) that is expressly allowed in a liquidated amount in the Plan.

1.3    "Banc One Equipment Financing Claim" means the Claim of Banc One Corporation existing under the Equipment Financing Agreement between FiberMark and Jules and Associates, Inc., dated as of December 13, 1999; Schedule 1 thereto dated as of July 5, 2000, Schedule 2 thereto dated as of September 13, 2000, and Schedule 3 thereto dated as of December 21, 2000; and related documents, agreements, and instruments; all as assigned by Jules and Associates, Inc. to Banc One Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of Banc One Leasing Corporation filed on June 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

1.4    "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as now in effect or hereafter amended.

1.5"Bankruptcy Court" means the United States Bankruptcy Court for the District of Vermont or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.

1.6    "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure.

1.7    "Bar Date(s)" means the date(s) designated by the Bankruptcy Court as the last date(s) for filing Proofs of Claim against the Debtors.

1.8    "Business Day" means any day, excluding Saturdays, Sundays, or "legal holidays" (as defined in Rule 9006(a) of the Bankruptcy Rules), on which commercial banks are open for business in New York, New York.

1.9    "Cash" means legal tender of the United States or equivalents thereof.

1.10    "Cash Election Form" means the form to be distributed to holders of General Unsecured Claims contemporaneously with the commencement of the vote solicitation process, upon which form the holders of General Unsecured Claims may elect to receive a Cash payment equal to ___% of their Allowed Claims as provided in Section 4.3(g) of the Plan.

1.11    "Chapter 11 Case" means the jointly administered Chapter 11 cases of the Debtors.

1.12    "Claim" means (a) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

1.13    "Claims Objection Deadline" means the last day for filing objections to Claims, which day shall be the latest of (a) sixty (60) days after the Effective Date, (b) thirty (30) days after the applicable Proof of Claim or request for payment of an Administrative Claim is filed, or (c) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party.

1.14    "Class" means a category of holders of Claims or Interests, as described in Article III of the Plan.

1.15    "Coated Paper Sale/Leaseback Claim" means the Claim existing under the Project Agreement among FiberMark DSI, Inc. (a predecessor in interest to FNA), FiberMark and Coated Paper, LLC dated as of October 3, 2002; the Supplemental Agreement between such parties dated as of January 29, 2003; and various related documents, agreements, and instruments; after application of adequate protection payments made under the Stipulation Providing for Post-Petition Adequate Protection or Real Property Lease Payments to Coated Paper, LLC filed on June 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

1.16    "Common Stock Reserve" means the reserve of New Common Stock established and maintained by the Disbursing Agent on account of Disputed General Unsecured Claims.

1.17    "Confirmation" means approval of the Plan by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code.

1.18    "Confirmation Date" means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

1.19    "Confirmation Hearing" means the hearing to consider Confirmation of the Plan under Section 1128 of the Bankruptcy Code.

1.20    "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

1.21    "Convenience Claim" means a Claim in an amount equal to or less than $5,000, which Claim is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim, a Lowville Grant Claim, an Other Secured Claim, a Noteholder Claim, a General Unsecured Claim, an Intercompany Claim, a Subordinated Claim, or a Non-Compensatory Damages Claim.

1.22    "Creditor" means any Person who holds a Claim against any of the Debtors.

1.23    "Creditors Committee" means the Official Committee of Unsecured Creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case, as reconstituted from time to time.

1.24    "Cure" means with respect to the assumption of an executory contract or unexpired lease pursuant to Section 365(b) of the Bankruptcy Code, (a) the distribution of Cash, or the distribution of such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under an executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law, or (b) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court.

1.25    "Debtor(s)" means, individually, FiberMark, FNA, or FIH, and collectively, FiberMark, FNA, and FIH, including in their capacity as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

1.26    "DIP Facility" means the Senior Secured, Superpriority Debtor-in-Possession Credit Agreement dated as of April 1, 2004 (as amended, supplemented or otherwise modified from time to time) by and among FNA as borrower, FiberMark and FIH as guarantors, and GECC as agent for itself and the lenders party thereto; and related loan and security documents.

1.27    "DIP Facility Claim" means the Claim existing under the DIP Facility.

1.28    "Disbursing Agent" means Reorganized FiberMark or any Person designated by the Debtors and the Creditors Committee in their joint discretion on or before the Effective Date to serve as disbursing agent under the Plan.

1.29    "Disclosure Statement" means the written disclosure statement that relates to the Plan, as amended, supplemented, or modified from time to time, and that is prepared, approved and distributed in accordance with Section 1125 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules.

1.30    "Disputed" means, with respect to any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court, a Claim:

(a)    if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent (unless identified in the Schedules as contingent for administrative purposes only and not otherwise contingent in nature), or disputed;

(b)    if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order;

(c)    for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed;

(d)    for damages based upon the rejection by a Debtor of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed;

(e)    that is disputed in accordance with the provisions of the Plan; or

(f)    if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

1.31    "Distribution Date" means (a) for any Claim that is an Allowed Claim on the Effective Date, the Effective Date or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date or (b) for any Claim that is not an Allowed Claim on the Effective Date, fifteen (15) days after the last day of the month during which the Claim becomes an Allowed Claim; provided, however, a later date may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors or any other party. As to a Noteholder Claim or a General Unsecured Claim that is entitled to subsequent distributions from the Common Stock Reserve and the Note Reserve under Sections 9.3(a) and 9.3(b) of the Plan, such term also means the additional date or dates provided in Section 9.3(c) of the Plan.

1.32    "Distribution Record Date" means the record date for determining entitlement to receive distributions under the Plan on account of Allowed Claims, which date shall be the third (3rd) Business Day after the Confirmation Date at 5:00 p.m. prevailing Eastern time.

1.33    "Effective Date" means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 10.2 of the Plan have been satisfied or waived as provided in Section 10.3 of the Plan, and is the date on which the Plan becomes effective.

1.34    "Estate(s)" means, individually, the estate of each Debtor in the Chapter 11 Case and, collectively, the estates of all Debtors in the Chapter 11 Case, created pursuant to Section 541 of the Bankruptcy Code.

1.35    "Exit Facility" means that certain revolving credit agreement (and any related documents, agreements, and instruments) to be entered into by the Reorganized Debtors as of the Effective Date as a condition to consummation of the Plan, having terms substantially in accordance with the term sheet included in the Plan Supplement, to provide a portion of the funds necessary to make payments required to be made on the Effective Date, as well as funds for working capital and other general corporate purposes after the Effective Date.

1.36    "FiberMark" means FiberMark, Inc., a Delaware corporation, which is the parent company of FNA and FIH and which, along with FNA and FIH, is a Debtor herein.

1.37    "FiberMark Notes" means the 9-3/8% Senior Notes due 2006 in the aggregate principal amount of $100,000,000 and the 10-3/4% Senior Notes due 2011 in the aggregate principal amount of $230,000,000, each issued by FiberMark and guaranteed by FNA and FIH.

1.38    "FiberMark Interests" means, collectively, all equity interests in FiberMark, including, without limitation, any preferred stock, the Old FiberMark Common Stock, the Old FiberMark Stock Options, together with any warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in FiberMark, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in FiberMark prior to the Effective Date.

1.39    "FIH" means FiberMark International Holdings LLC, a Delaware limited liability company, which is a subsidiary of FiberMark and which, along with FiberMark and FNA, is a Debtor in the Chapter 11 Case.

1.40    "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing or leave to appeal has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.41    "FNA" means FiberMark North America, Inc., a Delaware corporation, which is a subsidiary of FiberMark and which, along with FiberMark and FIH, is a Debtor in the Chapter 11 Case.

1.42    "GECC" means General Electric Capital Corporation as the administrative agent and a lender with respect to the GECC Credit Facility Claim and as agent and a lender with respect to the DIP Facility Claim.

1.43    "GECC Credit Facility Claim" means the Claim existing under the Credit Agreement dated as of November 12, 2003 (as amended from time to time) among FNA, FiberMark Lahnstein GMBH & Co. OHG and FiberMark Gessner GMBH & Co. OHG as borrowers, certain other credit parties signatory thereto, General Electric Capital Corporation as administrative agent, certain lenders signatory thereto, Bayerische Hypo- und Vereinsbank AG as fronting lender and certain other parties signatory thereto; and related documents, agreements, and instruments.

1.44    "GECC Equipment Financing Claim" means the Claim existing under the Master Security Agreement dated as of September 19, 2000 (as amended from time to time) between FiberMark and CIT Group/Equipment Financing, Inc.; the Schedule of Indebtedness and Collateral No. 1 dated as of October 25, 2000; and related documents, agreements, and instruments; all as assigned by CIT Group/Equipment Financing, Inc. to General Electric Capital Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of General Electric Capital Corporation filed on May 21, 2004, as approved by order of the Bankruptcy Court entered on May 28, 2004.

1.45    "General Unsecured Claims" means a Claim in an amount greater than $5,000 that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim, a Convenience Claim, an Other Secured Claim, a Noteholder Claim, an Intercompany Claim, a Subordinated Claim, or a Non-Compensatory Damages Claim. Any Lowville Grant Claim that is not a Secured Claim shall be treated as a General Unsecured Claim only if the holder of such Claim votes against the Plan. This definition specifically includes, without limitation, rejection damages Claims, non-priority employee Claims, non-priority tax Claims, environmental Claims, indemnification Claims, trade vendor Claims, customer Claims, escheat Claims, and litigation Claims.

1.46    "German Guaranty Claim" means the Claim existing under the Amended and Restated Guaranty dated as of April 1, 2004 (as amended, supplemented, or otherwise modified from time to time), among FiberMark, FNA and FIH as guarantors and GECC individually and as administrative agent for itself and other lenders, guaranteeing the obligations under the Amended and Restated Credit Agreement dated as of April 1, 2004 (as amended, supplemented, or otherwise modified from time to time), among FiberMark Lahnstein GmbH & Co. OHG, FiberMark Gessner GmbH & Co. OHG as borrowers, the other credit parties thereto, GECC as administrative agent and European loan agent, Bayerische Hypo-Und Vereinsbank AG as front lender, and the other lenders thereto.

1.47    "Impaired" means, with respect to any Claim or Interest, that such Claim or Interest is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.48    "Indemnification Obligation" means any obligation of any of the Debtors to indemnify, reimburse, or provide contribution pursuant to by-laws, articles or certificate of incorporation, contract, or otherwise.

1.49    "Indentures" means that certain Indenture dated as of October 15, 1996 (as amended, supplemented, or otherwise modified) between FiberMark, as issuer, and the Subsidiary Debtors, as guarantors, and the Indenture Trustee, which Indenture governs all obligations arising under or in connection with the 9-3/8% Senior Notes due 2006, and that certain Indenture dated as of April 18, 2001 (as amended, supplemented, or otherwise modified) between FiberMark, as issuer, and the Subsidiary Debtors, as guarantors, and the Indenture Trustee, which Indenture governs all obligations arising under or in connection with the 10-3/4% Senior Notes due 2011.

1.50    "Indenture Trustee" means Wilmington Trust Company, as Trustee, or its successor, in either case in its capacity as indenture trustee for the FiberMark Notes.

1.51    "Indenture Trustee Charging Lien" means any Lien or other priority in payment or right available to the Indenture Trustee pursuant to the Indentures or under any other applicable law for the payment of the Indenture Trustee Expenses.

1.52    "Indenture Trustee Expenses" means any reasonable, unpaid fees of the Indenture Trustee, and reasonable, unpaid out-of-pocket costs and expenses, including reasonable fees and expenses of counsel, incurred by the Indenture Trustee through the Effective Date, except any such costs and expenses as may be attributable to the Indenture Trustee's negligence or willful misconduct.

1.53    "Intercompany Claim" means any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. The term does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims shall be treated as General Unsecured Claims.

1.54    "Interests" means the legal, equitable, contractual, or other rights of any Person (a) with respect to FiberMark Interests, (b) with respect to Subsidiary Interests, or (c) to acquire or receive either of the foregoing.

1.55    "Key Employee Protection Order" means the Order Under 11 U.S.C. §§ 105(a) and 363(b)(1) Authorizing Implementation of Key Employee Retention and Severance Plans entered on August 6, 2004, which approved the Debtors’ Key Employee Retention Plan, Key Employee Severance Plan, and Discretionary Recognition Plan.

1.56    "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.57    "Litigation Rights" means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Section 6.13 of the Plan, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.

1.58    "Lowville Grant Claims" means the Claims existing under the Grant Agreement for CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $100,000; the Grant Agreement dated as of March 11, 2003 between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000; the Grant Agreement for Small Cities CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis as funding agency, and the associated Security Agreement dated as of March 11, 2003 between FNA as debtor and County of Lewis as secured party, providing grant funds of $750,000; the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $150,000; and the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000.

1.59    "New Common Stock" means the new common shares, par value $0.001 per share, of Reorganized FiberMark to be authorized and/or issued under Section 6.5 of the Plan as of the Effective Date, with terms substantially as set forth in the Certificate of Incorporation of Reorganized FiberMark and the By-laws of Reorganized FiberMark to be included in the Plan Supplement.

1.60    "New Equity Incentive Plan" means the new management and directors equity incentive plan to be adopted by the Board of Directors of Reorganized FiberMark pursuant to Section 6.7 of the Plan.

1.61    "New Note Indenture" means the indenture to be dated as of the Effective Date, governing the New Notes, substantially in the form of such document to be included in the Plan Supplement.

1.62    "New Notes" means the up to $140,000,000 in aggregate principal amount of secured second lien notes to be issued by Reorganized FiberMark on the Effective Date, which notes shall be governed by the New Note Indenture and shall have terms and conditions that are customary for high yield debt instruments.

1.63    "Non-Compensatory Damages Claim" means any Claim against any of the Debtors for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term shall not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim to be an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Other Secured Claim, General Unsecured Claim, or Subordinated Claim.

1.64    "Noteholder Claims" means any Claim arising from or relating to the FiberMark Notes, other than any Indenture Trustee Expenses.

1.65    "Note Reserve" means the reserve of New Notes established and maintained by the Disbursing Agent on account of Disputed General Unsecured Claims.

1.66    "Old FiberMark Common Stock" means, the shares of the common stock, par value $0.001 per share, of FiberMark issued and outstanding as of the Petition Date.

1.67    "Old FiberMark Stock Options" means the stock options issued by FiberMark and outstanding as of the Petition Date that give the holders of such options the right to purchase Old FiberMark Common Stock.

1.68    "Old Securities" means, collectively, the FiberMark Interests, specifically including the Old FiberMark Common Stock and the Old FiberMark Stock Options, and the FiberMark Notes.

1.69    "Organic Change" means any transaction or series of transactions pursuant to which Reorganized FiberMark reorganizes its capital, consolidates or merges with or into another Person or enters into a business combination with another Person (in the case of a consolidation, merger or business combination, where Reorganized FiberMark is not the surviving Person), or sells, transfers, or otherwise disposes of all or substantially all of its property, assets, or business to another Person.

1.70    "Other Priority Claim" means a Claim against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

1.71    "Other Secured Claim" means a Secured Claim arising prior to the Petition Date against any of the Debtors, other than a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, or a Coated Paper Sale/Leaseback Claim. Any Lowville Grant Claim that is a Secured Claim shall be treated as an Other Secured Claim only if the holder of such Claim votes against the Plan.

1.72    "Person" means any individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

1.73    "Petition Date" means March 30, 2004, the date on which the Debtors filed their petitions for relief commencing the cases that are being administered as the Chapter 11 Case.

1.74    "Plan" means this joint plan of reorganization under Chapter 11 of the Bankruptcy Code and all exhibits annexed hereto or referenced herein, as the same may be amended, modified, or supplemented from time to time.

1.75    "Plan Supplement" means the supplement to the Plan containing the term sheet for the Exit Facility and the forms of the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark, the New Note Indenture, the Shareholders Agreement, and the Registration Rights Agreement.

1.76    "Priority Tax Claim" means a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

1.77    "Professional" means any professional employed in the Chapter 11 Case pursuant to Section 327 or 1103 of the Bankruptcy Code, and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Section 503(b) of the Bankruptcy Code.

1.78    "Professional Fee Claim" means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services rendered after the Petition Date and prior to and including the Effective Date.

1.79    "Proof of Claim" means a Proof of Claim filed with the Bankruptcy Court in connection with the Chapter 11 Case.

1.80    "Pro Rata" means, at any time, the proportion that the amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to the aggregate amount of all Claims (including Disputed Claims) in such Class or Classes, unless the Plan provides otherwise.

1.81    "Registration Rights Agreement" means the registration rights agreement to be included in the Plan Supplement, which shall provide for registration rights to certain of the holders of New Common Stock.

1.82    "Reinstated" means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

1.83    "Reorganized Debtor(s)" means, individually, any reorganized Debtor or its successor and, collectively, all reorganized Debtors or their successors, on or after the Effective Date.

1.84    "Reorganized FiberMark" means reorganized FiberMark or its successor, on and after the Effective Date.

1.85    "Reorganized Subsidiary Debtor(s)" means, individually, a reorganized Subsidiary Debtor or its successor and, collectively, both reorganized Subsidiary Debtors or their successors, on or after the Effective Date.

1.86    "Schedules" means the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or orders of the Bankruptcy Court.

1.87    "Secured Claim" means a Claim that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under Section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to Section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim.

1.88    "Shareholders Agreement" means the shareholders agreement to be included in the Plan Supplement, which shall provide for, among other things, the procedures for the election of the board of directors of Reorganized FiberMark.

1.89    "Subordinated Claim" means any Claim against any of the Debtors that is subordinated pursuant to Section 510(b) or 510(c) of the Bankruptcy Code, which shall include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim.

1.90    "Subsidiary Debtors" means, collectively, FNA and FIH, each of which is a Debtor in the Chapter 11 Case.

1.91    "Subsidiary Interests" means, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, as of the Petition Date, which stock and interests are owned by FiberMark.

1.92    "Substantial Contribution Claim" means a claim for compensation or reimbursement of costs and expenses relating to services rendered in making a substantial contribution in the Chapter 11 Case pursuant to Section 503(b)(3), (4), or (5) of the Bankruptcy Code.

1.93    "Unimpaired" means, with respect to any Claim, that such Claim is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.94    "Voting Deadline" means the deadline established by the Bankruptcy Court by which the holders of Claims in Classes that are entitled to vote on the Plan must submit the ballot indicating each such holder’s vote on the Plan.

ARTICLE II

SUBSTANTIVE CONSOLIDATION

2.1	Request for Substantive Consolidation

This Plan constitutes a motion for substantive consolidation of the liabilities and properties of the Debtors, the confirmation of the Plan shall constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting and conclusions providing for substantive consolidation on the terms set forth in Section 2.2 of this Plan.

2.2	Effect of Substantive Consolidation

As a result of the substantive consolidation of the liabilities and properties of the Debtors, except as otherwise provided in the Plan, (i) the separate Chapter 11 cases of the Debtors shall be consolidated into the case of FiberMark as a single consolidated case; (ii) all property of the Estate of each Debtor shall be deemed to be property of the consolidated Estates; (iii) all Claims against each Estate shall be deemed to be Claims against the consolidated Estates, any proof of claim filed against one or more of the Debtors shall be deemed to be a single claim filed against the consolidated Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor shall be deemed expunged; (iv) no distributions under this Plan shall be made on account of Intercompany Claims; (v) all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of any other of the Debtors (other than guarantees existing under any assumed executory contracts or unexpired leases) shall be eliminated, and no distributions under this Plan shall be made on account of Claims based upon such guarantees; (vi) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one consolidated entity so that, subject to the other provisions of Section 553, pre-petition debts due to any of the Debtors may be set off against the pre-petition debts of any other of the Debtors; and (vii) no distributions under this Plan shall be made on account of any Subsidiary Interests.

Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under this Plan; substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation shall not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation. Substantive consolidation shall not affect the obligation of each of the Debtors or the Reorganized Debtors, pursuant to Section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the United States Trustee until such time as a particular Chapter 11 case is closed, dismissed or converted.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1	Introduction

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such unclassified claims is set forth in Section 4.1 of the Plan.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

3.2	Unimpaired Claims

Class 1: Other Priority Claims

Class 1 consists of all Other Priority Claims.

Class 2: GECC Credit Facility Claim

Class 2 consists of the GECC Credit Facility Claim.

Class 3: Convenience Claims

Class 3 consists of all Convenience Claims.

3.3	Impaired Claims

Class 4: GECC Equipment Financing Claim

Class 4 consists of the GECC Equipment Financing Claim.

Class 5: Banc One Equipment Financing Claim

Class 5 consists of the Banc One Equipment Financing Claim.

Class 6: Coated Paper Sale/Leaseback Claim

Class 6 consists of the Coated Paper Sale/Leaseback Claim.

Class 7: Lowville Grant Claims

Class 7 consists of the Lowville Grant Claims.

Class 8: Other Secured Claims

Class 8 consists of separate sub-Classes for each Other Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including for voting purposes.

Class 9: Noteholder Claims

Class 9 consists of all Noteholder claims.

Class 10: General Unsecured Claims

Class 10 consists of all General Unsecured Claims.

Class 11: Intercompany Claims

Class 11 consists of all Intercompany Claims.

Class 12: Subordinated Claims

Class 12 consists of all Subordinated Claims.

Class 13: Non-Compensatory Damages Claims

Class 13 consists of all Non-Compensatory Damages Claims.

3.4	Unimpaired Interests

Class 14: Subsidiary Interests

Class 14 consists of all Subsidiary Interests.

3.5	Impaired Interests

Class 15: FiberMark Interests

Class 15 consists of all FiberMark Interests.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1	Unclassified Claims

(a)  Administrative Claims

With respect to each Allowed Administrative Claim, except as otherwise provided for herein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which the applicable Debtor, the Creditors Committee, and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

The DIP Facility Claim shall be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed DIP Facility Claim shall receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim, or (ii) such different treatment as to which the Debtors, the Creditors Committee, and such holders shall have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors shall be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

The German Guaranty Claim shall be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed German Guaranty Claim shall receive, on the later of the Effective Date or the date on which such German Guaranty Claim becomes payable pursuant to any agreement between the Debtors and the holders of such German Guaranty Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed German Guaranty Claim, (i) Cash equal to the full amount of such Allowed German Guaranty Claim, or (ii) such different treatment as to which the Debtors, the Creditors Committee, and such holders shall have agreed upon in writing.

(b)  Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtors and the Creditors Committee in their joint discretion, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor, the Creditors Committee, and such holder shall have agreed upon in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

4.2	Unimpaired Classes of Claims

(a)  Class 1: Other Priority Claims

On, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Allowed Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment as to which the applicable Debtor, the Creditors Committee, and such holder shall have agreed upon in writing.

(b)  Class 2: GECC Credit Facility Claim

The holders of the Allowed GECC Credit Facility Claim shall receive, on the later of the Effective Date or the date on which such GECC Credit Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such GECC Credit Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed GECC Credit Facility Claim, (i) Cash equal to the full amount of such Allowed GECC Credit Facility Claim, or (ii) such different treatment as to which the Debtors, the Creditors Committee, and such holders shall have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the Credit Agreement giving rise to the GECC Credit Facility Claim, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors shall be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

(c)  Class 3: Convenience Claims

On, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Convenience Claim, Cash in an amount equal to the lesser of (i) the Allowed amount of such Claim or (ii) $5,000.

4.3	Impaired Classes of Claims

(a)	Class 4: GECC Equipment Financing Claim

The legal, equitable, and contractual rights of the holder of the GECC Equipment Financing Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order for a Claim to be considered Reinstated.

(b)	Class 5: Banc One Equipment Financing Claim

The legal, equitable, and contractual rights of the holder of the Banc One Equipment Financing Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order for a Claim to be considered Reinstated.

(c)	Class 6: Coated Paper Sale/Leaseback Claim

The legal, equitable, and contractual rights of the holder of the Coated Paper Sale/Leaseback Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order for a Claim to be considered Reinstated.

(d)	Class 7: Lowville Grant Claims

A vote in favor of the Plan by the holder of a Lowville Grant Claim shall constitute (i) the agreement by such holder that the Reorganized Debtors shall be obligated to pay such holder’s Claim only if they fail to maintain requisite levels of employment at their facility in Lowville, New York and (ii) the express waiver by such holder of any other breach, event of default or other act or omission giving rise to an obligation to pay the Claim. Subject to and as modified by such agreement and waiver, the legal, equitable, and contractual rights of the holder of a Lowville Grant Claim voting in favor of the Plan shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which any such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order for a Claim to be considered Reinstated.

A vote against the Plan by the holder of a Lowville Grant Claim shall result in the treatment of such holder’s Claim as an Other Secured Claim in Class 8 if and to the extent such Claim is a Secured Claim or as a General Unsecured Claim in Class 10 if and to the extent such Claim is not a Secured Claim.

(e)	Class 8: Other Secured Claims

On the Effective Date, as shall have been determined by the Debtors and the Creditors Committee in their joint discretion, either (i) the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim shall be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code, provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order for a Claim to be considered Reinstated; (ii) each holder of an Allowed Other Secured Claim shall (A) retain the Liens securing such Allowed Other Secured Claim and (B) receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property; (iii) the collateral securing such Allowed Other Secured Claim shall be surrendered to the holder of such Allowed Other Secured Claim; or (iv) each holder of an Allowed Other Secured Claim shall be paid in full on the Effective Date. The failure to object to any Other Secured Claim in the Chapter 11 Case shall be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Other Secured Claim.

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Other Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements governing such Claim until such Allowed Claim is paid in full. Nothing in this Section 4.3(e) or elsewhere in the Plan shall preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

(f)	Class 9: Noteholder Claims

The Noteholder Claims shall be deemed Allowed in an aggregate amount not to exceed $345,629,166.67 for all purposes of the Plan and the Chapter 11 Case. Each holder of an Allowed Noteholder Claim, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, shall receive on the Distribution Date its Pro Rata share (together with all other holders of Allowed Noteholder Claims and all holders of Allowed General Unsecured Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of (i) 10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan, and (ii) up to $140,000,000 aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date; provided, however, that such distributions shall be subject to the Indenture Trustee Charging Lien to the extent of any Indenture Trustee Expenses that are not paid pursuant to Section 12.1(c) of the Plan.

(g)	Class 10: General Unsecured Claims

Each holder of an Allowed General Unsecured Claim, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed General Unsecured Claim, shall receive on the Distribution Date its Pro Rata share (together with all other holders of Allowed General Unsecured Claims and all Allowed Noteholder Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of (i) 10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan, and (ii) up to $140,000,000 aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date, subject to reduction or satisfaction as set forth in Section 9.3(b) of the Plan.

Alternatively, and in lieu of the foregoing, certain holders of Allowed General Unsecured Claim (to be determined) shall be permitted to elect, by returning to the Debtors a completed Cash Election Form by the Voting Deadline, to receive on the Distribution Date a Cash payment in an amount equal to ___% of such holder’s Allowed General Unsecured Claim, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed General Unsecured Claim. To the extent that a third party desires to fund such Cash payment by acquiring the Allowed Claim of an electing holder, the Debtors shall facilitate such acquisition. In the absence of third party funding, the Debtors shall fund such Cash payment.

(h)	Class 11: Intercompany Claims

No holder of an Intercompany Claim shall receive or retain any property under the Plan on account of such Claim; provided, however, if necessary for tax planning purposes, Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied or preserved shall be discharged as of the Effective Date.

(i)	Class 12: Subordinated Claims

The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims. All Subordinated Claims shall be discharged as of the Effective Date.

(j)	Class 13: Non-Compensatory Damages Claims

The holders of Non-Compensatory Damages Claims shall not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims shall be discharged as of the Effective Date.

4.4	Classes of Interests

(a)	Class 14: Subsidiary Interests

For the deemed benefit of the holders of the New Notes and the New Common Stock, FiberMark shall retain its equity interests in FNA and FIH, subject to any applicable restrictions arising under the Exit Facility.

(b)	Class 15: FiberMark Interests

All FiberMark Interests of any kind, including, without limitation, the Old FiberMark Common Stock, the Old FiberMark Stock Options or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), shall be cancelled as of the Effective Date and the holders thereof shall not receive or retain any property under the Plan on account of such Interests.

4.5	Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN

5.1	Impaired Classes of Claims and Interests Entitled to Vote

Holders of Claims and Interests in each Impaired Class of Claims or Interests are entitled to vote as a Class to accept or reject the Plan, other than Classes that are deemed to reject the Plan as provided in Section 5.4 of the Plan. Accordingly, the votes of holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 shall be solicited with respect to the Plan.

5.2	Acceptance by an Impaired Class

In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

5.3	Presumed Acceptances by Unimpaired Classes

Classes 1, 2, 3, and 14 are Unimpaired under the Plan. Under Section 1126(f) of the Bankruptcy Code, holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim holders shall not be solicited.

5.4	Classes Deemed to Reject Plan

Holders of Claims and Interests in Classes 11, 12, 13, and 15 are not entitled to receive or retain any property under the Plan. Under Section 1126(g) of the Bankruptcy Code, such holders are deemed to have rejected the Plan, and the votes of such holders shall not be solicited.

5.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, the Plan Supplement, or any exhibit, including to amend or modify it to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1	Continued Corporate Existence

The Reorganized Debtors shall continue to exist after the Effective Date as separate legal entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, memorandum of association, articles of association, and by-laws are amended pursuant to the Plan.

6.2	Certificates of Incorporation and By-laws

The certificate or articles of incorporation and by-laws of each Debtor, as applicable, shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Certificate of Incorporation and By-laws of Reorganized FiberMark shall be in substantially the forms of such documents included in the Plan Supplement.

6.3	Funding

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents.

6.4	Cancellation of Old Securities and Agreements

(a)    On the Effective Date, except as otherwise provided for herein, (a) the Old Securities, including, without limitation, the FiberMark Notes, the FiberMark Interests, and any other note, bond, or indenture evidencing or creating any public indebtedness or obligation of any Debtor shall be deemed extinguished, cancelled and of no further force or effect, and (b) the obligations of the Debtors (and Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor with respect to the Old Securities shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the FiberMark Notes and the Indentures shall continue in effect solely for the purposes of (i) allowing the holders of the FiberMark Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent or the Indenture Trustee, as the case may be, to make distributions on account of the Noteholder Claims, and (iii) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, the Indenture Trustee Charging Lien and any indemnification rights provided by the Indentures.

(b)    Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under this Plan, the Confirmation Order and/or under the terms of the Indentures, the Indenture Trustee and its agents shall be relieved of, and released from, all obligations associated with the FiberMark Notes arising under the Indentures or under other applicable agreements or law and the Indentures shall be deemed to be discharged.

6.5	Authorization and Issuance of New Common Stock

(a)  Reorganized FiberMark shall (i) authorize on the Effective Date 100,000,000 shares of New Common Stock; (ii) issue on the Distribution Dates up to an aggregate of 10,000,000 shares of New Common Stock for distribution to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims, including amounts necessary to establish the Common Stock Reserve for Disputed General Unsecured Claims; (iii) reserve for issuance the number of shares of New Common Stock necessary to provide required distributions to holders of subsequently Allowed General Unsecured Claims in the event the Common Stock Reserve is insufficient to satisfy such distributions; and (iv) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of options granted under the New Equity Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions).

(b)  The New Common Stock issued under the Plan shall be subject to dilution based upon (i) the issuance of New Common Stock pursuant to the New Equity Incentive Plan as set forth in Section 6.7 of the Plan, (ii) the issuance of New Common Stock to provide required distributions to holders of subsequently Allowed General Unsecured Claims in the event the Common Stock Reserve is insufficient to satisfy such distributions, and (iii) any other shares of New Common Stock issued post-emergence.

(c)  The issuance and distribution of the New Common Stock pursuant to distributions under the Plan to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims shall be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

(d)  As of the Effective Date, upon the filing of the necessary certifications with the Securities and Exchange Commission, it is intended that Reorganized FiberMark shall not be a "public" company and shall not be subject to periodic filing requirements pursuant to the Securities Exchange Act of 1934. The rights of the holders of New Common Stock shall be as provided for in the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark, the Registration Rights Agreement, and the Shareholders Agreement, which shall include restrictions on transfer of the New Common Stock.

6.6	Authorization and Issuance of New Notes

On the Effective Date, Reorganized FiberMark shall issue the New Notes for distribution to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims, including amounts necessary to establish the Note Reserve for Disputed General Unsecured Claims. The issuance and distribution of the New Notes pursuant to distributions under the Plan to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims shall be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark, the New Note Indenture, or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.

6.7	New Equity Incentive Plan

On the Effective Date, Reorganized FiberMark shall be authorized and directed, subject to all requisite shareholder approvals, to establish and implement the New Equity Incentive Plan on or before the 6-month anniversary of the Effective Date for up to 10% of the total amount of New Common Stock issued on the Effective Date. Awards granted thereunder may be in the form of options, stock, restricted stock, and other forms of equity grants. The New Equity Incentive Plan shall be promulgated by the Board of Directors of Reorganized FiberMark or a subcommittee thereof (collectively, the "Board") for the benefit of such members of management, employees, and directors of Reorganized FiberMark and any of its subsidiaries as are designated by the Board, in its sole and absolute discretion, on such terms as to timing of issuance, manner and timing of vesting, duration, individual entitlement and all other terms, as such terms are determined by the Board in its sole and absolute discretion. The New Equity Incentive Plan may be amended or modified from time to time by the Board. No members of management, employees, and directors of Reorganized FiberMark and its subsidiaries who are entitled to receive awards pursuant to the New Equity Incentive Plan shall be obligated to participate in such plan.

6.8	Directors of Reorganized Debtors

(a)  The initial Board of Directors of Reorganized FiberMark shall be comprised of seven (7) directors, who shall be designated by the Creditors Committee in accordance with the Shareholders Agreement. The designation shall be announced in a filing made with the Bankruptcy Court no later than five (5) days prior to the Confirmation Hearing.

(b)  The existing directors of the Subsidiary Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities.

6.9	Officers of Reorganized Debtors

(a)  The existing senior officers of FiberMark shall serve initially in the same capacities after the Effective Date for Reorganized FiberMark until replaced or removed in accordance with the Certificate of Incorporation of Reorganized FiberMark and By-laws of Reorganized FiberMark.

(b)   The existing senior officers of the Subsidiary Debtors shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities.

6.10	Revesting of Assets; Releases of Liens

Except as otherwise provided herein, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

6.11	Post-Effective Date Restructuring Transactions

On, as of, or after the Effective Date, each of the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such transactions or actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the New Note Indenture, or the Exit Facility. Such transactions or actions may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate.

6.12	Indemnification of Debtors’ Directors, Officers, and Employees

(a)  Upon the Effective Date, the certificate of incorporation, memorandum of association, articles of association and by-laws, as applicable, of Reorganized FiberMark and each Reorganized Subsidiary Debtor shall contain provisions which (i) eliminate the personal liability of the directors, officers, and key employees of the Debtors serving on and after the Petition Date and the directors, officers, and key employees of the Reorganized Debtors serving on and after the Effective Date for monetary damages resulting from breaches of their fiduciary duties (other than for willful misconduct or gross negligence) and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors' directors, officers, and key employees (as identified by the Chief Executive Officer of the Reorganized Debtors) serving immediately prior to, on, or after the Effective Date for all claims and actions (other than for willful misconduct or gross negligence), including, without limitation, for pre-Effective Date acts and occurrences.

(b)  On or as of the Effective Date, the Reorganized Debtors shall enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or member of management of such Reorganized Debtor as of the Effective Date.

6.13	Preservation of Rights of Action

Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor shall retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

If, as a result of the pursuit of any Litigation Rights, a Claim would arise from a recovery pursuant to Section 550 of the Bankruptcy Code after distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article IV of the Plan, the Reorganized Debtors shall be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim under the Plan, thereby effectively treating the Claim through the reduction.

6.14	Effectuating Documents; Further Transactions

The chief executive officer, the president, the chief financial officer, the general counsel or any other appropriate officer of Reorganized FiberMark, or any applicable Reorganized Subsidiary Debtor, as the case may be, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of Reorganized FiberMark, or any applicable Reorganized Subsidiary Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

6.15	Exemption From Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by a Debtor or a Reorganized Debtor to secure the Exit Facility, shall not be taxed under any law imposing a stamp tax, real estate transfer tax, sales or use tax, or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement.

6.16	Corporate Action

On the Effective Date, the adoption and filing of the Certificate of Incorporation of Reorganized FiberMark and the By-laws of Reorganized FiberMark, the appointment of directors and officers of Reorganized FiberMark, and all actions contemplated hereby shall be authorized and approved in all respects pursuant to this Plan. All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers or directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents except for express consents required under this Plan.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

7.1	Assumed Executory Contracts and Unexpired Leases

(a)  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party unless such executory contract or unexpired lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the executory contract and unexpired lease assumptions described above, as of the Effective Date.

(b)  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

7.2	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to each such contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Reorganized Debtors shall be authorized to reject any executory contract or unexpired lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Reorganized Debtors.

7.3	Rejected Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any executory contract or unexpired lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such executory contract or unexpired lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

7.4	Rejection Damages Bar Date

If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Reorganized Debtors within thirty (30) days after entry of the order authorizing the rejection of such executory contract or unexpired lease. The foregoing applies only to Claims arising from the rejection of an executory contract or unexpired lease; any other Claims held by a party to a rejected contract or lease shall have been evidenced by a proof of claim filed by earlier applicable bar dates or shall be barred and unenforceable.

7.5	Compensation and Benefit Programs

(a)  Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iv) previously terminated, all employee compensation and benefit programs of the Debtors, including, without limitation, all health and welfare plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, and all programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan. Nothing contained herein shall be deemed to modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors’ and the Reorganized Debtors' rights of termination and amendment thereunder.

(b)  Subject to the rights of the Debtors and the Reorganized Debtors to terminate or amend as provided for in Section 7.5(a) of the Plan, the Reorganized Debtors shall continue after the Effective Date all of their defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. §§ 1301-1461. As part of the continuation of the defined benefit pension plans, subject to any such termination or amendment, the Reorganized Debtors shall meet the minimum funding standards under ERISA and the Internal Revenue Code, pay all insurance premiums owed to the Pension Benefit Guaranty Corporation (the "PBGC"), and administer and operate the defined benefit pension plans in accordance with their terms and ERISA. Nothing in this Plan is intended to release or discharge any statutory liability or obligation of the Debtors or the Reorganized Debtors with respect to the PBGC or the defined benefit pension plans. Neither the PBGC nor any of the defined benefit pension plans shall be enjoined or precluded from enforcing such liability as a result of the Plan.

(c)  The Key Employee Protection Order is incorporated herein by reference. All rights, claims, interests, entitlements, and obligations of the Debtors under the Key Employee Protection Order and under the Key Employee Retention Plan, the Key Employee Severance Plan, and the Discretionary Recognition Plan approved by such order shall continue in full force and effect after the Effective Date as rights, claims, interests, entitlements, and obligations of the Reorganized Debtors.

(d)  The Debtors’ supplemental executive retirement plans, deferred compensation plans, and related trust agreements shall terminate as of the Effective Date; to the extent such plans and agreements (and any separate agreements that may incorporate such plans and agreements) are considered to be executory contracts, such plans and agreements (and any separate agreements that may incorporate such plans and agreements) shall be deemed to be rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order; and the Claims of all vested participants in such plans shall be treated as General Unsecured Claims under the Plan.

(e)  As of the Effective Date, any and all stock based incentive plans and stock ownership plans of the Debtors entered into before the Effective Date shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order.

7.6	Certain Indemnification Obligations

(a)  Indemnification Obligations owed to those of the Debtors' directors, officers, and employees serving on and after the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan, and such Indemnification Obligations (subject to any defenses thereto) shall survive the Effective Date of the Plan and remain unaffected by the Plan, irrespective of whether obligations are owed in connection with a pre-Petition Date or post-Petition Date occurrence. All other Indemnification Obligations owed to any person who was a director, officer, or employee of the Debtor prior to the Petition Date shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order (unless assumed or rejected upon motion by a Final Order).

(b)  Indemnification Obligations owed to any Professionals pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

7.7	Extension of Time to Assume or Reject

Notwithstanding anything set forth in Article VII of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 7.1(a) of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court's determination that the contract is executory or the lease is unexpired.

7.8	Claims Arising From Assumption or Rejection

All Allowed Claims arising from the assumption of any executory contract or unexpired lease shall be treated as Administrative Claims pursuant to Section 4.1(a) of this Plan; all Allowed Claims arising from the rejection of an executory contract or unexpired lease shall be treated as General Unsecured Claims pursuant to Section 4.3(g) of this Plan unless otherwise ordered by Final Order of the Bankruptcy Court; and all other Allowed Claims relating to an executory contract or unexpired lease shall have such status as they may be entitled to under the Bankruptcy Code as determined by Final Order of the Bankruptcy Court.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1	Distributions for Claims Allowed as of Effective Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims as of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date. Distributions on account of Claims that first become Allowed Claims after the applicable Distribution Date shall be made pursuant to Section 9.2 of the Plan. The Reorganized Debtors shall have the right, in their discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.

8.2	Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

8.3	Designation; Distributions by Disbursing Agent

(a)  The Debtors and the Creditors Committee shall, in their joint discretion, on or before the Effective Date, designate the Person to serve as the Disbursing Agent under the Plan on mutually agreeable terms and conditions.

(b)  Unless otherwise provided herein, the Disbursing Agent shall make all distributions of New Common Stock and New Notes required to be made on the respective Distribution Dates under the Plan and such other distributions as are delegated to the Disbursing Agent by Reorganized FiberMark.

(c)  The Indenture Trustee shall make distributions on account of the Noteholder Claims in accordance with the terms of the Indenture, subject to the terms of the Plan, or shall have the right to delegate such distributions to the Disbursing Agent.

(d)  If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from Reorganized FiberMark. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

8.4	Means of Cash Payment

Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.

For purposes of effectuating distributions under the Plan, any Claim denominated in foreign currency shall be converted to U.S. Dollars pursuant to the applicable published exchange rate in effect on the Petition Date.

8.5	Calculation of Distribution Amounts of New Common Stock and New Notes

No fractional shares of New Common Stock shall be issued or distributed under the Plan. Each Person entitled to receive New Common Stock shall receive the total number of whole shares of New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of shares of New Common Stock, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number. Notwithstanding the foregoing, whenever rounding to the next lower whole number would result in such Person receiving zero shares of New Common Stock, such Person shall receive one (1) share of New Common Stock. If two or more Persons are entitled to equal fractional entitlements and the aggregate amount of New Common Stock that would otherwise be issued to such Persons with respect to such fractional entitlements as a result of such rounding exceeds the number of whole shares which remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

The New Notes shall be issued only in increments of $1000. Whenever any distribution to a particular Person would otherwise call for distribution of an amount exceeding any such increment, such distribution shall be rounded to the next higher or lower increment as follows: (a) amounts one-half (½) or greater of the increment shall be rounded up to the full increment amount and (b) amounts of less than one-half (½) if the increment shall be rounded down and no distribution shall be made with respect thereto. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

8.6	Delivery of Distributions

Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors or the Reorganized Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors, or the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Debtors, the Reorganized Debtors, or the Disbursing Agent have not received a written notice of a change of address, (d) in the case of an GECC Credit Agreement Claim, to GECC, or (e) in the case of the holder of a Noteholder Claim, distributions shall be sent to the Indenture Trustee or as directed by the Indenture Trustee. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Unless otherwise agreed between the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Distribution Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for an unclaimed distribution, the Reorganized Debtors shall deliver the applicable unclaimed property to the Disbursing Agent for distribution pursuant to the Plan. Nothing contained in the Plan shall require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

8.7	Application of Distribution Record Date

At the close of business on the Distribution Record Date, the claims registers for all Claims and the transfer ledgers for the FiberMark Notes shall be closed, and there shall be no further changes in the record holders of such Claims or FiberMark Notes. The Reorganized Debtors, the Disbursing Agent, the Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims or FiberMark Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers or transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

8.8	Withholding and Reporting Requirements

In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 8.6 of the Plan.

8.9	Setoffs

The Reorganized Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

8.10	Prepayment

Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

8.11	No Distribution in Excess of Allowed Amount of Claim

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim (excluding payments on account of interest due and payable from and after the Effective Date pursuant to the Plan).

8.12	Allocation of Distributions

All distributions received under the Plan by holders of Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS AND
DISTRIBUTIONS WITH RESPECT THERETO

9.1	Prosecution of Objections to Claims

(a)  Objections to Claims

All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier. The Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

(b)  Authority to Prosecute Objections

After the Effective Date, only the Reorganized Debtors shall have the authority to file objections to Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including Claims for reclamation under Section 546(c) of the Bankruptcy Code. The Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

(c)  Creditors Committee Board Designee to Monitor Objections

The Board of Directors of Reorganized FiberMark shall select one of the members designated by the Creditors Committee to oversee the objection process and ensure that the actions taken by the Reorganized Debtors with respect to filing objections to Claims and settling, compromising, withdrawing, or litigating to judgment any such objections are in the best interests of the holders of the New Notes and the New Common Stock.

9.2	Treatment of Disputed Claims

(a)  No Distributions Pending Allowance

Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim.

(b)  Distributions on Account of Disputed Claims Once They Are Allowed

The Disbursing Agent shall, on the applicable Distribution Dates, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions shall be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions shall be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

9.3	Provisions for Disputed General Unsecured Claims

(a)  Common Stock Reserve; Additional Issuances

On the Effective Date, the Debtors and the Creditors Committee shall jointly (i) determine the amount of the New Common Stock reasonably calculated to be sufficient to provide distributions to Disputed General Unsecured Claims that are expected to become Allowed Claims and (ii) direct the Disbursing Agent to establish the Common Stock Reserve with the requisite amount of New Common Stock. In the event that the amount of New Common Stock in the Common Stock Reserve proves to be insufficient to satisfy all Disputed General Unsecured Claims that subsequently become Allowed Claims, the Reorganized Debtors shall issue additional shares of New Common Stock as necessary to ensure that all holders of Allowed General Unsecured Claims and Allowed Noteholder Claims ultimately receive the same Pro Rata distribution of New Common Stock.

(b)  Note Reserve; Deemed Reductions in Issued Notes

On the Effective Date, the Debtors and the Creditors Committee shall jointly (i) determine the amount of the New Notes reasonably calculated to be sufficient to provide distributions to Disputed General Unsecured Claims that are expected to become Allowed Claims and (ii) direct the Disbursing Agent to establish the Note Reserve with the requisite amount of New Notes.

(c)  Redistribution of Reserved Amounts

With respect to the shares of New Common Stock held in the Common Stock Reserve on account of Disputed General Unsecured Claims, not later than the one hundred twentieth (120th) day following the Distribution Date and not less frequently than every one hundred twentieth (120th) day thereafter, the Disbursing Agent, as directed by the Reorganized Debtors, shall calculate the amount, if any, by which the number of such shares exceeds the number that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, in the event the Disbursing Agent determines, as directed by the Reorganized Debtors, that an excess exists that would result in distributions in the aggregate of at least 10,000 shares of New Common Stock, such excess shall be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims. With respect to the final distribution, all remaining shares in the Common Stock Reserve shall be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims unless the number of shares is de minimis and the cost of the distribution, as determined by the Reorganized Debtors, would exceed the value of the remaining shares. Any shares of New Common Stock not distributed shall be cancelled.

With respect to the New Notes held in the Note Reserve on account of Disputed General Unsecured Claims, not later than the one hundred twentieth (120th) day following the Distribution Date and not less frequently than every one hundred twentieth (120th) day thereafter, the Disbursing Agent, as directed by the Reorganized Debtors, shall calculate the amount, if any, by which such New Notes exceeds the amount that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, in the event the Disbursing Agent determines that an excess exists that would result in distributions in the aggregate of at least $100,000 in New Notes, such excess shall be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims. With respect to the final distribution, the remaining amount of New Notes in the Note Reserve shall be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims unless such remaining amount is de minimis and the cost of the distribution would exceed such remaining amount. Any of the New Notes that are not distributed shall be cancelled.

(d)  Organic Change

After the Effective Date, if Reorganized FiberMark consummates an Organic Change, then the successor or acquiring entity shall assume Reorganized FiberMark's obligations regarding payment of Disputed Claims and shall adjust the reserve and payout for potential payment of Disputed Claims such that the reserve and payout consists of the consideration, if any, that would have been paid with respect to the remaining New Common Stock and New Notes reserved for Disputed Claims had such New Common Stock and New Notes been outstanding immediately prior to the consummation of the Organic Change.

(e)  No Reserve for Other Claims

No reserve shall be required with respect to payments or other distributions to be made under the Plan to any Claim that is not a Noteholder Claim or a General Unsecured Claim.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

10.1	Conditions to Confirmation

The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Section 10.3 of the Plan:

(a)  an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code shall have been entered; and

(b)  the proposed Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, GECC, and the Creditors Committee.

10.2	Conditions to Effective Date

The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 10.3 of the Plan:

(a)  the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Debtors, GECC, and the Creditors Committee, and shall, among other things:

(i)  provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)  approve the Exit Facility;

(iii)  authorize the issuance of the New Common Stock and the New Notes; and

(iv)  provide that notwithstanding Rule 3020(e) of the Bankruptcy Rules, the Confirmation Order shall be immediately effective, subject to the terms and conditions of the Plan;

(b)  the Confirmation Order shall not then be stayed, vacated, or reversed;

(c)  the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark, the Exit Facility, the New Note Indenture, the Shareholders Agreement, and the Registration Rights Agreement shall be in form and substance reasonably acceptable to the Debtors, GECC, and the Creditors Committee, and, to the extent any of such documents contemplates execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived;

(d)  the Reorganized Debtors shall have arranged for credit availability under the Exit Facility in amount, form, and substance acceptable to the Debtors, GECC and the Creditors Committee;

(e)  all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan shall have been obtained; and

(f)  all material actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

10.3	Waiver of Conditions

Each of the conditions set forth in Sections 10.1 and 10.2, with the express exception of the conditions contained in Section 10.1(a) and Section 10.2(a) and (b), may be waived in whole or in part by the Debtors without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of GECC and the Creditors Committee.

ARTICLE XI

RETENTION OF JURISDICTION

11.1	Scope of Retention of Jurisdiction

Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)  allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)  hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)  hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(d)  effectuate performance of and payments under the provisions of the Plan;

(e)  hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;

(f)  enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

(g)  hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Common Stock or the New Notes shall be determined in accordance with the governing law designated by the applicable document;

(h)  consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)  issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(j)  enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k)  hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

(l)  enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

(m)  except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n)  hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

(o)  hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

(p)  hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(q)  hear and determine any matters arising under the Key Employee Protection Order, the Key Employee Retention Plan, the Key Employee Severance Plan, and the Discretionary Recognition Plan, including, without limitation, any dispute relating to the existence of "Good Reason" under such plans; and

(r)  enter a final decree closing the Chapter 11 Case.

11.2	Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Professional Fee Claims; Indenture Trustee Expenses

(a)  All final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code and Substantial Contribution Claims under Section 503(b)(3), (4), or (5) of the Bankruptcy Code must be filed and served on the Reorganized Debtors, their counsel, and other necessary parties in interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

(b)  Each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

(c)  The Indenture Trustee Expenses shall be paid solely in accordance with the procedures established in this Section 12.1(c). To the extent the Indenture Trustee Expenses are paid in Cash in full by the Debtors or the Reorganized Debtors, distributions received by holders of Noteholder Claims pursuant to the Plan shall not be reduced on account of the fees and expenses of the Indenture Trustee. On or before the Confirmation Date, the Indenture Trustee shall serve on the Debtors and the Creditors Committee reasonably substantiating documents in support of the Indenture Trustee Expenses incurred to date by the Indenture Trustee, whether incurred prior or subsequent to the Petition Date, together with a detailed, reasonable estimate of any fees and expenses to be incurred through the Effective Date. Such estimate may include, without limitation, projected fees and expenses relating to surrender and cancellation of the FiberMark Notes, distribution of the New Common Stock and the New Notes, and in respect of any challenge to the claims asserted by the Indenture Trustee, whether based on the FiberMark Notes or the claimed amount of the Indenture Trustee Expenses. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall pay in Cash the undisputed amount of the Indenture Trustee Expenses without the need for the Indenture Trustee to file an application for the allowance thereof with the Bankruptcy Court. If, prior to the Effective Date, the Debtors objected in writing to all or a portion of the Indenture Trustee Expenses, (i) the Reorganized Debtors shall pay the undisputed portion of the Indenture Trustee Expenses as provided above and (ii) such Indenture Trustee may, in its sole discretion, either (a) submit the disputed portion of the Indenture Trustee Expense to the Bankruptcy Court for resolution or (b) exercise its rights under the Indentures to ensure full payment of the Indenture Trustee Expenses. The allowance of the disputed portion of the Indenture Trustee Expenses shall be determined under a "reasonableness" standard. In connection with such allowance, the Indenture Trustee shall not be required to file fee applications or comply with guidelines and rules applicable to fee applications, and shall not be subject to Sections 330 or 503(b) of the Bankruptcy Code. To the extent that the Reorganized Debtors fail to pay any portion of the Indenture Trustee Expenses, whether as a result of the Bankruptcy Court's determination or the Indenture Trustee's determination not to seek payment therefor, the Indenture Trustee shall have the right to assert the Indenture Trustee Charging Lien for the Payment of any such unpaid amount. Nothing in the Plan or Confirmation Order shall be deemed to impair, waive, or discharge the Indenture Trustee Charging Lien, or any other rights of the Indenture Trustee (including, without limitation, the right of the Indenture Trustee to contest the jurisdiction of the Bankruptcy Court with respect to such matters) with respect to the payment of any portion of the Indenture Trustee Expenses not paid by the Reorganized Debtors. The Reorganized Debtors shall pay in the ordinary course of the Reorganized Debtors' business the reasonable direct out-of-pocket costs and expenses, including the reasonable attorney's fees and expenses, incurred by the Indenture Trustee after the Effective Date in connection with making distributions pursuant to the Plan.

12.2	Administrative Claims

All requests for payment of an Administrative Claim (other than as set forth in Sections 4.1(a) and 12.1 and this Section 12.2 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date. Unless the Reorganized Debtors object to an Administrative Claim within sixty (60) days after receipt, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which was paid or payable by a Debtor in the ordinary course of business.

12.3	Payment of Statutory Fees

All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors. The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee pursuant to Section 1930 of Title 28 of the United States Code shall continue until such time as a particular Chapter 11 case is closed, dismissed or converted.

12.4	Modifications and Amendments

The Debtors may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date, provided, however, that any such alteration, amendment or modification shall not be effective without the prior consent of GECC and the Creditors Committee. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, with the prior consent of GECC and the Creditors Committee, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

12.5	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of any Debtor, with the consent of GECC and the Creditors Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6	Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such entity, including, but not limited to, the Reorganized Debtors and all other parties in interest in the Chapter 11 Case.

12.7	Compromises and Settlements

From and after the Effective Date, the Reorganized Debtors may compromise and settle various Claims against them and/or Litigation Rights and other claims that they may have against other Persons without any further approval by the Bankruptcy Court. Until the Effective Date, the Debtors expressly reserve the right to compromise and settle (subject to the approval of the Bankruptcy Court) Claims against them and Litigation Rights or other claims that they may have against other Persons.

12.8	Releases and Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Sections 4.1, 4.2, and 4.3 of the Plan. Distributions under, described in, contemplated by, and/or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

12.9	Releases and Related Matters

(a)  Releases by Debtors

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors' estate, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for willful misconduct or gross negligence) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (i) any of the other Debtors and any of the Debtors' non-Debtor subsidiaries, (ii) any of the directors, officers, or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtors, (iv) GECC and its advisors, (v) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (vi) the Indenture Trustee and its advisors; provided, however, that nothing in this Section 12.9(a) shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

(b)  Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim that affirmatively votes in favor of the Plan shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) any of the Debtors' non-Debtor subsidiaries, (ii) any of the directors, officers, or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtors, (iv) GECC and its advisors, (v) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (vi) the Indenture Trustee and its advisors (the Persons identified in clauses (i) through (vi) collectively, the "Claimholder Releasees"), in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

Each of the Claimholder Releasees shall be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

12.10	Discharge of the Debtors

(a)  Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall (i) be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (C) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all FiberMark Interests.

(b)  As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all FiberMark Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

12.11	Injunction

(a)  Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(b)  As of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Section 12.8, 12.9, or 12.12 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c)  Without limiting the effect of the foregoing upon any person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 12.11.

12.12	Exculpation and Limitation of Liability

(a)  None of the Debtors, the Reorganized Debtors or their respective subsidiaries, GECC, the Creditors Committee, the Indenture Trustee, or any of their respective present or former members, officers, directors, employees, advisors, Professionals, or agents, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b)  Notwithstanding any other provision of the Plan, no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns shall have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, GECC, the Creditors Committee, or the Indenture Trustee or any of their respective present or former members, officers, directors, employees, advisors, Professionals and agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

12.13	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

12.14	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person.

12.15	Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section 12.16 of the Plan.

12.16	Notices

Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

 FIBERMARK, INC.
161 Wellington Road
P.O. Box 498
Brattleboro, Vermont 05302
Attn:  Alex Kwader
Telephone: (802) 257-0365
Fax: (802) 258-2720

with copies to:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Attn:  D. J. Baker, Esq.
Telephone: (212) 735-3000
Fax: (212) 735-2000

and

AKIN GUMP STRAUSS HAUER & FELD LLP
590 Madison Avenue
New York, New York 10022-2524
Attn:  Fred S. Hodara, Esq.
Telephone: (212) 872-1000
Fax: (212) 872-1002

12.17	Dissolution of Creditors Committee

On the Effective Date, the Creditors Committee shall dissolve and its members shall be released and discharged from all duties and obligations arising from or related to the Chapter 11 Case. The Professionals retained by the Creditors Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except as may be necessary to (a) file final requests for payment pursuant to Section 12.1(a) of the Plan, (b) object to any final requests for payment filed by other Professionals if requested in writing by the Board of Directors of Reorganized FiberMark, (c) participate as to objections to Claims if requested in writing by the member of the Board of Directors of Reorganized FiberMark selected to monitor the process as provided for in Section 9.1(c) of the Plan, or (e) take other actions as may be requested in writing by the Board of Directors of Reorganized FiberMark.

12.18	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

12.19	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Vermont shall govern the construction and implementation of the Plan and (except as may be provided otherwise in any such agreements, documents, or instruments) any agreements, documents, and instruments executed in connection with the Plan and (b) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor; in each case without giving effect to the principles of conflicts of law thereof.

FIBERMARK, INC. FIBERMARK NORTH AMERICA, INC. FIBERMARK INTERNATIONAL HOLDING LLC

Dated: November 12, 2004	By:	/s/ Alex Kwader
Alex Kwader
Chairman and Chief Executive Officer

D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
David M. Turetsky
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Raymond J. Obuchowski (Bar ID 00502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

Co-Counsel for Debtors

                                                                                        Exhibit 2.2
UNITED STATES BANKRUPTCY COURT DISTRICT OF VERMONT
In re: FiberMark, Inc., FiberMark North America, Inc., and FiberMark International Holdings LLC, Debtors.	) ) ) ) ) )	Case No. 04-10463 cab Chapter 11 Jointly Administered

[FIRST PROPOSED]
DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
OF FIBERMARK, INC., ET AL., DEBTORS

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

- and -

OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

Dated: November 12, 2004               Co-Counsel for Debtors

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS WILL SEPARATELY NOTICE A HEARING TO CONSIDER THE ADEQUACY OF THIS DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE. THE DEBTORS RESERVE THE RIGHT TO MODIFY OR SUPPLEMENT THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING JOINT PLAN OF REORGANIZATION PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS PROVIDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE OF FIBERMARK, INC., ET AL., DEBTORS (THE "PLAN"). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF FIBERMARK, INC., FIBERMARK NORTH AMERICA, INC., AND FIBERMARK INTERNATIONAL HOLDINGS LLC SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN FIBERMARK, INC., FIBERMARK NORTH AMERICA, INC., AND FIBERMARK INTERNATIONAL HOLDINGS LLC.

FIBERMARK FILES ANNUAL, QUARTERLY AND CURRENT REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH DOCUMENTS ARE AVAILABLE FOR INSPECTION AND COPYING AT THE PUBLIC REFERENCE ROOM OF THE SEC AND ARE ALSO AVAILABLE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV. THE PLAN CONTEMPLATES THAT FROM AND AFTER THE EFFECTIVE DATE, FIBERMARK WILL CEASE FILING SUCH PUBLIC REPORTS. IN ADDITION, THE NEW COMMON STOCK OF FIBERMARK AS CONSTITUTED AFTER THE EFFECTIVE DATE WILL NO LONGER BE QUOTED FOR TRADING ON ANY NATIONAL INTERDEALER QUOTATION SYSTEM OR LISTED FOR TRADING ON ANY NATIONAL SECURITIES EXCHANGE, AND AS A CONSEQUENCE HOLDERS OF THE NEW COMMON STOCK MAY FIND IT DIFFICULT TO EFFECT TRADES IN THE NEW COMMON STOCK, QUOTES FOR THE NEW COMMON STOCK MAY BE HARD TO OBTAIN , AND THE LIQUIDITY OF THE NEW COMMON STOCK MAY BE SEVERELY ADVERSELY EFFECTED.

TABLE OF CONTENTS

I.      INTRODUCTION
II.    OVERVIEW OF THE PLAN
A.    General Structure of the Plan
B.    Summary of Treatment of Claims and Interests under the Plan
III.    PLAN VOTING INSTRUCTIONS AND PROCEDURES
A.    Notice to Holders of Claims and Interests
B.    Voting Rights
C.    Solicitation Materials
D.    Voting Procedures, Ballots, and Voting Deadline
E.    Special Notice Concerning Voting
F.    Confirmation Hearing and Deadline for Objections to Confirmation
IV.    GENERAL INFORMATION CONCERNING THE DEBTORS
A.    Overview of Business Operations
B.    Organizational Structure
C.    Corporate History
D.    North American Operations
E.    German Operations
F.    Operational Matters
G.    Management and Employees
H.    Debtors’ Capital Structure
I.    Summary of Assets
J.    Historical Financial Information
K.    Events Leading to Commencement of the Chapter 11 Case
L.    Business Plan
V.    CHAPTER 11 CASE
A.    Continuation of Business; Stay of Litigation
B.    First Day Orders
C.    Retention of Professionals
D.    Official Committees
E.    Post-petition and Post-confirmation Funding
F.    Other Material Matters Addressed During the Chapter 11 Case
G.    Plan Process
VI.    SUMMARY OF THE PLAN OF REORGANIZATION
A.    Overall Structure of the Plan
B.    Substantive Consolidation
C.    Reorganized Capital Structure Created by Plan
D.    Classification and Treatment of Claims and Interests
E.    Reservation of Rights Regarding Claims
F.    Allowed Claims, Distribution Rights and Objections to Claims
G.    Disposition of Executory Contracts and Unexpired Leases
H.    Revesting of Assets; Release of Liens
I.    Post-effective Date Restructuring Transactions
J.    Post-Consummation Corporate Structure, Management and Operation
K.    Confirmation and/or Consummation
L.    Releases, Discharge, Injunctions, Exculpation and Indemnification
M.    Preservation of Rights of Action
N.    Retention of Jurisdiction
O.    Amendment, Alteration and Revocation of Plan
P.    Plan Implementing Documents
VII.    CERTAIN RISK FACTORS TO BE CONSIDERED
A.    General Considerations
B.    Certain Bankruptcy Considerations
C.    Claims Estimations
D.    Conditions Precedent to Consummation
E.    Inherent Uncertainty of Financial Projections
F.    Certain Risk Factors Relating to Securities to be Issued Under the Plan
G.    Competition
H.    Raw Materials
I.    Market Conditions
J.    Seasonality
K.    Environmental and Other Regulations
L.    Reliance on Key Personnel
M.    Risks Related to Foreign Operations
N.    Leverage
O.    Litigation
P.    Adverse Publicity
Q.    Certain Tax Considerations
VIII.    APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
A.    Offer and Sale of New Securities: Bankruptcy Code Exemption
B.    Subsequent Transfers of New Securities
IX.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
A.    General
B.    U.S. Federal Income Tax Consequences to the Debtors
C.    U.S. Federal Income Tax Consequences to Claim Holders
D.    Information Reporting and Backup Withholding
E.    Importance of Obtaining Professional Tax Assistance
X.    FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS
A.    Feasibility of the Plan
B.    Acceptance of the Plan
C.    Best Interests Test
D.    Liquidation Analysis
E.    Valuation of the Reorganized Debtors
F.    Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation
G.    Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative
XI.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A.    Alternative Plan(s) of Reorganization
B.    Liquidation under Chapter 7 or Chapter 11
XII.    THE SOLICITATION; VOTING PROCEDURES
A.    Parties in Interest Entitled to Vote

TABLE OF APPENDICES

Appendix A    Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors

Appendix B     Pro Forma Financial Projections

Appendix C    Corporate Structure Chart

Appendix D     Historical Financial Information

Appendix E    Liquidation Analysis

Appendix F    New Common Stock

Appendix G    New Notes

DISCLOSURE STATEMENT WITH RESPECT TO
JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11,
UNITED STATES CODE OF FIBERMARK, INC., ET AL., DEBTORS

I.  INTRODUCTION

The debtors and debtors-in-possession in the above-referenced chapter 11 case include publicly-held FiberMark, Inc. ("FiberMark") and its two wholly-owned United States subsidiaries, FiberMark North America, Inc. ("FNA") and FiberMark International Holdings LLC ("FIH") (FiberMark, FNA and FIH collectively, the "Debtors").

The Debtors submit this disclosure statement (this "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code (the "Bankruptcy Code"), for use in the solicitation of votes on the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of FiberMark, Inc., et al., Debtors, dated [ ], 2004 (the "Plan"). A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in the Plan.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition operating and financial history, their reasons for seeking protection and reorganization under Chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations and financing of the Debtors upon their successful emergence from Chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

By order dated [       ], 2004, the Bankruptcy Court has approved this Disclosure Statement as containing "adequate information" in accordance with Section 1125 of the Bankruptcy Code, to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan; and has authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan, and all appendices or exhibits hereto and thereto.

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors’ cases, only Claims in Classes 4, 5, 6, 7, 8, 9, and 10 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, 3, and 14 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan. Claims or Interests in Classes 11, 12, 13, and 15, which receive nothing under the Plan, are deemed to have rejected the Plan and the holders of Claims or Interests in each of such Classes are not entitled to vote.

FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED."

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

NOTHING CONTAINED HEREIN WILL BE DEEMED TO CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR WITH RESPECT TO ANY QUESTIONS OR CONCERNS REGARDING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the pro forma financial projections set forth in Appendix B annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not undertake any obligation to, and do not intend to, update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. Moreover, the Projections are based on assumptions that, although believed to be reasonable by the Debtors, may differ from actual results.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS IN CLASSES 4, 5, 6, 7, 8, 9, AND 10. THE DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

II. OVERVIEW OF THE PLAN

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled "Summary of the Plan of Reorganization."

The Plan provides for the classification and treatment of Claims against and Interests in the Debtors, based upon a joint plan structure supported by substantive consolidation principles. The Plan designates fourteen Classes of Claims and two Classes of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

The Plan includes negotiated terms that are expected to result in a consensual reorganization among the Debtors, the official committee of unsecured creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Case (the "Creditors Committee"), General Electric Capital Corporation as agent for both the pre-petition and post-petition secured lenders ("GECC"), and other key constituencies.

The Debtors believe that the Plan presents the best means currently available for their emergence from Chapter 11.

A.	General Structure of the Plan

The Plan is structured as a joint plan, pursuant to substantive consolidation. Claims are treated generally in accordance with the priorities established under the Bankruptcy Code. Claims that have priority status under the Bankruptcy Code or that are secured by valid liens on collateral are to be paid in full or reinstated as provided in the Plan. Non-priority, unsecured Claims will receive a Pro Rata distribution of New Common Stock and of New Notes to be created and issued under the Plan, providing estimated recoveries of approximately [__]% per Claim, based upon certain assumptions described below. Because holders of non-priority, unsecured Claims will not be paid in full, the holders of Old FiberMark Common Stock will receive no distributions under the Plan, and all shares of Old FiberMark Common Stock will be cancelled.

The following is an overview of certain material terms of the Plan:

•	The Debtors will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of their creditors, customers, suppliers, employees, and communities.

•	Holders of Administrative Claims, Priority Tax Claims, and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such claims.

•	The GECC Credit Facility Claim will be paid in full.

•	The GECC Equipment Financing Claim, the Banc One Equipment Financing Claim, and Coated Paper Sale/Leaseback Claim will be reinstated and paid pursuant to their preexisting terms.

•	Holders of Lowville Grant Claims who vote in favor of the Plan will have their Claims reinstated on certain conditions. If they vote against the Plan, their Claims will be treated as Other Secured Claims in Class 8 if secured or as General Unsecured Claims in Class 10 if unsecured.

•	The holders of Noteholder Claims and General Unsecured Claims will share in a distribution of (i) 10,000,000 shares of New Common Stock and (ii) up to $140,000,000 in aggregate principal amount of the New Notes to be issued under the Plan. However, holders of General Unsecured Claims will have the option to elect a Cash payment equal to [__]% of the amount of their Claims.

• ·	The holders of Convenience Claims, which are Claims not exceeding $5,000 in amount, will be paid in full.

•	The Reorganized Debtors will retain all Litigation Rights and will have authority to pursue all Litigation Rights for the benefit of their Reorganized Estates.

•	Old FiberMark Common Stock will be cancelled and no distributions of any kind will be made to holders of such Old FiberMark Common Stock.

•	The Reorganized Debtors will obtain third party secured exit financing to satisfy the DIP Facility Claim and the German Guaranty Claim, pay other administrative and priority claims, provide cash payments to certain pre-petition creditors, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following their emergence.

B.	Summary of Treatment of Claims and Interests under the Plan

The table below summarizes the classification and treatment of the pre-petition Claims and Interests under the Plan. Estimated Claim amounts assume a calculation date of December 31, 2004. Estimated percentage recoveries are also set forth below for certain Classes of Claims. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the amount of Allowed Claims in each Class and the value ascribed to the New Common Stock and the New Notes to be issued under the Plan.

For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. The Debtors have not yet reviewed and fully analyzed all Proofs of Claim filed in the Chapter 11 Case. Estimated Claim amounts for each Class set forth below are based upon the Debtors’ review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated. With respect to Classes 9 and 10, if the aggregate amount of Allowed General Unsecured Claims equals $12,927,000, the holders of Allowed Claims in Classes 9 and 10 will receive a distribution having an approximate value equal to [__]% of such Allowed Claims. If the aggregate amount of Allowed General Unsecured Claims exceeds $12,927,000, the value of such distributions will be less than that amount; if the aggregate amount of Allowed General Unsecured Claims is less than $12,927,000, the value of such distributions will be more than that amount. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below for Classes 9 and 10 will actually be realized by the holders of Allowed Claims in those Classes.

The reorganization value of the Reorganized Debtors is assumed for the purposes of the Plan to be between approximately $[___] million and $[___] million, with a midpoint value of $[___] million. Based upon the reorganization value of the Debtors’ businesses and total debt of approximately $[___] million, the assumed range of equity values for the Reorganized Debtors approximates $[__] million to $[__] million, with a midpoint value of $[__] million. Assuming a distribution of 10,000,000 shares upon consummation of the Plan, the imputed estimate of the range of equity value on a per share basis is $[__] to $[__], with a midpoint of $[___].

The foregoing valuations are based on numerous assumptions including, among other things, an assumption that the operating results projected for the Reorganized Debtors will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings, and cash flow. The valuation assumptions also consider, among other matters, (a) market valuation information concerning certain publicly traded securities of certain other companies that are considered relevant, (b) certain general economic and industry information considered relevant to the businesses of the Reorganized Debtors, and (c) such other investigations and analyses deemed necessary or appropriate.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock. Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in Article VII herein. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

Class Description	Treatment under Plan
Administrative Claims

Estimated Allowed Claims (exclusive of ordinary course operational expenses and the DIP Facility Claim and the German Guaranty Claim):
Approximately $10,958,000

Estimated DIP Facility Claim:
Approximately $7,445,000 in revolving loans
Approximately $8,800,000 in letters of credit

Estimated German Guaranty Claim:
Approximately $1,900,000

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the Key Employee Protection Order, (c) Professional Fee Claims, (d) Substantial Contribution Claims, (e) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (f) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (g) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, (h) the Claim of Empire State Development Corporation pursuant to the Order Under 11 U.S.C. § 365(a) Authorizing Assumption of Grant Disbursement Agreement with Empire State Development Corporation on Negotiated Terms entered on August 24, 2004, (i) the DIP Facility Claim, and (j) the German Guaranty Claim.

Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as the applicable Debtor, the Creditors Committee, and such holder agree upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Under the Plan, the holders of the Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such DIP Facility Claim (i) Cash equal to the full amount of such Allowed DIP Facility Claim or (ii) such different treatment as the Debtors, the Creditors Committee, and such holders agree upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors will be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled," or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

Under the Plan, the holders of the Allowed German Guaranty Claim will receive, on the later of the Effective Date or the date on which such German Guaranty Claim becomes payable pursuant to any agreement between the Debtors and the holders of such German Guaranty Claim (i) Cash equal to the full amount of such Allowed German Guaranty Claim or (ii) such different treatment as to which the Debtors, the Creditors Committee, and such holders agree upon in writing.

Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Priority Tax Claims Estimated Allowed Claims: Approximately $470,000
Priority Tax Claims are Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive, as will have been determined by the Debtors and the Creditors Committee in their joint discretion, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as the applicable Debtor, the Creditors Committee, and such holder agree upon in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

Priority Tax Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 1, Other Priority Claims Estimated Allowed Claims: Approximately $0.00
Class 1 consists of all Other Priority Claims against the Debtors, which are Claims against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than Priority Tax Claims or Administrative Claims.

The Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between the applicable Debtor and the holder of such Other Priority Claim, each holder of an Allowed

Other Priority Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such other different treatment as the applicable Debtor, the Creditors Committee, and such holder agree upon in writing.
Other Priority Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 2, GECC Credit Facility Claim Estimated Allowed Claim: Approximately $0.00
Class 2 consists of the GECC Credit Facility Claim, which is the Claim existing under the Credit Agreement dated as of November 12, 2003 (as amended from time to time) among FNA, FiberMark Lahnstein GMBH & Co. OHG and FiberMark Gessner GMBH & Co. OHG as borrowers, certain other credit parties signatory thereto, General Electric Capital Corporation as administrative agent, certain lenders signatory thereto, Bayerische Hypo- und Vereinsbank AG as fronting lender, and certain other parties signatory thereto; and related documents, agreements, and instruments.

Under the Plan, the holders of the Allowed GECC Credit Facility Claim will receive, on the later of the Effective Date or the date on which such GECC Credit Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such GECC Credit Facility Claim, (i) Cash equal to the full amount of such Allowed GECC Credit Facility Claim, or (ii) such different treatment as the Debtors, the Creditors Committee, and such holders agree upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the Credit Agreement giving rise to the GECC Credit Facility Claim, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors will be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled," or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

The GECC Credit Facility Claim is Unimpaired. The holder of such Claim is, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 3, Convenience Claim Estimated Allowed Claims: Approximately $797,000
Class 3 consists of all Convenience Claims, which are Claims in an amount equal to or less than $5,000, which Claims are not Administrative Claims, Priority Tax Claims, Other Priority Claims, GECC Credit Facility Claims, GECC Equipment Financing Claims, Banc One Equipment Financing Claims, Coated Paper Sale/Leaseback Claims, Lowville Grant Claims, Other Secured Claims, Noteholder Claims, General Unsecured Claims, Intercompany Claims, Subordinated Claims, or Non-Compensatory Damages Claims.

The Plan provides that, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim, will receive Cash in an amount equal to the lesser of (i) the Allowed amount of such Claim or (ii) $5,000.

Convenience Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 4, GECC Equipment Financing Claim

Estimated Allowed Claim:
Approximately $1,262,307.49 (estimate includes $1,000,000 in an undrawn letter of credit that has been included in the Debtors' estimate concerning the DIP Facility Claim in respect of letters of credit)

Class 4 consists of the GECC Equipment Financing Claim, which is the Claim existing under the Master Security Agreement dated as of September 19, 2000 (as amended from time to time) between FiberMark and CIT Group/Equipment Financing, Inc.; the Schedule of Indebtedness and Collateral No. 1 dated as of October 25, 2000; and related documents, agreements, and instruments; all as assigned by CIT Group/Equipment Financing, Inc. to General Electric Capital Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of General Electric Capital Corporation filed on May 21, 2004, as approved by order of the Bankruptcy Court entered on May 28, 2004.

Under the Plan, the legal, equitable, and contractual rights of the holder of the GECC Equipment Financing Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

The GECC Equipment Financing Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 5, Banc One Equipment Financing Claim Estimated Allowed Claim: Approximately $6,637,123.94
Class 5 consists of the Banc One Equipment Financing Claim, which is the Claim of Banc One Corporation existing under the Equipment Financing Agreement between FiberMark and Jules and Associates, Inc., dated as of December 13, 1999; Schedule 1 thereto dated as of July 5, 2000, Schedule 2 thereto dated as of September 13, 2000, and Schedule 3 thereto dated as of December 21, 2000; and related documents, agreements, and instruments; all as assigned by Jules and Associates, Inc. to Banc One Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of Banc One Leasing Corporation filed on 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

The Plan provides that the legal, equitable, and contractual rights of the holder of the Banc One Equipment Financing Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

The Banc One Equipment Financing Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 6, Coated Paper Sale/Leaseback Claim Estimated Allowed Claim: Approximately $2,140,000
Class 6 consists of the Coated Paper Sale/Leaseback Claim, which is the Claim existing under the Project Agreement among FiberMark DSI, Inc. (a predecessor in interest to FNA), FiberMark, and Coated Paper, LLC dated as of October 3, 2002; the Supplemental Agreement between such parties dated as of January 29, 2003; and various related documents, agreements, and instruments; after application of adequate protection payments made under the Stipulation Providing for Post-Petition Adequate Protection or Real Property Lease Payments to Coated Paper, LLC filed on June 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

Under the Plan, the legal, equitable, and contractual rights of the holder of the Coated Paper Sale/Leaseback Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

The Coated Paper Sale/Leaseback Claim is Impaired. The holder of such Claim is, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 7, Lowville Grant Claims Estimated Allowed Claims: Approximately $0.00 (an estimated $1,500,000 million in contingent Claims that are not expected to become due)
Class 7 consists of the Lowville Grant Claims, which are the Claims existing under the Grant Agreement for CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $100,000; the Grant Agreement dated as of March 11, 2003 between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000; the Grant Agreement for Small Cities CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis as funding agency, and the associated Security Agreement dated as of March 11, 2003 between FNA as debtor and County of Lewis as secured party, providing grant funds of $750,000; the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $150,000; and the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000.

The Plan provides that a vote in favor of the Plan by the holder of a Lowville Grant Claim will constitute (i) the agreement by such holder that the Reorganized Debtors will be obligated to pay such holder’s Claim only if they fail to maintain requisite levels of employment at their facility in Lowville, New York and (ii) the express waiver by such holder of any other breach, event of default or other act or omission giving rise to an obligation to pay the Claim. Subject to and as modified by such agreement and waiver, the legal, equitable, and contractual rights of the holder of a Lowville Grant Claim voting in favor of the Plan will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which any such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

A vote against the Plan by the holder of a Lowville Grant Claim will result in the treatment of such holder’s Claim as an Other Secured Claim in Class 8 if and to the extent such Claim is a Secured Claim or as a General Unsecured Claim in Class 10 if and to the extent such Claim is not a Secured Claim.

The Lowville Grant Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: Subject to vote.

Class 8, Other Secured Claims Estimated Allowed Claims: Approximately $125,000
Class 8 consists of Other Secured Claims, which are Secured Claims arising prior to the Petition Date against any of the Debtors, other than a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim. Any Lowville Grant Claim that is a Secured Claim will be treated as an Other Secured Claim if the holder of such Claim voted against the Plan.

Class 8 contains separate sub-Classes for each Other Secured Claim against any of the Debtors. Each sub-Class is deemed to be a separate Class for all purposes under the Bankruptcy Code, including for voting purposes.

The Plan provides that on the Effective Date, as will have been determined by the Debtors and the Creditors Committee in their joint discretion, either (i) the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated; (ii) each holder of an Allowed Other Secured Claim will (A) retain the Liens securing such Allowed Other Secured Claim and (B) receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property; (iii) the collateral securing such Allowed Other Secured Claim will be surrendered to the holder of such Allowed Other Secured Claim; or (iv) each holder of an Allowed Other Secured Claim will be paid in full on the Effective Date.

Other Secured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 9, Noteholder Claims Estimated Allowed Claims: Approximately $345,629,166.67
Class 9 consists of Noteholder Claims, which are Claims arising from or relating to the FiberMark Notes, other than any Indenture Trustee Expenses.

Under the Plan, each holder of an Allowed Noteholder Claim will receive on the Distribution Date, its Pro Rata share (together with all other holders of Allowed  Noteholder Claims and all holders of Allowed General Unsecured Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of (i) 10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan, and (ii) up to $140,000,000 aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date.

Noteholder Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: [__]%

Class 10, General Unsecured Claims

Estimated Allowed Claims:
Approximately $12,927,000

(The actual amounts of Allowed Claims for Class 10 could materially exceed or could be materially less than the estimated amounts shown herein).

Class 10 consists of General Unsecured Claims, which are Claims in an amount greater than $5,000 that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, GECC Credit Facility Claims, GECC Equipment Financing Claims, Banc One Equipment Financing Claims, Coated Paper Sale/Leaseback Claims, Lowville Grant Claims, Convenience Claims, Other Secured Claims, Noteholder Claims, Intercompany Claims, Subordinated Claims, or Non-Compensatory Damages Claims. This definition specifically includes, without limitation, rejection damages Claims, non-priority employee Claims, non-priority tax Claims, environmental Claims, indemnification Claims, trade vendor Claims, customer Claims, escheat Claims, and litigation Claims.

The Plan provides that each holder of an Allowed General Unsecured Claim will receive on the Distribution Date its Pro Rata share (together with all other holders of Allowed General Unsecured Claims and all Allowed Noteholder Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of (i) 10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan, and (ii) up to $140,000,000 aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date, subject to reduction or satisfaction as set forth in Section 9.3(b) of the Plan.

Alternatively, and in lieu of the foregoing, certain holders of Allowed General Unsecured Claim (to be determined) will be permitted to elect, by returning to the Debtors a completed Cash Election Form by the Voting Deadline, to receive on the Distribution Date a Cash payment in an amount equal to [__]% of such holder’s Allowed General Unsecured Claim.

General Unsecured Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: [__]%

Class 11, Intercompany Claims Estimated Allowed Claims: Approximately $158,176,029.97
Class 11 consists of Intercompany Claims, which are Claims arising prior to the Petition Date against any of the Debtors by another Debtor. Intercompany Claims do not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as General Unsecured Claims.

Under the Plan, no holder of an Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim; provided, however, that, if necessary for tax planning purposes, Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied, or preserved will be discharged as of the Effective Date.

Holders of Intercompany Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class 12, Subordinated Claims Estimated Allowed Claims: Approximately $0.00
Class 12 consists of Subordinated Claims, which are Claims that are subordinated pursuant to Sections 510(b) or (c) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim.

Under the Plan, holders of Subordinated Claims will not receive or retain any property of the Debtors on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

Subordinated Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class 13, Non-Compensatory Damages Claims Estimated Allowed Claims: Approximately $0.00
Class 13 consists of Non-Compensatory Damages Claims, which are Claims against any of the Debtors for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise). The term does not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim to be an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, GECC Credit Agreement Claim, Other Secured Claim, General Unsecured Claim, Noteholder Claim, Intercompany Claim, or Subordinated Claim.

Under the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

Non-Compensatory Damages Claims are Impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class 14, Subsidiary Interests
Class 14 consists of Subsidiary Interests, which are all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors as of the Petition Date, which stock and interests are owned by FiberMark.

For the deemed benefit of the holders of the New Notes and the New Common Stock, FiberMark, Inc. will retain its equity interests in FNA and FIH.

Subsidiary Interests are Unimpaired. The holders of such Interests are, therefore, not entitled to vote on the Plan.

Class 15, FiberMark Interests
Class 15 consists of FiberMark Interests, which are all equity interests in FiberMark, including, without limitation, any preferred stock, the Old FiberMark Common Stock, the Old FiberMark Stock Options, together with any warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in FiberMark, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in FiberMark prior to the Effective Date.

Under the Plan, all FiberMark Interests of any kind, including, without limitation, the Old FiberMark Common Stock, the FiberMark Options, or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

FiberMark Interests are Impaired and will receive no distribution under the Plan. The holders of such Interests are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

III.  PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Notice to Holders of Claims and Interests

Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable holders of Claims to make an informed judgment about whether to accept or reject the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF CLAIMS ENTITLED TO VOTE AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE TO EITHER ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein or therein. No such information should be relied upon in making a determination to vote to accept or reject the Plan.

B.	Voting Rights

Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as "impaired" by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Chapter 11 Case, under the Plan, only holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 are entitled to vote on the Plan. Claims and Interests in other Classes are either Unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

Notwithstanding the foregoing, only holders of Allowed Claims in the voting Classes are entitled to vote on the Plan. A Claim which is unliquidated, contingent, or disputed is not an Allowed Claim and is, therefore, not entitled to vote, unless and until the amount is estimated or determined, or the dispute is determined, resolved, or adjudicated in the Bankruptcy Court or another court of competent jurisdiction, or pursuant to agreement with the Debtors. However, the Bankruptcy Court may deem a contingent, unliquidated, or disputed Claim to be allowed on a provisional basis, for purposes only of voting on the Plan. If your Claim is contingent, unliquidated, or disputed, you will receive instructions for seeking temporary allowance of your Claim for voting purposes and it will be your responsibility to obtain an order provisionally allowing your Claim.

Holders of Allowed Claims in the voting Classes may vote on the Plan only if they are holders as of [          ], 2004, the voting record date established by the Bankruptcy Court (the "Voting Record Date").

C.	Solicitation Materials

In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors, through their voting agent Logan & Company, Inc. (the "Voting Agent" or "Logan"), will send to holders of Claims who are entitled to vote copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time, and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"), (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan, and (d) other materials as authorized by the Bankruptcy Court.

If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot, or if your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

LOGAN & COMPANY, INC.
546 VALLEY ROAD
UPPER MONTCLAIR, NEW JERSEY 07043
TELEPHONE: (973) 509-3190
ATTENTION: MARITZA MARTINEZ

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NEW YORK 10036
TELEPHONE: 212-735-4065
ATTENTION: LUISA BONACHEA

D.	Voting Procedures, Ballots, and Voting Deadline

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

Each ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

With respect to Noteholder Claims, special voting instructions apply to beneficial owners, nominees of beneficial owners, and securities clearing agencies. Those special instructions will accompany the ballot provided to holders of Noteholder Claims. Those instructions may be different from the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany the ballot should be followed.

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN [          ], 2004, AT [4:00 P.M.] EASTERN TIME (THE "VOTING DEADLINE") BY THE FOLLOWING:

LOGAN & COMPANY, INC.
ATTENTION: FIBERMARK, INC., ET AL.
546 VALLEY ROAD
UPPER MONTCLAIR, NEW JERSEY 07043

UNLESS OTHERWISE PROVIDED IN THE INSTRUCTIONS ACCOMPANYING THE BALLOTS, FAXED BALLOTS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

If you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NEW YORK 10036
TELEPHONE: (212) 735-4065
ATTENTION: LUISA BONACHEA

For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot.

THE DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND RETURNING THEM BY THE VOTING DEADLINE.

E.	Special Notice Concerning Voting

1.  Releases with Respect to Holders of Claims that Vote to Accept the Plan

(a)	Releases from Holders of Claims

Pursuant to the Plan, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (i) any of the Debtors’ non-Debtor subsidiaries, (ii) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtors, (iv) GECC and its advisors, (v) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (vi) the Indenture Trustee and its advisors (the Persons identified in clauses (i) through (vi) collectively, the "Claimholder Releasees"), in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, other agreements, or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

Creditors may have independent claims against one or more of the Claimholder Releasees. The Debtors have no actual knowledge of any such claims, but cannot warrant to creditors that they do not exist. Because a vote in favor of the Plan will release whatever creditor claims do exist, if any, against Claimholder Releasees, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims. If a creditor does not wish to give the releases contemplated under the Plan, then the creditor should vote to reject the Plan or abstain from voting on the Plan. Any party in interest may object to the proposed third party release provisions. The Debtors have the burden of proof at the Confirmation Hearing to satisfy the applicable standards for third party releases.

(b)	Releases in Favor of Holders of Claims

The foregoing third party release is reciprocal. Each of the Claimholder Releasees will be deemed to forever release, waive, and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

F.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for [       ], 2004, at [       .m.] Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim. Any such objection must be filed with the Bankruptcy Court on or before [   ], 2004, at 4:00 p.m. Eastern Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

IV. GENERAL INFORMATION CONCERNING THE DEBTORS

A.	Overview of Business Operations

FiberMark is the publicly-owned parent of a family of companies (collectively, the "Company") organized and operating in the United States under the auspices of the Debtors and in Europe under the auspices of non-Debtor foreign direct and indirect subsidiaries. The Company is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Through its technical capabilities, innovation, and a service orientation, the Company holds leadership positions in many of its primary markets. Using its versatile manufacturing capabilities -- comprising papermaking, synthetic/nonwoven material technology, saturating, coating, and other finishing processes -- the Company generates products such as filter media; base materials for specialty tapes, electrical and graphic arts applications, wallcovering, and sandpaper; and covering materials for office and school supplies, book production/publishing, printing, and premium packaging.

The Company manufactures its engineered materials using a wide range of fibers and raw materials, including wood pulp, recycled paper, cotton, glass, polyester, and other synthetic fibers. The Company’s products, sold in roll or sheet form, range from lighter-weight papers to high-density pressboards, often with high value-added finishes processes. The Company sells most of its products directly to customers through its internal sales force. These customers, often called converters, manufacture components or finished products such as automotive oil filters, specialized masking tapes, electrical transformers, books, and pressboard ring binders. In some markets, the Company sells its materials through distributors or paper merchants.

As a specialty fiber-based materials producer and marketer, the Company manufactures and converts specialty papers, pressboards, nonwoven materials, and combinations of various materials, operating in two segments: North American operations and German operations, consistent with the internal management structure for the Company’s business. The North American operations, which include the Debtors and the Debtors' affiliates in the United Kingdom, France, and Hong Kong, are focused on publishing and packaging, technical specialties, and office products, and accounted for 54% of the Company’s consolidated revenue during the year ended December 31, 2003. The German operations, which include the Debtors’ affiliates in Germany, are focused on the production of technical specialties, including filter media, masking tape base, wallcovering base, printing substrates, and abrasive base materials, and accounted for 46% of the Company’s consolidated revenue during the year ended December 31, 2003.

B.	Organizational Structure

The Company’s corporate structure is reflected in Appendix C. FiberMark’s direct subsidiaries include FNA and FIH, which are Debtors in the Chapter 11 Case, and FiberMark Red Bridge International Ltd., FiberMark SARL, Specialty Paperboard (Hong Kong) Ltd., and FiberMark Beteiligungs GmbH, which are not Debtors in the Chapter 11 Case. FiberMark’s indirect subsidiaries are owned primarily through FIH and are not Debtors in the Chapter 11 Case. They include FiberMark Lahnstein GmbH & Co., OHG and FiberMark Gessner GmbH & Co., OHG, through which the Company’s German operations are conducted.

C.	Corporate History

The Company was created in 1989 through a management-led buyout of the Specialty Paperboard division of Boise Cascade Corporation, resulting in the establishment of Specialty Paperboard, Inc., the predecessor in interest to FiberMark. The Company’s initial manufacturing operations were conducted at facilities acquired in Brattleboro, Vermont; Beaver Falls, New York; and Sheldon Springs, Vermont. On March 27, 1997, Specialty Paperboard, Inc. changed its name to FiberMark, Inc.

Since its inception, the Company has undertaken a series of acquisitions, divestitures, and consolidations designed to broaden and deepen its product and market capabilities, lower its manufacturing costs, lessen its dependence on certain raw materials, and improve its operational flexibility. Such acquisitions, divestitures, and consolidations include the following:

•	On January 30, 1991, the Company agreed to sell to Rock-Tenn Company its Sheldon Springs, Vermont facility, known as the Missisquoi mill.

•	On June 30, 1994, the Company acquired substantially all of the assets and liabilities of the Endura Products division of W.R. Grace & Co., which was engaged in the manufacture, conversion, saturation, and coating of specialty papers. The Company acquired facilities in Quakertown, Pennsylvania and Owensboro, Kentucky as a result of this transaction.

•	On March 22, 1995, the Company sold the assets of its Lewis Mill located in Beaver Falls, New York and its gasket business to Armstrong World Industries Inc.

•	On October 31, 1996, the Company acquired all of the outstanding stock of CPG Investors Inc., which was the operator of five paper mills and the manufacturer of a diverse portfolio of specialty fiber-based products for industrial and technical markets. As a result of this transaction, the Company acquired facilities in Fitchburg, Massachusetts; Warren Glen, New Jersey; Hughesville, New Jersey; Richmond, Virginia; and Rochester, Michigan.

•	On October 31, 1996, the Company acquired all of the outstanding stock of Arcon Holdings, which was the operator of a converting facility and the manufacturer of colored binding and stripping tapes and edge cover materials sold primarily into the office products, checkbook, and book binding markets. The converting facility, located on leased property in Oceanside, New York, was consolidated with other operations of the Company during the fourth quarter of 1997.

•	On November 1, 1996, the Company sold to Thomas Tape Co., Ltd. assets previously owned by Arcon Coating Mills, Inc. ("Arcon") that were used exclusively in the operation of, or related exclusively to, Arcon's Thomas Tape Division. Among the assets sold to Thomas Tape Co., Ltd. was a manufacturing site in Springfield, Ohio.

•	On November 19, 1997, the Company announced its intention to close its Owensboro, Kentucky facility and consolidate production demands with several other of its mills. The Owensboro mill was closed on January 14, 1998.

•	Effective January 1, 1998, the Company acquired Steinbeis Gessner GmbH, a leading producer of specialty fiber-based materials sold into the filtration, technical specialties, and durable specialties markets, which is now known as FiberMark Gessner GmbH & Co., OHG.

•	On November 4, 1998, the Company announced plans to cease operations at the latex mill in Beaver Falls, New York facility. The Company closed the facility on January 29, 1999, and subsequently sold it to LTX Fibre Corporation on December 13, 2001.

•	Effective August 1, 1999, the Company acquired Papierfabrik Lahnstein, GmbH, a leading European manufacturer of specialty papers and nonwoven materials used for wallcoverings, security papers, self-adhesive labels, and flooring overlays, which is now known as FiberMark Lahnstein GmbH & Co., OHG.

•	On August 1, 1999, the Company initiated a project to install a new paper machine at its Warren Glen, New Jersey facility.

•	On September 1, 2000, the Company entered into an agreement with Ahlstrom Paper Group to sell certain filter media production technology and equipment and a portion of the filter media volume manufactured at the Richmond, Virginia facility. The Company completed the transfer of the remaining volume at the Richmond facility to other facilities and closed the Richmond facility in June 2001.

•	On April 18, 2001, the Company acquired Rexam DSI, a leading global manufacturer of specialty decorative covering materials serving the publishing, stationery, and premium packaging markets, with a focus on latex-saturated paper products. As a result of this transaction, the Company acquired facilities in Lowville, New York; Brownville, New York; West Springfield, Massachusetts; Johnston, Rhode Island; Reading, Pennsylvania; South Hadley, Massachusetts; and Bolton, England.

•	During the fourth quarter of 2001, the Company ceased operations at its Fitchburg, Massachusetts facility.

•	On September 17, 2001, the Company also sold the balance of it engine filter media business and equipment to Ahlstrom Corporation and ceased operations at its Rochester, Michigan facility in the second quarter of 2002.

•	On December 31, 2002, the Company concluded a series of transactions with Ahlstrom Corp., pursuant to which it sold to Ahlstrom most of its North American industrial filter media business and its German disposable nonwoven tablecloth business and purchased from Ahlstrom a vacuum bag filter media business.

•	On June 15, 2004, the Company obtained permission from the Bankruptcy Court to continue its efforts to sell the following idle facilities: its hydroelectric power facility in West Springfield, Massachusetts; its paper mill in Rochester, Michigan; and its paper coating/converting facility in Johnston, Rhode Island. The sales of the West Springfield and Johnston facilities have closed, and the sale of the Rochester facility is pending at this time.

D.	North American Operations

The Company’s North American operations consist of seven production sites (four paper mills and three converting operations) in the northeastern United States, owned by the Debtors, and one converting operation in the United Kingdom, owned by non-Debtor FiberMark Red Bridge International Ltd. Additionally, the Company has a customer service/administrative site in South Hadley, Massachusetts, and a technical center in West Springfield, Massachusetts. The Company’s corporate headquarters and one production site are located in Brattleboro, Vermont.

A significant portion of the Company’s North American papermaking operations is used to supply its converting operations with base materials. The remainder of the Company’s North American paper machine production and most of its converting production is sold to customers, typically manufacturers known as converters, with a small portion sold through agents and distributors. The majority of the Company’s North American markets and product lines are mature, serving niche markets. In some markets, the Company has experienced structural revenue losses tied to product substitutions, including technology-based products, plastics, and lower-quality materials.

As stated above, the Company’s North American operations are focused on three primary product families: publishing and packaging, technical specialties, and office products. A description of each product family follows.

1.  Publishing and Packaging

Publishing and packaging is the largest product family within the Company’s North American operations, representing 42% of 2003 net sales. This product group is primarily derived from the Company’s April 2001 acquisition of Rexam DSI. The Company’s covering materials are predominantly used in the book publishing and luxury packaging industries. The Company adds multiple coatings and embossing patterns to impart a full range of decorative treatments to its latex-saturated decorative covering materials. The Company’s colored saturated products are sold under a variety of trade names, including Kivar®, Skivertex®, and Lexotone®, which are well-known worldwide within the Company’s markets, particularly in publishing. In graphic white saturated grades, the Company competes in the higher end segments of the book cover and photo/scrapbook album markets. The Company’s Kivar Performa Type 2 is a recognized, premier brand for use in textbook covers, and is specified by a majority of state governments in the United States. The Company’s United Kingdom converting operation markets a line of coated cloth materials, specialty papers, nonwoven materials, and ancillary products to the bookbinding/book publishing, packaging, and security markets. These products are marketed under the umbrella of the FiberMark Red Bridge name, and include products such as Arbelave®, Library Buckram, and Balmoral®.

(a)	Products

The Company has developed some niche markets for its latex-saturated products in applications such as wallpaper, due to competitive advantages related to environmental impact, ink receptivity, and durability. The customer base of the publishing and packaging product family tends to be quite diverse, consisting of leading high-end publishing, printing and packaging companies. The following chart summarizes the decorative covering materials the Company produces to serve these niche markets and typical customer categories:

Materials/Products	End Products/Markets	Typical Customers
Book Publishing and Premium Packaging Markets
• Colored saturated paper • Lightweight • Heavyweight • Graphic white saturated paper • Cloth covering materials • Saturated base • Bonded leather
•  Covering materials for hardbound books (elementary/high school textbooks, photo albums, scrapbooks, and sample books)
•  Self-supporting covers for softbound books
•  Premium packaging coverings (luxury goods and media, such as DVD and CD sets)
•  Menus
• Leading publishers/printers • Manufacturers/converters • Specialty distributors and agents
Other Decorative Specialties
• Latex-saturated base: white and color	• Wallcovering • Binding materials, jeans labels, and game boards

(b)	Competitors

The Company’s direct competitors in the publishing and packaging markets include Industrial Coatings Group, Inc., Ecological Fibers, Inc., Monadnock Paper Mills, Inc., Guarro, an Arjo Wiggins subsidiary (division of WORMS & Cie.), and BN International B.V. These companies compete in different geographic markets and specific publishing niches. In both publishing and packaging, the Company competes with decorative materials including commodity papers (such as colored kraft), other decorative papers and nonwoven materials, vinyl, vinyl/paper combinations, coated cloth, bonded leather, and premium materials such as wood, metal and leather. In the U.S. wallcovering market, the Company competes primarily with other substrate manufacturers such as Monadnock Paper Mills, Inc. and producers of vinyl, paper-based wallcovering, and nonwoven materials.

(c)	Manufacturing

The Company manufactures paper-based materials at its facilities in Warren Glen and Hughesville, New Jersey; Brownville, New York; and Brattleboro, Vermont. The Company’s converting operations purchase base paper from these facilities, and cloth from its United Kingdom converting operation in Bolton, England. The Company also purchases cloth from third-party sources, particularly for use by its United Kingdom converting facility. The Company’s converting facilities in Lowville, New York; Quakertown, Pennsylvania; Reading, Pennsylvania; and Bolton, England can latex-saturate, coat, emboss, and apply other finishes to its base materials to create a wide array of decorative covering materials.

2.  Technical Specialties

Technical specialties represented 23% of the net sales from the Company’s 2003 North American operations. The technical specialties product family serves the most diverse range of markets in the Company’s North American operations with a wide array of products.

(a)	Products

The Company’s primary products, detailed below, are base materials used in saturated masking tapes, matboard for picture framing, and electrical insulation materials for transformers. These materials may be sold in raw paper form or may be saturated and/or coated.

Materials/Products	End Products/Markets	Typical Customers
Tape Substrates
• Base for masking tape and other pressure sensitive tapes • Raw • Saturated	• Masking tape (general purposes and painting aid) • Automotive OEM and repair • Building construction/renovation • Carrier and bandoliering materials • Medical (first aid; indicator)	• Pressure sensitive (and diversified) tape manufacturers/ converters • Electronic components manufacturers
Electrical/Electronics
• Insulating base • Electronic component carrier material	• Electrical distribution transformers • Chips and other electronic components manufacturing	• Manufacturers of electrical transformer components • Manufacturers of chips and other electronic components
Graphic Arts/Specialty Printing
• Archival quality, acid free paper and boards; cover materials for storing, presenting information, or materials • Security paper	• Matboard for picture mounting/framing • Archival filing and storage products • Identity cards/materials and tickets	• Manufacturers of mounting and framing supplies • Manufacturers of conservation storage and presentation supplies • Specialty security/ticket manufacturers/printers
Home/Commercial
• Abrasive backing material • Latex-treated material • Label base: synthetic and imitation leather	• Sandpaper: hand and machine sanding • Wallboard joining • Labels for seat belts, infant car seats, and jeans	• Coated abrasives manufacturers • Drywall materials manufacturers • Label manufacturers/converters
Commercial/Industrial
• Wet strength • Absorbent materials	• Industrial process • Blotter; humidity indicator, battery fabrication process	• Specialty distributors • Specialty distributors and manufacturers

(b)	Competitors

The Company’s competitors that serve various technical specialties markets include a mix of large integrated manufacturers and smaller independent companies, such as Arjo Wiggins (division of WORMS & Cie.), International Paper Co., Brownville Specialty Paper Products Inc., Crocker Technical Papers, Inc., FiberComposites (division of Ahlstrom Corp.), Kimberly Clark Corp., MeadWestvaco Corp., and Smurfit Munksjo AB. In some of its niche markets, the Company competes with various small competitors, typically none of which has a dominant market position. In many product lines, manufacturers of substitute materials, such as polyethylene or vinyl, are also considered competitors.

(c)	Manufacturing

The Company manufactures the base technical specialties materials in its Warren Glen and Hughesville, New Jersey facilities and at its Brattleboro, Vermont facility. In addition, the Company purchases some base materials from third-party suppliers. Specifically, the Company relies on both third-party and internal resources to supply its converting facility in Quakertown, Pennsylvania. These base materials are typically saturated, coated, and embossed within the Company’s facilities and, in some cases, by the Company’s customers.

3.  Office Products

Office products represented 35% of net sales from the Company’s 2003 North American operations. The Company’s office products include pressboards, other cover materials, and binding tapes used by its customers primarily in the manufacturing of paper-based supplies used in the office, home, or school. In addition, a portion of the Company’s cover materials is marketed to the graphic design community for a variety of promotional applications.

(a)	Products

The major components of this product family, associated end products/markets, and typical customers are noted in the following chart:

Materials/Products	End Products/Markets	Typical Customers
Specialty cover materials (heavyweight and lighter-weight) for products that present,bind, store, or preserve information
   Binding: data and ring binders and notebooks
  Filing/active use: file folders, pressboard folders, and other filing products.
  Presentation: document/report covers, folders
  Diaries, date books, and planners
Diversified or specialized manufacturers/converters of school, home and office supplies Paper merchants (selling to printers) Checkbook printers/manufacturers
Binding tapes: edge binding and reinforcing Primarily coated synthetic nonwoven materials	Filing products, checkbooks, and memo pads

(b)	Competitors

The Company’s competitors in the office products market include a mix of large integrated manufacturers and smaller independent companies, which include International Paper Co., Brownville Specialty Paper Products Inc., Crocker Technical Papers, Inc., Fox River Paper Co., MeadWestvaco Corp., and Merrimac Paper Co., Inc. In addition, the manufacturers of certain substitute materials, such as polyethylene or vinyl, compete in some of the Company’s office products markets. The Company’s competitors for binding tapes include Southern Label Company, Northeast Paper Converting Company, and Kimberly Clark Corp. (a base materials supplier).

(c)	Manufacturing

The Company manufactures the base materials for this product group primarily in its Brattleboro, Vermont facility, and, to a lesser extent, in its Warren Glen and Hughesville, New Jersey facilities. The Company’s U.S. converting operations may supply sheeting, embossing, coating, or other finishing steps for these base materials. The Company’s Quakertown, Pennsylvania converting facility produces most of its binding tape materials using synthetic nonwoven material (Tyvek®) purchased from DuPont. The Company coats, colors, and/or saturates this material for office supplies, books and related products.

E.	German Operations

The Company’s German operations are not involved in the Chapter 11 Case. The German operations are focused on the production of technical specialties, including filter media, masking tape base, wallcovering base, printing substrates, and abrasive base materials. Such operations are highly profitable and provide significant intercompany support to the Debtors.

The Company’s German operations consist of FiberMark Gessner, located in Bavaria, Germany, and FiberMark Lahnstein, located northwest of Frankfurt in Rhineland-Palatinate, Germany.

1.  Technical Specialties

All of the German operations are reported in the technical specialties product family. Filter media, primarily for automotive/transportation and vacuum bag filtration, accounts for a significant portion of the Company’s German operations through FiberMark Gessner. Although the Company markets these products worldwide, the majority is sold within Europe, with significant business in Asia Pacific, the U.S., and, to a lesser degree, Latin America.

(a)	Products

The following chart summarizes the materials produced and marketed worldwide through the Company’s German operations, associated end products or markets, and the types of customers.

Materials/Products	End Products/Markets	Typical Customers
Filter Media for Transportation Filtration (car, truck, heavy-duty equipment, train, jet, etc.)
Saturated and unsaturated paper that may be reinforced with cotton or synthetic fibers Synthetic/nonwoven meltblown Composite materials	Liquid filters: fuel, lube, and hydraulic oil Air filters: engine and vehicle passenger cabin	Leading filter manufacturers (sold into/to OEM,OES, and after-markets)
Filter Media for Home/Commercial Filtration
Paper and synthetic: nonwoven meltblown Synthetic air filter media	Vacuum cleaner bags (OEM, OES, and after-market) Industrial filtration, ventilation, air-conditioning, and process air filtration	Manufacturers/converters of vacuum cleaners or bags Producers of industrial filter element and filter sets
Home/Commercial
Nonwoven wallcovering base Abrasive base Printing substrates: specialty nonwoven/synthetic content materials Security paper Overlay and other flooring materials
  Wallcovering/wallpaper
  Sandpaper: hand and machine
  Graphic arts/printing: menus, promotional items, maps, durable documents, and labels
  Identity: cards, licenses, tickets, registrations, and stock certificates

  Laminated imitation wood veneer flooring
Wallcovering manufacturers Coated abrasives manufactureres Paper merchants (servicing printing industry) Paper merchants (servicing printing industry) Flooring manufacturers
Tape Substrates
Masking tape base ▪ Raw (unsaturated) ▪ Saturated Other tape base	Masking tape for general purposes and painting: ▪ Automotive OEM and repair ▪ Building construction/renovation Application tape to transfer vinyl lettering for signage	Leading tape manufacturers, worldwide, particularly in Europe and Asia Pacific Self-adhesive coaters (tape manufacturers)

(b)	Competitors

The Company’s largest competitors in the transportation filtration market are FiberComposites, a division of Ahlstrom Corp., and Hollingsworth & Vose/Binzer. The Company's primary competitors in vacuum filter media include Monadnock Paper Mills, Inc. in the United States and Neu Kaliss Spezialpapier GmbH and MB Papeleras Especiales S.A. in Europe. The Company’s competitors in the tape substrate market include integrated manufacturers, such as Kimberly-Clark Corp., Wausau-Mosinee Paper Corp., Paper Line S.p.A., Ahlstrom Corp., and MeadWestvaco Corp. The Company also competes with various small competitors, none of which has a dominant market position. In the tape market, some of the Company’s customers have the ability to saturate tape base materials, a service that the Company provides to many of its tape base customers.

The Company’s competitors in other technical markets, such as abrasive and nonwoven wallcovering base, include a mix of large integrated manufacturers and smaller independent companies, including Arjo Wiggins (division of WORMS & Cie.), FiberComposites (division of Ahlstrom Corp.), Hollingsworth & Vose, Kimberly-Clark Corp., MeadWestvaco Corp., and Neu Kaliss Spezialpapier GmbH. In some of the Company’s niche markets, it competes with various large, integrated commodity paper manufacturers who may make less expensive substitute materials. In the graphic arts market, the Company’s primary competitors are producers of films or 100% synthetic materials.

(c)	Manufacturing

The Company’s German operations consist of three sites: Lahnstein, Germany (FiberMark Lahnstein); Feldkirchen/Westerham ("Weidach"); and Bruckmühl, Germany (FiberMark Gessner facilities). The Company manufactures base materials, including paper, often combining wood pulp sources and non-wood sources such as synthetic fibers and synthetic fiber-based materials, and combinations of paper and nonwoven materials. In addition, the Company’s German facilities have various finishing capabilities, including saturating, coating, bonding, and other finishing capabilities. The Company’s filter media business is primarily produced in its Weidach site. The Bruckmühl site primarily produces specialty tape substrates, which may be raw, saturated, and/or coated, as well as latex-treated abrasive base materials used for sandpaper. The Company’s New Jersey operations supply its German operations with a portion of their vacuum bag filter media and tape base needs. The Company also purchases a small percentage of the base materials marketed by its German operations from outside sources. FiberMark Lahnstein produces and markets its largest single product line, wallcovering base, as well as printing and coating base materials. The Company sold its disposable tablecloth business, formerly produced by FiberMark Lahnstein, to Ahlstrom Corp. in December 2002.

F.	Operational Matters

1.  Sales, Marketing and Distribution

The Company’s customers are primarily converters or manufacturers who rely on its base materials for making their finished or semi-finished products. The Company’s engineered materials are sold in roll or sheet form. Most of the Company’s business is sold directly to customers primarily through its internal sales force, supplemented by agents or distributors, particularly for specialized markets or certain geographic markets outside of the United States. In some markets, such as publishing and packaging and graphic design markets, the Company’s products are sold through distributors or paper merchants. In addition, the Company uses merchants or stocking distributors to sell materials used for certain broad channels such as printers, packaging converters, and select specialty book publishers. Worldwide direct sales to end users or converters represented approximately 81% of the Company’s net sales in 2003. The remaining sales were made through distributors.

Most of the Company’s products are widely known in its primary markets, with strong brand awareness for many of the Company’s branded products. The Company holds a number of patents, trademarks, and licenses. While intellectual property rights are material to the Company’s business, the loss of any one of these rights would not be expected to have a material adverse effect on the Company’s business, with the exception of FiberMark®.

Many of the Company’s customers are well known in their markets, and no single customer represented more than 5% of its net sales for the year ended December 31, 2003.

2.  Raw Materials

The Company uses a wide array of raw materials to formulate its products, including virgin hardwood and softwood pulp, secondary wood fiber from pre-and post-consumer waste, secondary cotton fiber from the apparel industry, synthetic fibers, such as nylon, polyester, and fiberglass, synthetic latex, chemicals, pigments, and dyes. These materials are purchased from numerous suppliers worldwide.

Wood pulp is the Company’s single most significant raw material. The Company does not produce pulp. Pulp and secondary fiber prices are subject to substantial cyclical price fluctuations. Approximately 11% of the Company’s revenues are based on contractual pricing that is indexed to commodity pulp. These customer contracts provide the Company with some insulation from raw material cost variability.

Latex represents the Company’s second most significant raw material cost. The Company purchases this material from a number of sources worldwide. The price is generally less volatile than that of pulp.

The Company has a long-standing relationship with DuPont, its supplier of Tyvek®, and has never experienced a disruption in supply. Although the Company is an approved DuPont converter and believes that it has a good relationship with DuPont, there can be no assurance that the Company will be able to continually purchase adequate supplies of Tyvek®. The Company also purchases a significant quantity of polyester, the majority of which is Dacron®, purchased from DuPont SA. Any material interruption in the Company’s supply of Tyvek® or Dacron® could have a material adverse effect on the results of operations and the Company’s financial condition.

3.  Energy

The Company’s operations, particularly its paper mills, consume a significant amount of energy. The Company’s natural gas and electricity requirements are supplied by public utilities and/or qualified suppliers. The Company employs third-party supply contracts to manage and reduce the commodity and transportation costs associated with natural gas and electric power. While natural gas accounts for the majority of the Company’s fuel needs, the Company also uses fuel oil in some of its operations. The Company typically purchases fuel oil on the spot market as needed. In order to address energy issues and opportunities, the Company has retained the services of an energy management company. The Company also regularly evaluates alternative energy and co-generation options.

4.  Environmental Regulation and Compliance

The Company and its predecessors have invested substantially in pollution control facilities to comply with environmental laws and regulations. The Company spent $6.8 million in 2003, $5.6 million in 2002, and $6.2 million in 2001 for environmental purposes. While the Company believes its capital expenditures will be sufficient to maintain substantial compliance with existing environmental laws, any failure to comply with present or future environmental laws could subject the Company to liability or require it to suspend or reduce operations. In the future, the duty to comply with environmental laws could restrict the Company’s ability to expand its facilities, obligate the Company to acquire and operate costly equipment, or otherwise force the Company to incur significant expenses.

The Company understands that the United States Environmental Protection Agency ("EPA") has named the previous owners of CPG Investors, Inc. ("CPG") as potentially responsible parties ("PRP") for costs to investigate and clean up various third-party sites. The Company acquired CPG by merger in 1996. The Company has no information suggesting that the EPA or any other agency or party plans to assert that it is a PRP. No proof of claim asserting PRP liability has been filed by the EPA or any other agency or party in the Chapter 11 Case.

CPG’s liabilities at those sites arose under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), which imposes liability on broad categories of parties. Courts have interpreted CERCLA to impose retroactive, strict, and, under certain circumstances, joint and several liability on parties for costs associated with investigating and cleaning up facilities. Typically, current owners and operators of a facility, those who owned or operated a facility when hazardous substances were disposed of there, as well as those that generated or transported the hazardous substances, may be liable under CERCLA as PRPs. In addition, CERCLA imposes liability for the costs of evaluating and addressing damage to natural resources.

The State of New Jersey required extensive environmental investigation regarding the release of hazardous substances, materials, and/or wastes at two sites the Company acquired from CPG in 1996. Based on the results of those investigations, remediation may be necessary to address that contamination.

In December 2002, a subsidiary of the Company and predecessor to FNA, then known as FiberMark DSI, Inc. ("DSI"), voluntarily disclosed to the EPA that DSI might have violated certain federal air pollution control laws. DSI disclosed the possible violations after performing a voluntary audit of its compliance with those legal requirements at the DSI facilities in Lowville, New York and Johnston, Rhode Island. The EPA has not informed the Company as to whether it plans to seek penalties for the possible violations and the EPA filed no proof of claim in the Chapter 11 Case with respect to any such penalties.

In December 2002, DSI also voluntarily disclosed to the New York State Department of Environmental Conservation ("NYSDEC") possible violations of state air pollution control law based on what it found during the voluntary audit conducted at the Lowville facility. Based on the facts disclosed, the NYSDEC issued a notice of violation ("NOV") to DSI on December 18, 2002. The Company understands that the NYSDEC does not intend to seek a penalty for the possible violations and in fact the NYSDEC filed no proof of claim in the Chapter 11 Case with respect to such penalties.

The Company has demanded that the former owner of the Lowville and Johnston facilities indemnify it under the terms of the purchase agreement for the losses the Company has incurred and may incur as a result of the disclosures to the EPA and the NYSDEC. The former owner has rejected the Company’s claim, and the Company cannot predict whether its indemnification demand will succeed.

In December 2003, the City of Fitchburg ("Fitchburg City") commenced an action against the Company and one of its subsidiaries in Massachusetts Superior Court. The complaint seeks monetary damages and injunctive relief under a 1973 agreement between Fitchburg City and a predecessor of the Company relating to costs associated with a portion of Fitchburg City's wastewater treatment system under an escrow agreement also relating to that upgrade. On January 20, 2004, the Company and its subsidiary responded to the complaint. Fitchburg City has filed a proof of claim in the Chapter 11 Case, which the Debtors intend to dispute. In the event that Fitchburg City establishes any claim against the Debtors, it would be treated as a pre-petition unsecured claim under the Plan.

In April 2001, the Company acquired paper mill and converting facilities in Johnston, Rhode Island; West Springfield, Massachusetts; and Brownville, New York. The former owner of the paper mill and converting facilities maintained responsibility for addressing known environmental conditions, and as long as the Company provided notice within a certain time period, the former owner agreed to indemnify the Company for environmental investigation and remediation obligations for previously unidentified contamination that existed prior to closing. The Company has advanced several demands, and the former owner has met its indemnity obligations to date. Under relevant state and federal environmental laws, the Company may be a PRP and consequently could be required to perform remedial actions to address contamination if the former owner defaults on its obligations. The Company believes that the potential for such default is remote. No proofs of claim were filed in the Chapter 11 Case asserting any PRP liability.

The NYSDEC has listed a portion of the Company’s Lowville facility on its Hazardous Substance Waste Disposal Site Inventory. The listing is based on an assessment by the NYSDEC of potential impacts associated with activities that occurred before the Company acquired the facility. In 1997, testing on the listed portion revealed concentrations below applicable cleanup objectives but also revealed the presence of contamination elsewhere at the facility above applicable cleanup objectives. In 1998, cleanup activities at the facility were completed to remediate likely sources of that contamination. The NYSDEC was informed that chemicals were present in groundwater in excess of applicable cleanup objectives and that the source of the contamination may originate from a source offsite, at a location other than the facility. The NYSDEC has not asked the Company to perform additional cleanup activities. The Company cannot predict whether the NYSDEC will require it to take additional steps in the future, but the Company does not believe the costs of performing any such activities would have a material adverse effect on its financial position or results of operations.

In April 2003, Georgia-Pacific Corporation ("Georgia-Pacific") commenced an action in the United States District Court for the District of New Jersey against the Company in connection with the Warren Glen and Hughesville mills. The complaint seeks declaratory relief, unspecified monetary damages, and requests an order of specific performance, all in connection with alleged rights and obligations arising under a 1991 Asset Purchase Agreement (the "1991 Agreement"). The Company responded to the complaint in May 2003. In October 2003, Georgia-Pacific amended its complaint to include claims for similar relief allegedly arising from two additional agreements. In December 2003, the Company filed an amended answer with counterclaims against Georgia-Pacific, based on the agreements at issue. The case relates to environmental assessment and remediation work required of Georgia-Pacific at two mill properties pursuant to state law and potential payments owed to the Company under those various agreements. The Company cannot predict how this matter will be resolved. The litigation is currently stayed. Any monetary claims established by Georgia-Pacific against the Company would be treated under the Plan. The Debtors and Georgia-Pacific have engaged in discussions to try and resolve the action but there is no guarantee that such discussions will be successful. The Debtors retain any and all rights, claims, counterclaims, offsets and defenses with respect to the action with Georgia-Pacific.

In September 2004, Region 2 of the United States Environmental Protection Agency issued the Company a Compliance Order (the "2004 Compliance Order"). The Order alleges that the Company used emission reduction credits that were not federally-approved to meet emission control standards applicable while operating a boiler at the Company's Warren Glen mill. The 2004 Compliance Order requires the Company to use only federally-approved methods to meet those standards, demonstrate that those standards are being met, and install certain opacity monitoring equipment before operating the boiler on fuel oil.

Over the last several years, certain of the Debtors or their predecessors have been named as a defendant in a large number of asbestos lawsuits, including several class action lawsuits. It is the Debtors’ position that they were named in error, and the vast majority of such lawsuits have been dismissed on that basis. The Debtors have never been found liable on any asbestos-related claim. As of the date hereof, there are eleven lawsuits still pending against certain of the Debtors, as to which proofs of claim have been filed in the Chapter 11 Case. The Debtors intend to seek the disallowance of such proofs of claim.

Based upon the Company’s experience, the Company expects that the future cost of complying with existing environmental laws, and the Company’s liability for known environmental claims under those laws, will not have a material adverse effect on the Company’s financial condition or results of operation. However, new information, changes in environmental laws or how they are interpreted, or more vigorous enforcement by regulatory authorities may give rise to additional expenditures or liabilities that could be material to the Company’s financial condition and results of operations.

G.	Management and Employees

1.  Board of Directors

FiberMark’s Board of Directors (the "Board" or the "Board of Directors") oversees the Company’s management, reviews its long-term strategic plans, and exercises direct decision-making authority in key areas.

(a)	Members of Board

Set forth below is information with respect to the members of FiberMark’s Board serving as of the date hereof:

•	Alex Kwader has been chairman of the Board of FiberMark since February 2002, in addition to serving as chief executive officer and a director of FiberMark since 1991. He also served as president until January 2002. He has been employed by the Company and its predecessor, Boise Cascade Corp. ("BCC"), since 1970. He served as senior vice president of the Company from March 1990 to August 1991 and as vice president from the Company’s inception in June 1989 until March 1990. From 1970 until June 1989, Mr. Kwader was employed by BCC in various managerial positions. He was general manager of the Pressboard Products Division from 1986 until June 1989. From 1980 to 1985, he served as general manager of the Latex Fiber Products Division of BCC. Mr. Kwader holds a bachelor's degree in mechanical engineering from the University of Massachusetts and a master's degree from Carnegie Mellon University, and attended the Harvard Business School Executive Program.

•	A. Duncan Middleton joined FiberMark and assumed his role as president in January 2002, and was elected as a director of FiberMark in February 2002. Prior to this, he was senior vice president for Ahlstrom FiberComposites in Windsor Locks, Connecticut. He previously served as president and senior vice president in the nonwoven materials business of its predecessor, the Dexter Corporation, gaining significant international experience in the U.S., Belgium, Scotland, and Scandinavia. Earlier with Dexter, he held the positions of director-business development, director-operations planning, and financial director-Europe. Mr. Middleton holds a higher national diploma in business studies from Scottish College of Commerce, and is qualified as a Cost and Management Accountant (CIMA).

•	Brian C. Kerester has been a director of FiberMark since May 1996. Mr. Kerester has been an independent consultant since August 2001. He currently serves on the Board's audit committee. From March 2000 to June 2001, he was chief financial officer for Collabria, Inc., a supply chain software company for the printing industry. From 1996 through 1999, Mr. Kerester held various positions at Distribution Dynamics, Inc., including chief financial officer and executive vice president of development. From 1988 to 1996, Mr. Kerester held a variety of positions, including operating affiliate and partner at McCown De Leeuw & Co., a private equity firm. Mr. Kerester previously worked with The First Boston Corporation in the Venture Capital Group from 1984 through 1986 and Bankers Trust Company in the World Corporate Department from 1981 to 1984. He holds a bachelor's degree in economics from the Wharton School, University of Pennsylvania and a master's degree in business administration from Columbia Business School.

•	Glenn S. McKenzie has been a director of FiberMark since May 1999, and previously served as a director of FiberMark from January 1994 to May 1998. He currently serves on the Board’s audit and compensation committees. Since October 1991, Mr. McKenzie has been president of Alpha Investments, Inc., a management consulting firm. Mr. McKenzie currently serves as a director of Young America Holdings, Inc. Mr. McKenzie holds a bachelor's degree in economics and a master's degree in business administration from the University of North Carolina.

•	Elmar B. Schulte has been a director of FiberMark since May 1998. He currently serves on the Board’s audit and compensation committees. Dr. Schulte founded and has been a managing general partner of Dr. Schulte Vermoegensverwaltungs-KG since 1981 and is a private investor. He served as senior vice president of Deutsche Leasing AG, Frankfurt from 1976 to 1980. From 1971 to 1976, he was employed by Clark Equipment Corporation in various management positions, including corporate division controller and business manager for Clark International Marketing SA, Brussels. He currently serves as director of KAIROS Real Estate Inc., a land developer based in Montreal, Quebec. Dr. Schulte received his diploma in business and doctorate in economics from the University of Muenster, Germany and a master's degree in business administration from the European Institute of Business Administration (INSEAD), Fontainebleau, France.

•	Edward P. Swain, Jr. has been a director of FiberMark since February 1998. He currently serves on the Board’s governance committee. Mr. Swain served as president of P T Holdings Corporation from January 1992 to February 2002, having been president and chief executive officer ("CEO") of Port Townsend Paper Corporation from January 1992 until December of 1997 and acting president and CEO starting in August 1991. Previously, Mr. Swain was a partner in a major Seattle law firm, assistant general counsel of BCC, and president of a venture capital firm. He currently serves as treasurer, chairman of the finance committee and a member of the executive committee of the board of trustees of the Museum of Flight in Seattle, Washington. He is also a director of eAcceleration, Inc., a software company located in Poulsbo, Washington. Previous directorships include Orbanco Financial Services Corporation, Northwest Acceptance Corporation, and The Oregon Bank. Mr. Swain received his bachelor's degree from Williams College and an LL.B. from Harvard Law School.

The Plan provides for the appointment of a new Board of Directors, to be comprised of seven (7) members, who will be designated by the Creditors Committee in accordance with the Shareholders Agreement. The designation of directors will be announced in a filing made with the Bankruptcy Court no later than five (5) days prior to the Confirmation Hearing.

(b)	Compensation of Board Members

Under the Company’s director compensation policy, applicable to non-employee directors, the Company pays quarterly fees of $4,000 per director, with committee chairs receiving an added $625 per quarter. Additionally, each director receives $1,500 per regular board meeting attended or $500 for board meetings attended telephonically. Directors receive $750 per committee meeting attended, whether attended in-person or telephonically. All fees are paid on a quarterly basis. All of the non-employee directors are reimbursed for their travel expenses associated with their attendance at each Board and committee meeting. The Debtors anticipate that the new Board of Directors will adopt similar payment and reimbursement policies, with any changes to be consistent with market practices for similar companies.

Prior to the Petition Date, the Company had in effect a Non-Employee Directors Stock Option Plan, under which shares of FiberMark’s common stock were reserved for issuance and options with respect thereto were granted to non-employee directors. As a result of the Plan in the Chapter 11 Case, however, all stock and options held by non-employee directors will be cancelled. The Plan provides for the implementation of a New Equity Incentive Plan providing for participation in the New Common Stock by members of the new Board of Directors.

2.  Executive Officers

Set forth below is information with respect to the executive officers of the Company serving as of the date hereof:

•	Alex Kwader has been chairman of the Board of FiberMark since February 2002, in addition to serving as chief executive officer and a director of FiberMark since 1991. He also served as president until January 2002. He has been employed by the Company and its predecessor, BCC since 1970. He served as senior vice president of the Company from March 1990 to August 1991 and as vice president from the Company’s inception in June 1989 until March 1990. From 1970 until June 1989, Mr. Kwader was employed by BCC in various managerial positions. He was general manager of the Pressboard Products Division from 1986 until June 1989. From 1980 to 1985, he served as general manager of the Latex Fiber Products Division of BCC. Mr. Kwader holds a bachelor's degree in mechanical engineering from the University of Massachusetts and a master's degree from Carnegie Mellon University, and attended the Harvard Business School Executive Program.

•	A. Duncan Middleton joined FiberMark and assumed his role as president in January 2002, and was elected as a director in February 2002. Prior to this, he was senior vice president for Ahlstrom FiberComposites in Windsor Locks, Connecticut. He previously served as president and senior vice president in the nonwoven materials business of its predecessor, the Dexter Corporation, gaining significant international experience in the U.S., Belgium, Scotland, and Scandinavia. Earlier with Dexter, he held the positions of director—business development, director—operations planning, and financial director—Europe. Mr. Middleton holds a higher national diploma in business studies from Scottish College of Commerce, and is qualified as a Cost and Management Accountant (CIMA).

•	Dr. Walter M. Haegler has served as senior vice president and managing director for German operations since January 2003, and continues to manage FiberMark Gessner as he has since the January 1998 acquisition of Steinbeis Gessner GmbH. Since May 1999, he also assumed responsibility for filter media worldwide, and in September 1999, for FiberMark Lahnstein. With Gessner since 1987, he served as managing director of Steinbeis Gessner from 1990 until 1997, and as plant manager of the Feldkirchen site from 1987 until 1990. Before joining Gessner, Dr. Haegler was research and development and application technology manager for VP Schickedanz from 1981 to 1987. Dr. Haegler holds a master's degree and a doctorate from the University of Erlangen in inorganic and analytical chemistry.

•	John E. Hanley has been vice president and chief financial officer of the Company since December 2003. He previously served as vice president and corporate controller, joining the Company in July 2003. Prior to joining FiberMark, he was vice president of finance and chief financial officer of Amerbelle Corporation, a privately held textile dye and finishing business. Earlier, he was vice president finance and chief financial officer, treasurer, and secretary for Axsys Technologies, Inc., a publicly held manufacturer of engineered systems for a wide range of industries, including aerospace and electronics capital equipment. Before that, he spent 20 years with Lydall, Inc., a publicly held specialty paper and fiber-based materials manufacturer, serving thermal, acoustical, and filtration markets. He was Lydall’s vice president of finance, treasurer, and chief financial officer from 1992 to 2000. Mr. Hanley holds bachelor's and master's degrees in business administration from the University of Connecticut and is a certified public accountant.

•	David R. Kruft has served as senior vice president of sales and marketing, North American operations, since August 2002. He previously served as vice president and general manager, Durable Specialties Division, since joining FiberMark in 1996 at the time of the Arcon acquisition. He held the position of president of Arcon since 1993, having joined Arcon in 1990. Employed for over 20 years by Esselte Pendaflex Corporation, his most recent role at Esselte was senior vice president and division head for the Boorum and Pease office products line. Mr. Kruft holds a bachelor's degree in mechanical engineering from Hofstra University.

•	Robert O. Stein has served as senior vice president of operations, North American operations, since August 2002. Most recently, he was vice president and general manager for FiberMark DSI (April 2001-August 2002). He served in the same capacity for the Company's North America filter media business (July 1999-August 2002). He joined the Company in November 1997 as vice president of business development. Prior to FiberMark, he was with Tiara Motorcoach Corp., most recently as its president and chief operating officer, from 1993 to 1997. Previously, he was manager, corporate strategy, and acquisitions for Polaroid Corp. Earlier experience includes consulting with Monitor Company and engineering and program management for General Electric. He holds a bachelor's degree in electrical engineering from Tufts University and a master's degree in business administration from the Harvard Business School.

The Plan provides that the existing executive officers of FiberMark will serve initially in the same capacities after the Effective Date for Reorganized FiberMark until replaced or removed by the new Board of Directors in accordance with the Certificate of Incorporation of Reorganized FiberMark and the By-laws of Reorganized FiberMark.

3.  Employees

As of September 30, 2004, the Company employed a total of 1,743 employees, of whom 560 were salaried and 1,183 were hourly. Of the total number of employees, 944 were employed by the Debtors within the United States.

In the United States, approximately 75% of the Company’s hourly employees are members of the Paper, Allied-Industrial, Chemical and Energy Workers International Union, known as PACE, the International Brotherhood of Electrical Workers, or the United Steelworkers of America. Workers at the Company's Warren Glen and Hughesville sites are subject to two separate collective bargaining agreements. The Company believes that these collective bargaining agreements contain customary and standard terms. However, the Company’s hourly employees at the Company’s facilities in Quakertown, Pennsylvania and Brownville, New York are not affiliated with any union.

In Germany, the Company’s employees are represented by the Mining, Chemicals and Energy Trade Union, Industriegewerkschaft Bergbau, Chemie and Energie (IG BCE). Approximately 70% of salaried employees and all of the hourly employees are union eligible but are not necessarily members, as membership is voluntary and not disclosed. Employees are represented by a local works council. In the United Kingdom, hourly employees are members of the Transport General Workers Union.

In general, the Company believes that it has good relations with its employees and their unions.

4.  Compensation and Benefits

The Company has historically provided a competitive compensation and benefit package to its executive officers, senior management, and other employees. The package for union employees is governed by the terms of the applicable collective bargaining agreement. For non-union employees, the package includes (a) wages, salaries, holiday and vacation pay, sick leave pay, and other accrued compensation; (b) severance in the event of termination; (c) various insured and self-insured health and welfare and related types of benefits (including, without limitation, medical, dental, vision, flexible spending accounts, prescription drugs, life insurance, dependent life and accidental death insurance, disability insurance, health and safety incentive programs, and business travel accident insurance); (d) retirement, savings, pension, other deferred compensation, and related types of benefits; and (e) reimbursement of business, travel, educational, and other reimbursable expenses.

(a)	Retirement Benefits

The Company offers retirement benefits to certain employees through a series of retirement plans, including the following:

•	A defined contribution plan, which is a 401(k) ERISA and IRS-qualified plan, covering substantially all employees in the United States. The plan permits employee salary deferrals up to 16% of salary, with the Company matching 50% of the first 6%. Certain foreign subsidiary employees are eligible to participate in similar plans in those countries.

•	A defined benefit plan for certain hourly employees in the United States, which is an ERISA and IRS-qualified plan. Plan assets are invested principally in equity securities, government and corporate debt securities, and other fixed income obligations. The Company annually contributes at least the minimum amount as required by ERISA. The defined benefit plans covering all hourly employees in Germany were established by the Company to provide a monthly pension upon retirement. There is no legal or governmental obligation to fund these plans.

•	A multi-employer defined benefit plan for hourly employees at the Lowville, New York facility, which was part of the 2001 Rexam DSI acquisition.

•	A supplemental executive retirement plan (the "SERP") and a deferred compensation plan (the "DCP"), which are non-qualified plans. The SERP and the DCP are governed by a trust agreement and are for the benefit of a select group of management, highly compensated employees, and/or directors who contribute materially to the continued growth, development, and business success of the Company. Pension benefits are based upon final average compensation and years of service. Benefits earned are subject to cliff vesting after fifteen (15) years or more of service. The Company estimates that claims under the SERP that have vested are in the approximate amount of $4,426,012. The DCP permits eligible participants to defer a specified portion of their compensation. The deferred compensation, together with certain company contributions, earns a guaranteed rate of return. As of the Petition Date, the Company had obligations totaling approximately $761,189.20 under the DCP. To assist in the funding of the SERP and the DCP, the Company purchased corporate-owned life insurance contracts. Proceeds from the insurance policies are payable to the Company upon the death of the participant. The value associated with the insurance policies was approximately $3,151,925 as of the Petition Date, although that value is subject to claims of creditors.

•	The Company provides certain health care and life insurance benefits upon retirement to a specific group of employees who formerly worked for CPG, which was acquired by the Company in 1996. The Company also provides certain health care and life insurance benefits upon retirement to a specific group of employees who formerly worked for Rexam DSI, which was acquired by the Company in 2001.

(b)	Stock Option Plans

Prior to the Petition Date, the Company had in place certain stock option plans, under which options to acquire FiberMark’s common stock were granted to selected officers and employees. As a result of the Plan in the Chapter 11 Case, however, all stock and options held by officers and employees will be cancelled. The Plan provides for the implementation of a New Equity Incentive Plan providing for participation in the New Common Stock by certain members of management and key employees who serve after the Effective Date.

(c)	Management Incentive Plan

Prior to the Petition Date, the Company offered a Management Incentive Plan providing for incentive payments to executives and key employees equal to a percentage of base salary based upon the Company’s achievement of certain levels of earnings per share. The Management Incentive Plan utilized a sliding scale so that the percentage of base salary paid as incentive compensation increased as the Company’s earnings per share increased. The Management Incentive Plan was designed to directly align the interests of the executive officers and the stockholders. No incentives were earned under the Management Incentive Plan in 2003, 2002, or 2001 and none are expected to be earned for 2004. The Management Incentive Plan is subject to annual review by the Compensation Committee of the Board of Directors. On December 17, 2003, the Company contracted with Stern Stewart & Co., an outside employee benefit consulting firm, to develop an EVA® financial management practices and incentive plan to replace the Management Incentive Plan. As of the date hereof, the replacement plan continues to be in development.

(d)	Sales Incentive Plan

Prior to the Petition Date, the Company offered a Sales Incentive Plan providing for incentive payments to sales employees with direct sales responsibilities equal to a percentage of base salary based upon their achievement of specific sales objectives. The Sales Incentive Plan is intended to recognize performance in achieving and surpassing sales volume targets, earnings before interest and taxes (EBIT) targets, and up to three strategic sales initiatives directly assigned to a specific sales employee. Incentives were earned under the Sales Incentive Plan in 2003, 2002, and 2001 and incentives are expected to be earned for 2004. The Sales Incentive Plan is subject to annual review by senior management team of the Company. On December 17, 2003, the Company contracted with Stern Stewart & Co., an outside employee benefit consulting firm, to develop an EVA® financial management practices and incentive plan to replace the Sales Incentive Plan. As of the date hereof, the replacement plan continues to be in development.

(e)	Severance Practices

Although there is no single company-wide severance policy, the Company has in the past maintained a practice of paying severance to terminated eligible employees. This practice generally provides for salary continuance, based on the eligible employee’s years of service, allotting one week of severance per year of service (without the imposition of any maximum). In certain cases, a terminated employee is required to execute a separate agreement and release in order to receive a severance payment. Special severance programs are instituted, in certain cases, in exchange for non-compete agreements.

Under the Company’s severance plan for certain named executive officers, eligible employees are entitled to a continuation of their base salary for twelve (12) months, with the exception of Alex Kwader who is entitled to continuation of his base salary for 24 months. The severance benefits provided under the post-petition severance plan, described below, are in lieu of the benefits under this severance plan.

(f)	Post-petition Employee Programs

By the Key Employee Protection Order, entered on August 6, 2004, the Bankruptcy Court approved the Debtors' Key Employee Retention Plan, Key Employee Severance Plan, and Discretionary Recognition Plan to incentivize employees to remain with the Debtors through the chapter 11 process and ameliorate the effects of the chapter 11 filing on employee morale. The following is a brief summary of the key elements of the programs, which is qualified by the terms of the actual program documents.

•	Under the key employee retention program, approximately 49 of the Debtors’ key employees, if eligible under the terms of the program, will receive aggregate non-discretionary retention incentive payments ranging from 20% to 125% of their respective annual salaries in consideration for continuing to remain in the Debtors’ employ during the pendency of the Chapter 11 Case and during the 120 days following the Effective Date. For all but the top six eligible participants in the retention program, the program provides for the retention incentive payments to be made in three parts, each equal to one-third of the aggregate, with the first being due as soon as practical after the date of approval by the Bankruptcy Court, the second on the Effective Date of the Plan, and the third 120 days after the Effective Date of the Plan. For the top six eligible participants in the Retention Program, the aggregate amount is payable as follows: one-fourth on the first payment date, one-fourth on the second payment date, and the final one-half on the third payment date. Total retention incentive payments to be made under the Retention Program will not exceed $3,279,700. In the event that the Debtors implement a management incentive plan based on Stern Stewart’s Economic Value Added principles during 2004, the Debtors are required to exclude from participation in such plan during 2004 those participants in the retention program who were identified as having base salary compensation exceeding $100,000.

•	Under the key employee severance program, approximately 27 of the Debtors’ eligible key employees are entitled to receive enhanced severance benefits during the Chapter 11 Case, with continuing provision for a period of two years after the Effective Date, in lieu of any other severance obligations the Debtors might otherwise owe to such key employees. The severance program provides that an eligible participant who terminates his or her employment for "good reason" (as defined in the severance program) or who is terminated by the Debtors for any reason other than for "cause" (as defined in the severance program) is entitled to receive severance benefits in an aggregate amount ranging from 50% to 200% of the participant’s annual salary, payable on a pro rata monthly basis. In the event that a participant in the severance program obtains new employment while receiving severance payments, the monthly amount of the remaining severance payments will be reduced by the amount of the participant’s monthly compensation from such new employment. If, however, such new employment is with a competitor of the Debtors, the participant will lose any right to severance and be required to repay severance payments received. Participants in the severance program who terminate their employment with the Debtors for other than good reason or whose employment is terminated by the Debtors for cause will not be entitled to receive any of the severance benefits. Eligibility is further conditioned upon a participant’s execution of a non-solicitation, non-compete, non-disclosure, and non-disparagement agreement with the Debtors and their affiliates and an additional agreement whereby such participant releases any claims against the Debtors, their successors, assigns, affiliates, representatives, agents, officers, directors, stockholders, and/or employees relating to or arising out of such participant’s termination of employment with the Debtors, including any claim to any severance payment under any other plan or agreement with the Debtors. The Debtors estimate that the approximate theoretical maximum cost of the severance program is approximately $4,099,866. However, the Debtors expect that the actual cost of the severance program will be far less than the theoretical maximum amount, depending on the number of qualifying terminations that occur while the severance program is in effect.

•	The discretionary recognition program applies to salaried and hourly employees who are not participants in the key employee retention program and who are determined in the sole discretion of the Debtors’ senior management to have made a significant contribution to the Debtors’ successful reorganization. The individual amounts and the timing of payments to be made under the discretionary recognition program will be determined by the Debtors’ senior management. The payments in the aggregate cannot exceed $300,000.

(g)	Post-confirmation Compensation and Benefits

After the Effective Date, the Debtors intend to continue to provide compensation and benefits consistent with those historically offered. Under the Plan, except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iv) previously terminated, all employee compensation and benefit programs of the Debtors, including without limitation, all health and welfare plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended), and all programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. However, the Plan does not modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder.

Furthermore, under the Plan, subject to the rights of the Debtors and the Reorganized Debtors to terminate or amend as provided for in Section 7.5(a) of the Plan, the Reorganized Debtors will continue after the Effective Date all of their defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. §§ 1301-1461. The Plan further provides that, as part of the continuation of the defined benefit pension plans, subject to any such termination or amendment, the Reorganized Debtors will meet the minimum funding standards under ERISA and the Internal Revenue Code, pay all insurance premiums owed to the Pension Benefit Guaranty Corporation (the "PBGC"), and administer and operate the defined benefit pension plans in accordance with their terms and ERISA. The Plan also provides that nothing in the Plan is intended to release or discharge any statutory liability or obligation of the Debtors or the Reorganized Debtors with respect to the PBGC or the defined benefit pension plans and that neither the PBGC nor any of the defined benefit pension plans will be enjoined or precluded from enforcing such liability as a result of the Plan.

Moreover, the Plan provides that the Debtors’ supplemental executive retirement plans, deferred compensation plans, and related trust agreements will terminate as of the Effective Date; to the extent such plans and agreements (and any separate agreements that may incorporate such plans and agreements) are considered to be executory contracts, such plans and agreements (and any separate agreements that may incorporate such plans and agreements) will be deemed to be rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order; and the Claims of all vested participants in such plans will be treated as General Unsecured Claims under the Plan.

H.	Debtors’ Capital Structure

1.  Post-petition Superpriority Secured Obligations

As part of the restructuring process under Chapter 11, the Debtors obtained a $30 million debtor-in-possession secured, superpriority revolving credit facility (the "DIP Facility") from GECC, which was approved by orders of the Bankruptcy Court dated April 1, 2004 and April 27, 2004. The DIP Facility is based on availability from North American assets, including receivables, inventory, and fixed assets, which are calculated on the same basis as the pre-petition facility. Funding for the German operations was provided under a separate $40 million credit agreement that excluded the North American borrowing base (the "German Facility"). The Debtors were required to guarantee the obligations under the German Facility. The guarantee was approved as part of the orders of the Bankruptcy Court approving the DIP Facility.

2.  Material Pre-petition Secured Obligations

(a)	GECC Credit Facility

The Debtors’ liabilities include secured obligations in respect of that certain $85 million credit agreement dated November 12, 2003, among, inter alia, the Debtors, their German affiliates, General Electric Capital Corporation, and certain lenders thereunder (as amended, the "GECC Credit Facility"). The Debtors’ obligations under the GECC Credit Facility consist of, among other things, obligations in respect of revolving loans, letters of credit, and certain guarantees of borrowings by the German affiliates thereunder. Although there were no direct borrowings owed by the Debtors under the GECC Credit Facility as of the Petition Date, the Debtors were liable for amounts owing in respect of interest, fees, indemnification, or other charges and costs owing under such facility. Additionally, the Debtors were contingently liable (a) for approximately $8.3 million in outstanding letters of credit issued under the GECC Credit Facility for their benefit and (b) as guarantors for approximately $23.4 million in borrowings by, and outstanding letters of credit issued for, their German affiliates under the GECC Credit Facility. The Debtors do not expect to be required to pay on their guarantee obligations under the GECC Credit Facility, as the German affiliates currently have the financial ability to satisfy their own debt obligations.

(b)	Other Secured Obligations

Other material secured obligations include, without limitation, a loan of approximately $8,900,000 secured by certain machinery at the Debtors’ facility in Warren Glen, New Jersey, which is referred to in the Plan as the Banc One Equipment Financing Claim; a loan of approximately $1,600,000 secured by certain machinery at the Debtors’ facility in Quakertown, Pennsylvania, which is referred to in the Plan as the GECC Equipment Financing Claim; and a sale/leaseback liability of approximately $3,300,000 secured by a building expansion at the Debtors’ facility in Lowville, New York, which is referred to in the Plan as the Coated Paper Sale/Leaseback Claim. A $380,000 secured claim existing as of Petition Date with respect to an insurance premium financing arrangement has been satisfied through post-petition payments. The County of Lewis, New York holds a contingent secured claim in the amount of $750,000 secured by a printer at the facility in Lowville, New York, which is included among the Lowville Grant Claims provided for in the Plan. The claim is contingent on the maintenance of employment levels at the Lowville facility.

3.  Material Pre-petition Unsecured Obligations

(a)	Senior Notes

The Debtors’ unsecured obligations include two series of publicly-traded senior unsecured notes, one with a remaining principal amount of approximately $100 million, due October 15, 2006, and the other with a remaining principal amount of approximately $230 million, due April 15, 2011. Both series of notes were issued by FiberMark and are guaranteed by FNA and FIH. The obligations with respect to such notes are referred to in the Plan as the Noteholder Claims.

(b)	Other Unsecured Obligations

Other unsecured obligations owed by the Debtors include, without limitation, trade debt, pre-petition liabilities under rejected contracts and leases, rejection damage claims, certain indemnification claims, certain employee claims, certain environmental claims, and litigation claims.

4.   Pre-petition Equity

FiberMark’s authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.001 per share, 7,066 shares of Series A Junior Participatory Preferred Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.001 per share. FiberMark had 7,066,266 shares of Common Stock as of August 1, 2004. Moreover, the Debtors believe that there are approximately 1,086 record holders and approximately 1,729 beneficial holders of FiberMark Common Stock. No shares of either the Series A Junior Participatory Preferred Stock or the Preferred Stock had been issued.

Beginning on August 8, 2003, FiberMark’s Common Stock traded on the American Stock Exchange under the ticker symbol "FMK," having previously traded on the New York Stock Exchange and the NASDAQ National Market System. On April 13, 2004, after voluntarily delisting from the American Stock Exchange, FiberMark’s Common Stock began trading on the OTC Bulletin Board under the ticker symbol "FMKIQ." FiberMark has never paid any cash dividends on its Common Stock.

I.	Summary of Assets

The Debtors have filed Schedules with the Bankruptcy Court that detail the assets owned by each of the Debtors. Such assets include real property, cash on hand, bank accounts and investments, security deposits, insurance policies, stock interests, accounts receivable, intellectual property, vehicles, office equipment, furnishings and supplies, machinery, fixtures, equipment and supplies used in business, inventory, and other items of personal property. The Schedules provide asset values on a net book basis, which are not reflective of actual values. The Schedules may be reviewed during business hours in the offices of the Clerk of the Bankruptcy Court or the Debtors’ counsel. Information as to the Debtors’ assets is also available in the balance sheets included in the financial data attached hereto as Appendix D and in the liquidation analysis attached hereto as Appendix E.

J.	Historical Financial Information

Attached as Appendix D is selected financial data for FiberMark for the three and six months ended June 30, 2004, as reflected in the Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for such period and for the fiscal year ended December 31, 2003, as reflected in the Form 10-K filed with the SEC for such period. The financial data as of June 30, 2004 has been reviewed by the Company’s outside accountants but has not been audited. The financial data as of December 31, 2003 has been reproduced from the audited financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2003 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period, please refer to such Form 10-K on file with the SEC, which may be accessed on the SEC’s Website, http://www.sec.gov, or on FiberMark’s Website, http://www.fibermark.com. In preparing their financial statements, the Company has followed the accounting directives as set forth in the American Institute of Certified Public Accountants’ Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code."

K.	Events Leading to Commencement of the Chapter 11 Case

After its formation in 1989, the Company engaged in a comprehensive plan to optimize its strategic, operational, and financial position, becoming through the process a leading independent value-added producer of specialty fiber-based materials. Within the United States, the Debtors successfully expanded their capabilities through four acquisitions over a ten-year period, subsequently consolidated their manufacturing sites to achieve an optimal mix of operations, improved their organizational efficiency, developed and brought on line state-of-the-art equipment, implemented aggressive cost reductions, and strengthened their management team.

Since 2001, however, the Debtors’ operations have suffered the effects of a weak economy and a prolonged recession in most of their key markets. These difficulties were exacerbated over the two years preceding the chapter 11 filing by the burden of acquisition-related debt and a number of operational issues, including production inefficiencies related to the consolidation of manufacturing facilities, structural sales declines due to business divestitures, instances of product obsolescence, and downgrading by customers to lower-valued materials.

Although the Debtors had nearly completed their facility consolidations and had made substantive productivity improvements, continuing adverse economic, industry, and other company-specific factors undermined the Debtors’ profitability and ability to meet their debt obligations. Therefore, after carefully considering a variety of alternatives, the Debtors concluded that a chapter 11 filing was the best way to ensure their ability to continue operations for the benefit of customers, vendors, and employees and to preserve the value of their estates for the benefit of stakeholders.

L.	Business Plan

The Debtors' Business Plan contemplates that, upon the Debtors' emergence from Chapter 11, the business will continue operating two segments, North American operations and German operations, with the objective of being a leading supplier of specialty fiber-based materials in its three product families: Publishing and Packaging, Technical Specialties and Office Products.

Accordingly, the Debtors' management team has adopted the following strategies in pursuit of these objectives: (a) gain market leadership by excelling at serving existing and new markets with high value-added products, (b) optimize operations to gain competitive advantage in the markets we serve, and (c) broaden our technical capabilities and ability to use a wide range of raw materials. Included in Appendix B is a forecast for the Reorganized Debtors for fiscal years ending December 31, 2004 through December 31, 2008, along with the assumptions upon which the forecast is based.

It should be noted that an important assumption in the Projections is that the Debtors will continue to operate all of their facilities as currently configured. The Projections do not reflect the impact, if any, of strategic initiatives which have historically been a part of their business strategy, such as acquisitions, facility and product line divestitures, facilities consolidations, and capital investment.

V.   CHAPTER 11 CASE

A.	Continuation of Business; Stay of Litigation

As described above, on March 30, 2004, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors, and the continuation of litigation against the Debtors. The relief provides the Debtors with the "breathing room" necessary to assess and reorganize their businesses and prevents Creditors from obtaining an unfair recovery advantage while the reorganization is ongoing.

B.	First Day Orders

On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor’s pre-petition and post-petition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in the Chapter 11 Case are typical of orders entered in business reorganization cases across the country. With certain exceptions, the Bankruptcy Court granted the relief sought by the Debtors, first on an interim basis with orders entered on April 1, 2004, and then, following notice and hearing, on a final basis with orders entered on April 15, 2004 or April 27, 2004. The "first day orders" authorized, among other things:

•	joint administration of the Debtors’ bankruptcy cases;

•	specific notice and case management procedures;

•	extension of the deadline for filing schedules and statements;

•	appointment of Logan as claims, noticing, and balloting agent;

•	obtaining secured, superpriority post-petition financing and use of cash collateral;

•	continued use of the existing cash management system and bank accounts, waiver of investment and deposit requirements, continuation of intercompany transactions, and grant of superpriority status to post-petition intercompany claims;

•	payment of pre-petition employee compensation, benefits, expense reimbursements, and related obligations and continuation of employee programs on a post-petition basis;

•	payment of pre-petition claims of critical vendors;

•	payment of certain pre-petition shipping and warehousing charges and import and export obligations;

•	payment of certain pre-petition obligations to foreign vendors;

•	payment of certain pre-petition taxes and fees;

•	payment of certain pre-petition claims of mechanics and materialmen;

•	honoring of certain pre-petition customer obligations and continuation of customer programs and practices;

•	continued performance and honoring of obligations under consignment arrangements;

•	grant of administrative expense status and payment of obligations arising from post-petition delivery of goods, return of goods, and treatment of valid reclamation claims; and

•	extension of the deadline for providing adequate assurance to utilities and establishment of procedures for determining requests of utilities for adequate assurance.

C.	Retention of Professionals

The Debtors are represented in the Chapter 11 Case by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") and Obuchowski & Emens-Butler as co-bankruptcy counsel, and Wilmer Cutler Pickering Hale and Dorr LLP (formerly, Hale and Dorr LLP) as special corporate counsel. The Debtors obtained the financial advisory and investment banking services of Berenson & Company, LLC ("Berenson"), the restructuring, accounting, and bankruptcy reorganization services of Weiser, LLP ("Weiser"), and the auditing, tax, and employee benefit services of KPMG LLP ("KPMG"). The Debtors have also retained a number of other professional firms to assist them in the ordinary course of their businesses.

D.	Official Committees

1.  Appointment of Official Committee of Unsecured Creditors

On April 7, 2004, the United States Trustee for the District of Vermont (the "U.S. Trustee") appointed, pursuant to the Section 1102(a) of the Bankruptcy Code, certain entities holding general unsecured claims to the Creditors Committee. The current members of the Creditors Committee are: AIG Global Investment Corp., Wilmington Trust Company, Solution Dispersions, Inc., Post Advisory Group, LLC, and Silver Point Capital. The Creditors Committee is represented by the law firms of Akin Gump Strauss Hauer & Feld LLP and Ryan Smith & Carbine, Ltd. The Creditors Committee has retained the financial advisory services of Chanin Capital Partners LLC ("Chanin"). The expenses of members of the Creditors Committee, and the fees and expenses of the professionals serving on behalf of the Creditors Committee, are entitled to be paid by the Debtors, subject to approval by the Bankruptcy Court.

On October 19, 2004, the Bankruptcy Court entered the Order Approving Specified Information Blocking Procedures and Permitting Trading in Securities of the Debtors Upon Establishment of a Screening Wall (the "Trading Order"). The Trading Order provides that members of the Creditors Committee who engage in the trading of securities as a regular part of their business are permitted to trade in the Debtors' securities provided that such Creditors Committee members adhere to the information blocking procedures and other requirements specified in the Trading Order.

Under the Plan, the Creditors Committee will dissolve on the Effective Date and its members will be released and discharged from all duties and obligations arising from or related to the Chapter 11 Case. The Plan further provides that Professionals retained by the Creditors Committee and the members thereof will not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except as may be necessary to (a) file final requests for payment pursuant to Section 12.1(a) of the Plan, (b) object to any final requests for payment filed by other Professionals if requested in writing by the Board of Directors of Reorganized FiberMark, (c) participate as to objections to Claims if requested in writing by the member of the Board of Directors of Reorganized FiberMark selected to monitor the process as provided for in Section 9.1(c) of the Plan, or (e) take other actions as may be requested in writing by the Board of Directors of Reorganized FiberMark.

2.  Request to Appoint Official Committee of Equity Security Holders

Under the Bankruptcy Code, the U.S. Trustee may appoint additional committees as it deems appropriate. On June 23, 2004, a group of stockholders requested that the U.S. Trustee appoint an official committee of equity security holders. After carefully considering the request, the U.S. Trustee declined to appoint such a committee. In response, the stockholders, on August 9, 2004, filed a motion with the Bankruptcy Court requesting an order directing the appointment of an equity security holders committee. By order dated September 17, 2004, the Bankruptcy Court declined to grant the motion, having found that the stockholders failed to satisfy their burden of proving that an official committee of equity security holders was necessary.

E.	Post-petition and Post-confirmation Funding

1.  DIP Facility

As part of the restructuring process under Chapter 11, the $85 million GECC Credit Facility that was put in place on November 12, 2003, was amended to effectively split the agreement into two parts. The North American portion was converted to a $30 million secured, superpriority, debtor-in-possession revolving credit facility (the "DIP Facility") offered by GECC, which was approved by orders of the Bankruptcy Court dated April 1, 2004 and April 27, 2004. The DIP Facility is based on availability from North American assets, including receivables, inventory, fixed assets, and real property, which are calculated on a similar basis as the pre-petition facility. Funding for the German operations was provided under a separate $40 million secured credit agreement (the "German Facility") that excluded the North American borrowing base. Under the two credit agreements, the Company’s pro-forma borrowing base is substantially the same as the borrowing base under the GECC Credit Facility. Various covenants and restrictions on the Company’s operations under the GECC Credit Facility continue to apply under the DIP Facility without material modification, together with an additional restriction on the amount of funds that can be transferred from Germany to support North American operations. The obligations of the DIP Facility are secured by a security interest on substantially all of the assets of the Debtors. Both facilities mature on June 30, 2005, but may be extended an additional 90 days at the request of the borrower(s) thereto. To replicate the GECC Credit Facility, the Debtors were required to guarantee the obligations under the German Facility. The guarantee was approved as part of the orders of the Bankruptcy Court approving the DIP Facility. The Debtors' guarantee of the obligations under the German Facility must be satisfied in full as part of the Plan, which will require the renegotiation of the credit facility in conjunction with the Exit Facility. The obligations under the guarantee are also secured by a security interest on substantially all of the assets of the Debtors.

2.  Exit Financing

The Plan contemplates that the Reorganized Debtors will enter into a senior secured credit facility with a letter of credit sub-limit (the "Exit Facility") in order to obtain the funds necessary to repay the DIP Facility Claim and German Guaranty Claim, make other required payments under the Plan, and conduct their post-reorganization operations. The Exit Facility is expected to be secured by a first lien on substantially all the assets of the Reorganized Debtors, subject to customary limitations, including limitations on the pledge of stock of foreign subsidiaries and consistent with the pre-petition security package.

F.	Other Material Matters Addressed During the Chapter 11 Case

In addition to the first day relief sought in the Chapter 11 Case, the Debtors have sought authority with re-spect to a multitude of matters designed to assist in the administration of the Chapter 11 Case, to maximize the value of the Debtors’ Estates, and to provide the foundation for the Debtors’ emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Case.

1.  Post-petition Retention and Severance Plans

By motion dated May 21, 2004, the Debtors sought authorization from the Bankruptcy Court to implement what they believed to be standard post-petition retention and severance plans for their key employees, for the purpose of incentivizing continued employment and combating the negative employee morale and turnover problems that typically result from the uncertainties and increased burdens of an employer’s debtor-in-possession status. The motion was opposed by the Creditors Committee. The hearing on the motion consumed almost three days of court time, as both the Debtors and the Creditors Committee presented witnesses, exhibits, and arguments of counsel in favor of their respective positions. Prior to the announcement of a decision, the Bankruptcy Court invited the parties to make a final attempt to resolve their differences. As a result, a settlement in principle was reached on July 14, 2004 and was ultimately finalized by a stipulation dated August 4, 2004. On August 6, 2004, the stipulation was approved by the Bankruptcy Court pursuant to the Key Employee Protection Order. As a result, the Debtors were authorized to implement retention and severance plans for their key employees. See Section IV.G.4.f for a description of these plans.

2.  Sale of Idle Facilities

As of the Petition Date, the Debtors were engaged in efforts to sell three idle properties, including (a) an idle hydroelectric power facility and related real and personal property located in West Springfield, Massachusetts, (b) an idle paper facility and related real and personal property located in Rochester, Michigan, and (c) an idle paper facility and related real and personal property located in Johnston, Rhode Island. Such sales constituted sales outside the ordinary course of business, necessitating prior approval by the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code. Upon the Debtors’ motion dated May 21, 2004, the Bankruptcy Court approved the proposed sales transactions by order entered on June 15, 2004. As of the date hereof, the sale of the facility in West Springfield, Massachusetts has been consummated at a sale price of approximately $650,000 and the sale of the facility in Johnston, Rhode Island has been consummated at a sale price of approximately $1,350,000. The transaction involving the facility at Rochester, Michigan remains pending as of the date hereof.

As part of their motion to sell the three idle properties, the Debtors sought to assume an agreement with Bruce P. Moore for services in connection with the sale of the facilities. As a result of negotiations intended to resolve the objections and reservations of the U.S. Trustee and the Creditors Committee with respect to the commission payments provided for under the agreement, the Debtors on August 17, 2004 filed an amended motion and application to retain Mr. Moore as a professional, with provision for the holdback of commission payments pending the resolution of certain preferential transfer allegations with respect to a pre-petition payment received by Mr. Moore. An order granting the amended motion and application was entered by the Bankruptcy Court on September 13, 2004.

3.  Adequate Protection for Secured Creditors

Under Section 361 of the Bankruptcy Code, a secured creditor may obtain post-petition payments as necessary to adequately protect its collateral from a diminution in value resulting from the automatic stay or a debtor's continued used of the collateral. By stipulations entered into with General Electric Capital Corporation, AFCO Credit Corporation, Banc One Corporation, and Coated Paper, LLC and approved by the Bankruptcy Court on May 28, 2004, June 10, 2004, July 1, 2004, and July 1, 2004, respectively, the Debtors agreed to provide adequate protection payments, in the approximate amount of regular monthly debt service payments, to each of the secured creditors. Under the approved stipulations, the payments are interim in nature and without prejudice to recoupment in the event of a determination that any of the secured creditors are not entitled to adequate protection. The payments were subsequently made final as to AFCO Credit Corporation by order dated September 10, 2004, upon a motion by the Debtors to confirm the entitlement of AFCO Credit Corporation to adequate protection.

4.  Extension of Time to Assume or Reject Unexpired Real Property Leases

Section 365(d)(4) of the Bankruptcy Code allows a debtor an initial 60-day period for determining whether to assume or reject nonresidential real property leases, which period may be extended by order of the bankruptcy court. A failure to assume or reject during the period or to obtain an extension of the period results in a deemed rejection of nonresidential real property leases. Given the size and complexity of the Chapter 11 Case, and the need to delay decisions as to leased premises until the structure of their reorganization was determined, by motion dated April 26, 2004 and subsequent motion dated August 23, 2004, the Debtors sought to extend the assumption or rejection period first to September 30, 2004 and later to December 31, 2004. The motions were granted by orders of the Bankruptcy Court dated May 12, 2004 and September 10, 2004, respectively. The Debtors will seek a final extension that continues the period through the Confirmation Date.

5.  Disposition of Executory Contracts and Unexpired Leases

Pursuant to Section 365 of the Bankruptcy Code, the Debtors may choose to assume, assume and assign, or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, unless otherwise agreed by the non-Debtor party, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as pre-petition unsecured claims. Generally, and with certain exceptions, post-petition obligations arising under a contract or lease must be paid in full in the ordinary course of business. The Debtors have rejected a number of unexpired real and personal property leases and executory contracts, but with certain exceptions they have generally deferred assumption decisions to coincide with Confirmation of the Plan.

6.  Pending Litigation and Automatic Stay

The nature of the Debtors’ businesses is such that they are from time to time named as defendants in litigation. As a result of the commencement of the Chapter 11 Case, pursuant to Section 362 of the Bankruptcy Code, all litigation pending against the Debtors was automatically stayed. As of the date hereof, only one request - by Georgia-Pacific Corporation - has been made for relief from the automatic stay. That motion, which is opposed by the Debtors, seeks to lift the automatic stay to permit the litigation described at Section IV.F.4. Following a hearing held on October 19, 2004, the Bankruptcy Court denied Georgia-Pacific's motion subject to further consideration of the motion at a hearing to be held on December 14, 2004. The Debtors and Georgia-Pacific have engaged in discussions to try and resolve Georgia-Pacific's motion but there is no guarantee that such discussions will be successful. The Debtors retain any and all rights, claims, counterclaims, offsets and defenses with respect to the litigation with Georgia-Pacific described at Section IV.F.4 and with respect to Georgia-Pacific's motion for relief from the automatic stay.

7.  Claims Process

In Chapter 11, claims against a debtor are established either as a result of being listed in the debtor’s schedules of liabilities or through assertion by the creditor in a timely filed proof of claim form. Once established, the claims are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on, or to otherwise enforce, the claim against the debtor.

(a)	Schedules and Statements

On May 14, 2004, the Debtors filed their schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs (collectively, the "Schedules"). The Schedules set forth, among other information, the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors’ books and records. On June 25, 2004 and September 17, 2004, the Debtors filed certain amendments to the Schedules. The Debtors reserve the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

(b)	Claims Bar Date

By order dated May 20, 2004, the Bankruptcy Court established July 29, 2004 at 5 p.m. Eastern Time as the Bar Date for filing Proofs of Claim against the Debtors by those Creditors required to do so. In compliance with procedures approved by the Bankruptcy Court, the Debtors, through Logan, acting as claims agent, provided timely notice of the Bar Date by mail. In addition, the Debtors published notice of the Bar Date in The New York Times (National Edition), the Brattleboro Reformer (covering Brattleboro, Vermont), the Watertown Daily Times (covering Brownville, New York; Lowville, New York; and Beaver Falls, New York), the Express Times (covering Hughesville, New Jersey and Warren Glen, New Jersey), The Morning Call (covering Quakertown, Pennsylvania), the Reading Eagle (covering Reading, Pennsylvania), the Springfield Union News (covering South Hadley, Massachusetts and West Springfield, Massachusetts), the Sentinel & Enterprise (covering Fitchburg, Massachusetts), The Providence Journal (covering Johnston, Rhode Island), the Rochester Clarion (covering Rochester, Michigan), the Owensboro Messenger-Inquirer (covering Owensboro, Kentucky), the Richmond Times-Dispatch (covering Richmond, Virginia), and Pulp & Paper (an industry trade publication).

The Bankruptcy Court's May 20, 2004 order also allows the Debtors to establish, under certain circumstances, special bar dates with respect to certain Creditors. Consistent with the terms of, and in compliance with the procedures outlined in, the order, the Debtors have established special bar dates with respect to certain Creditors and have, through Logan, acting as claims agent, provided timely notice of the applicable special bar date to such Creditors.

(c)	Claims Objection Process

Approximately 693 Proofs of Claim have been filed against the Debtors aggregating approximately $1,295,994,279 (this is a consolidated figure that includes claims asserted against more than one of the Debtors for the same liability but does not include claims asserted in unliquidated amounts) have been filed against the Debtors. The Debtors have been engaged for a number of months in the process of evaluating the Proofs of Claim to determine whether objections seeking the disallowance of certain asserted Claims should be filed. As a result, numerous objections to Proofs of Claim have been, and will be, filed. If the Debtors do not object to a Proof of Claim by the deadline established in the Plan, the Claim asserted therein will be deemed Allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to Proofs of Claim as an alternative to filing objections to the Proofs of Claim.

The ultimate Allowed amount of Noteholder Claims and General Unsecured Claims will determine the percentage recovery of holders of Allowed Claims in Classes 9 and 10, both of which share on a Pro Rata basis in the distribution of New Common Stock and of New Notes. The Plan deems Noteholder Claims in Class 9 to be Allowed in the aggregate amount of $345,629,166.67. Based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that General Unsecured Claims in Class 10 are likely to become Allowed Claims in the approximate aggregate amount of $12,927,000. However, the Debtors have not yet completed the review, reconciliation, and objection process. In addition, rejection damages claims associated with executory contracts and expired leases that are pending rejection have not yet been asserted. Therefore, it is possible that when such process is completed, including resolution of rejection damages claims, the amount of Allowed General Unsecured Claims could exceed $12,927,000. If so, the estimated percentage recoveries for holders of Allowed Noteholder Claims in Class 9 and Allowed General Unsecured Claims in Class 10 could be materially less than as estimated in this Disclosure Statement.

G.	Plan Process

1.  Extension of Exclusive Periods

Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a Chapter 11 case during which a debtor has the exclusive right to propose a plan of reorganization (the "Exclusive Proposal Period"). In addition, Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor proposes a plan within the Exclusive Proposal Period, it has the remaining balance of 180 days after the commencement of the Chapter 11 case to solicit acceptances of such plan (the "Exclusive Solicitation Period"). During the Exclusive Proposal Period and the Exclusive Solicitation Period, plans may not be proposed by any party in interest other than the debtor. Under Section 1121(d) of the Bankruptcy Code, the Exclusive Proposal Period and the Exclusive Solicitation Period may be extended for cause.

By motion dated July 7, 2004, the Debtors sought to extend their initial Exclusive Proposal Period from July 28, 2004 to November 26, 2004, and their corresponding initial Exclusive Solicitation Period from September 27, 2004 to January 26, 2005. Following the filing of the motion, the Debtors and the Creditors Committee entered into a stipulation providing for an extension of the Exclusive Proposal Period and Exclusive Solicitation Period to November 15, 2004 and January 15, 2005, respectively, but (a) permitting the Creditors Committee and other parties in interest to move to reduce the extended periods, with the Debtors having the burden in that event of proving that the periods should not be reduced, and (b) permitting the Debtors to seek further extensions of the extended periods only (i) with the consent of the Creditors Committee or (ii) without the consent of the Creditors Committee if the Creditors Committee has by its actions or inactions caused delay in or otherwise frustrated the ability of the Debtors to propose a viable plan within the extended periods. The stipulation was approved by order of the Bankruptcy Court entered August 6, 2004.

With the filing of the Plan within the extended Exclusive Proposal Period, the Debtors continue to have the exclusive right to propose and confirm a plan of reorganization. The Debtors anticipate that the Plan will be confirmed before the expiration of the extended Exclusive Solicitation Period.

2.  Pursuit of Strategic Alternatives

Before the Debtors decided to pursue the standalone restructuring contemplated by the Plan, the Debtors explored other plan alternatives for the purpose of gaining certainty that the plan structure ultimately pursued would maximize value for the benefit of all parties in interest. Specifically, with approval from their Board of Directors, the Debtors, with the assistance of Berenson, engaged in a process of exploring the possibility of a sale of all or part of their assets, including their German operations. The Debtors believed that exploring a sale process might result in a transaction that would be favorable to creditors and other parties in interest. Moreover, the process would assist the Debtors in determining the value of the Estates for purposes of validating plan distributions and determining the rights of creditors and stockholders under the absolute priority rule. Although the Debtors and Berenson conducted a thorough sale process and attracted a number of expressions of interest, it was not possible for an alternative transaction to be agreed upon by all parties before the expiration of the Exclusive Proposal Period, necessitating the proposal of a standalone restructuring pursuant to the Plan.

VI.    SUMMARY OF THE PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.	Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Debtors’ Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, (a) the Claims in certain Classes will be reinstated or modified and receive distributions equal to the full amount of such Claims, (b) the Claims of certain other Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (c) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

B.	Substantive Consolidation

The Plan provides for the substantive consolidation of the Debtors’ assets and liabilities. Substantive consolidation is an equitable remedy that must be approved by the Bankruptcy Court. The Plan constitutes a motion for substantive consolidation of the liabilities and properties of all the Debtors. The confirmation of the Plan will constitute approval of the motion by the Bankruptcy Court and the Confirmation Order will contain findings supporting and conclusions providing for substantive consolidation on the terms set forth in Section 2.2 of the Plan.

Substantive consolidation of the Debtors is necessary to ensure a fair recovery to individual creditors of each Debtor. If the Debtors’ estates were not substantively consolidated, it would be necessary to have three (3) separate plans of reorganization, with each creditor receiving a distribution from the Debtor with which the particular creditor did business. Any benefit of requiring the Debtors to separate assets and liabilities by individual Debtor in order to formulate three (3) individual plans of reorganization would be outweighed by the costs of doing so. Moreover, requiring the Debtors to separate their assets and liabilities in such a manner would fail to properly reflect the manner in which the Debtors conduct their businesses.

In the Debtors’ view, the following facts clearly warrant substantive consolidation:

•	Subsidiary Debtors are directly owned by the lead Debtor. FiberMark owns 100% of the stock of FNA and FIH.

•	Officers and directors of the Subsidiary Debtors are substantially the same. The directors and officers of the Subsidiary Debtors are substantially the same individuals. Certain of such directors and officers also hold positions with FiberMark.

•	Articulated decisions of the Board of Directors. The Board of Directors of FiberMark oversees the Debtors’ management, reviews their long-term strategic plans, and exercises decision-making authority in key areas, including appointment of independent auditors, review of the adequacy of the internal accounting and control procedures of FiberMark and the Subsidiary Debtors, as well as the review and approval of compensation arrangements for officers and senior-level employees of FiberMark and the Subsidiary Debtors.

•	Consolidated corporate policy. Corporate policy is created and executed for all the Debtors at the direction of FiberMark’s management.

•	Centralized cash management system. The Debtors utilize a fully-integrated, centralized cash management system that permits them to fund their ongoing operations in the most streamlined and cost-efficient manner possible.

•	Debt guaranteed by Subsidiary Debtors. FiberMark and the Subsidiary Debtors are obligors or guarantors under a pre-petition senior secured credit facility. FiberMark is also the obligor under the FiberMark Notes, which are guaranteed by the Subsidiary Debtors.

•	Loan documents controlled by consolidated numbers. Financial covenants contained in loan documents are based on the consolidated financials of FiberMark and its subsidiaries.

•	Consolidated information. Consolidated books and records are maintained by FiberMark and its subsidiaries. FiberMark files consolidated reports with the Securities and Exchange Commission, prepares consolidated U.S. federal income tax returns, and provides information on a consolidated basis to third parties for the purpose of determining the Company’s creditworthiness.

•	No entity differentiation. The Debtors do business under the name "FiberMark" and historically have often failed to use legal entity names in their dealings with customers and vendors. Often legal documents appear in the name of the parent company even though they relate to operations and assets at the subsidiary level.

•	Transfer of German stock interest. FIH was created within the year preceding the Petition Date. The only unsecured Claims against FIH are the Noteholder Claims, which are also unsecured Claims against FiberMark and FNA. The primary asset of FIH is the stock of the German subsidiaries. In the absence of the creation of FIH, the holders of General Unsecured Claims against FiberMark would have had an equal claim with the holders of Noteholder Claims to the value of the German subsidiaries. Substantive consolidation addresses the disparity in creditor rights that resulted from the creation of FIH.

      As a result of the substantive consolidation of the liabilities and properties of all the Debtors, except as otherwise provided in the Plan, (i) the separate Chapter 11 cases of the Debtors will be consolidated into the case of FiberMark as a single consolidated case; (ii) all property of the Estate of each Debtor will be deemed to be property of the consolidated Estates; (iii) all Claims against each Estate will be deemed to be Claims against the consolidated Estates, any proof of claim filed against one or more of the Debtors will be deemed to be a single Claim filed against the consolidated Estates, and all duplicate proofs of claim for the same Claim filed against more than one Debtor will be deemed expunged; (iv) no distributions under the Plan will be made on account of Claims based upon intercompany obligations by and against the Debtors; (v) all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of any other of the Debtors (other than guarantees existing under any assumed executory contracts or unexpired leases) will be eliminated, and no distributions under this Plan will be made on account of Claims based upon such guarantees; (vi) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors will be treated as one consolidated entity so that, subject to the other provisions of Section 553, pre-petition debts due to any of the Debtors may be set off against the pre-petition debts of any other of the Debtors; and (vii) no distributions under this Plan will be made on account of any Subsidiary Interests.

Substantive consolidation will not merge or otherwise affect the separate legal existence of each Debtor other than with respect to distribution rights under this Plan; substantive consolidation will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation will not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation.

C.	Reorganized Capital Structure Created by Plan

The Plan sets forth the capital structure for the Reorganized Debtors upon their emergence from Chapter 11, which is summarized as follows:

•	Exit financing obligations. On the Effective Date, the Reorganized Debtors will enter into a multi-year senior secured Exit Facility that provides availability that is substantially similar to the availability under the DIP Facility. A new facility (the "New German Facility") will also be put in place to replace the existing German Facility. Funds from the Exit Facility will be used to refinance the DIP Facility and any obligations of the Debtors under their guarantee of the German Facility, for working capital and general corporate purposes, to pay administrative and priority claims, to provide cash payments to certain pre-petition creditors, and to pay transaction costs. The Exit Facility is expected to be secured by a first lien on substantially all the assets of the Reorganized Debtors, subject to customary limitations, including limitations on the pledge of stock of foreign subsidiaries and consistent with the pre-petition security package. The Debtors may be required to guarantee the New German Facility, consistent with the current guarantee of the German Facility.

•	New Notes. On the Effective Date, the Reorganized Debtors will authorize and issue up to $140,000,000 in aggregate principal amount of secured second lien New Notes, which notes will be governed by the New Note Indenture and will have terms and conditions that are customary for high yield debt instruments (see Appendix G for a description of the New Notes and the New Note Indenture that will govern with respect to the New Notes).

•	Continuing obligations. The obligations underlying the GECC Equipment Financing Claim, the Banc One Equipment Financing Claim, the Coated Paper Sale/Leaseback Claim, and the Lowville Grant Claims will be continued in accordance with their original terms, resulting in secured indebtedness in the aggregate amount of approximately $10,039,431 (estimate includes, in connection with the GECC Equipment Financing Claim, $1,000,000 in an undrawn letter of credit that has been included in the Debtors' estimate concerning the DIP Facility Claim in respect of letters of credit).

•	FiberMark equity ownership. Reorganized FiberMark will (i) authorize on the Effective Date 100,000,000 shares of New Common Stock; (ii) issue on the Distribution Dates up to an aggregate of 10,000,000 shares of New Common Stock for distribution to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims, including amounts necessary to establish the Common Stock Reserve for Disputed General Unsecured Claims; (iii) reserve for issuance the number of shares of New Common Stock necessary to provide required distributions to holders of subsequently Allowed General Unsecured Claims in the event the Common Stock Reserve is insufficient to satisfy such distributions; and (iv) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of options granted under the New Equity Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions of thereof).

D.	Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The amount of any Impaired Claim that ultimately is allowed by the Bankruptcy Court may vary from any estimated allowed amount of such Claim and, accordingly, the total Claims ultimately allowed by the Bankruptcy Court with respect to each Impaired Class of Claims may also vary from any estimates contained herein with respect to the aggregate Claims in any Impaired Class. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in the applicable Class.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets. In view of the deemed rejection by Classes 11, 12, 13, and 15, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.G. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.  Treatment of Unclassified Claims under the Plan

(a)	Administrative Claims

An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) obligations under the Key Employee Protection Order, (c) Professional Fee Claims, (d) Substantial Contribution Claims, (e) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, (f) all Allowed Claims for reclamation under Section 546(c)(2)(A) of the Bankruptcy Code, (g) Cure payments for executory contracts and unexpired leases that are assumed under Section 365 of the Bankruptcy Code, (h) the Claim of Empire State Development Corporation pursuant to the Order Under 11 U.S.C. § 365(a) Authorizing Assumption of Grant Disbursement Agreement with Empire State Development Corporation on Negotiated Terms entered on August 24, 2004, (i) the DIP Facility Claim, and (j) the German Guaranty Claim.

Under the Plan, except as otherwise provided for therein, and subject to the requirements of Sections 12.1 through 12.3 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which the applicable Debtor, the Creditors Committee, and such holder agree upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case will be paid by the Reorganized Debtors.

Pursuant to the Plan, a DIP Facility Claim is a Claim arising under the Senior Secured, Superpriority Debtor-in-Possession Credit Agreement dated as of April 1, 2004 (as amended, supplemented, or otherwise modified from time to time) by and among FNA as borrower, FiberMark and FIH as guarantors, and GECC as agent for itself and the lenders party thereto, and related loan and security documents. The DIP Facility Claim will be deemed Allowed. The holders of the Allowed DIP Facility Claim will receive, on the later of the Effective Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such DIP Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) Cash equal to the full amount of such Allowed DIP Facility Claim or (ii) such different treatment as the Debtors, the Creditors Committee, and such holders agree upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit under the Exit Facility, the Debtors will be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

The German Guaranty Claim is the Claim existing under the Amended and Restated Guaranty dated as of April 1, 2004 (as amended, supplemented, or otherwise modified from time to time), among FiberMark, FNA and FIH as guarantors, and GECC individually and as administrative agent for itself and other lenders, guaranteeing the obligations under the Amended and Restated Credit Agreement dated as of April 1, 2004 (as amended, supplemented or otherwise modified from time to time), among FiberMark Lahnstein GmbH & Co. OHG, FiberMark Gessner GmbH & Co. OHG as borrowers, the other credit parties thereto, GECC as administrative agent and European loan agent, Bayerische Hypo-Und Vereinsbank AG as fronting lender, and the other lenders thereto. The German Guaranty Claim will be deemed Allowed. The holders of the Allowed German Guaranty Claim will receive, on the later of the Effective Date or the date on which such German Guaranty Claim becomes payable pursuant to any agreement between the Debtors and the holders of such German Guaranty Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed German Guaranty Claim, (i) Cash equal to the full amount of such Allowed German Guaranty Claim or (ii) such different treatment as the Debtors, the Creditors Committee, and such holders agree upon in writing.

The Debtors have estimated that the amount of Allowed Administrative Claims, exclusive of ordinary course operational expenses and the DIP Facility Claim and the German Guarantee Claim, payable as of and after the Effective Date, will be approximately $10,958,000, including Professional Fee Claims, fees payable under 28 U.S.C. § 1930, reclamation Claims, and Cure costs. The Debtors have estimated that the DIP Facility Claim will, as of December 31, 2004, consist of approximately $7,445,000 in respect of revolving loans and approximately $8,800,000 in letters of credit. The Debtors have further estimate that the German Guaranty Claim will, as of December 31, 2004, be approximately $1,900,000.

All requests for payment of an Administrative Claim (other than as set forth in Sections 4.1(a), 12.1, and 12.2 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date. Unless the Reorganized Debtors object to an Administrative Claim within sixty (60) days after receipt, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which was paid or payable by a Debtor in the ordinary course of business.

All final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code and Substantial Contribution Claims under Section 503(b)(3), (4), or (5) of the Bankruptcy Code must be filed and served on the Reorganized Debtors, their counsel, and other necessary parties in interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served. Each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay reasonable professional fees and expenses in connection with services rendered to it after the Effective Date.

(b)	Priority Tax Claims

The Plan defines Priority Tax Claims as Claims of governmental units for taxes that are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on income or gross receipts that meet the requirements set forth in Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to Section 507(a)(3) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of Section 507(a)(8)(F) of the Bankruptcy Code, and (vii) pre-petition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Section 507(a)(8)(G) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as will have been determined by the Debtors and the Creditors Committee in their joint discretion, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as the applicable Debtor, the Creditors Committee, and such holder agree upon in writing, or (iii) deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.

The Debtors have estimated that the aggregate amount of Priority Tax Claims payable under the Plan will be approximately $470,000.

2.  Treatment of Classified Claims and Interests under the Plan

(a)	Class 1, Other Priority Claims

Under the Plan, an Other Priority Claim is defined as a Claim against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

The Plan provides that, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Other Priority Claim, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such other different treatment as the applicable Debtor, the Creditors Committee, and such holder will have agreed upon in writing.

The Debtors believe that all Other Priority Claims have been previously paid pursuant to order of the Bankruptcy Court. A number of Proofs of Claim have been filed by parties alleging priority status for Claims that have not been paid. The Claims of such parties are classified in Class 1 pending an objection to the status and/or amount of such Claims.

(b)	Class 2, GECC Credit Facility Claim

The GECC Credit Facility Claim is the Claim existing under the Credit Agreement dated as of November 12, 2003 (as amended from time to time) among FNA, FiberMark Lahnstein GMBH & Co. OHG, and FiberMark Gessner GMBH & Co. OHG as borrowers, certain other credit parties signatory thereto, General Electric Capital Corporation as administrative agent, certain lenders signatory thereto, Bayerische Hypo-und Vereinsbank AG as fronting lender, and certain other parties signatory thereto; and related documents, agreements, and instruments.

The Plan provides that the holders of the Allowed GECC Credit Facility Claim will receive, on the later of the Effective Date or the date on which such GECC Credit Facility Claim becomes payable pursuant to any agreement between the Debtors and the holders of such GECC Credit Facility Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed GECC Credit Facility Claim, (i) Cash equal to the full amount of such Allowed GECC Credit Facility Claim or (ii) such different treatment as the Debtors, the Creditors Committee, and such holders agree upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the Credit Agreement giving rise to the GECC Credit Facility Claim, unless GECC or an applicable affiliate is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit under the Exit Facility, the Debtors will be required to either, with the consent of GECC: (A) cash collateralize such letters of credit in an amount equal to 103% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the applicable fronting bank undrawn and marked "cancelled", or (C) provide a "back-to-back" letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 103% of the then undrawn amount of such letters of credit.

As of the Petition Date, the GECC Credit Facility Claim consisted of (a) $0 in respect of revolving loans, (b) at least $8,021,385 in letters of credit, plus (c) amounts owing in respect of other financial accommodations to or for the benefit of FNA.

(c)	Class 3, Convenience Claims

The Plan defines a Convenience Claim as a Claim in an amount equal to or less than $5,000, which Claim is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim, a Lowville Grant Claim, an Other Secured Claim, a Noteholder Claim, a General Unsecured Claim, an Intercompany Claim, a Subordinated Claim, or a Non-Compensatory Damages Claim.

Section 1122(b) of the Bankruptcy Code allows a plan of reorganization to designate, for administrative convenience, a separate class of claims consisting of unsecured claims that are less than a specified amount, as approved by the court as reasonable and necessary. Class 6 of the Plan, containing Convenience Claims, is intended to serve this purpose. It will allow the Debtors to achieve administrative efficiencies and will obviate the need for costly solicitation of small Claim holders and later costly distribution of stock interests to small Claim holders. The Debtors selected $5,000 as the amount most likely to achieve the intended efficiencies and cost savings. The selected amount is intended to ensure that Reorganized FiberMark is a private company, which will enable its to save on the reporting and other costs of complying with the laws and regulations governing public companies.

The Plan provides that, on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, each holder of an Allowed Convenience Claim, will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Convenience Claim, Cash in an amount equal to the lesser of (i) the Allowed amount of such Claim or (ii) $5,000.

The Debtors estimate that Allowed Convenience Claims will be in the approximate aggregate amount of $797,000.

(d)	Class 4, GECC Equipment Financing Claim

Under the Plan, the GECC Equipment Financing Claim is the Claim existing under the Master Security Agreement dated as of September 19, 2000 (as amended from time to time) between FiberMark and CIT Group/Equipment Financing, Inc.; the Schedule of Indebtedness and Collateral No. 1 dated as of October 25, 2000; and related documents, agreements, and instruments; all as assigned by CIT Group/Equipment Financing, Inc. to General Electric Capital Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of General Electric Capital Corporation filed on May 21, 2004, as approved by order of the Bankruptcy Court entered on May 28, 2004.

The GECC Equipment Financing Claim is Impaired. The Plan provides that the legal, equitable, and contractual rights of the holder of the GECC Equipment Financing Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

As used in the Plan, Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

As of the Petition Date, the GECC Equipment Financing Claim was in the amount of $1,574,429. That amount will be reduced to approximately $1,262,307.49 as of December 31, 2004 (estimate includes $1,000,000 in an undrawn letter of credit that has been included in the Debtors' estimate concerning the DIP Facility Claim in respect of letters of credit), through payments made under the above-mentioned Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of General Electric Capital Corporation.

(e)	Class 5, Banc One Equipment Financing Claim

Under the Plan, the Banc One Equipment Financing Claim is defined as the Claim of Banc One Corporation existing under the Equipment Financing Agreement between FiberMark and Jules and Associates, Inc., dated as of December 13, 1999; Schedule 1 thereto dated as of July 5, 2000, Schedule 2 thereto dated as of September 13, 2000, and Schedule 3 thereto dated as of December 21, 2000; and related documents, agreements, and instruments; all as assigned by Jules and Associates, Inc. to Banc One Corporation; after application of adequate protection payments made under the Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of Banc One Leasing Corporation filed on 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

The Banc One Equipment Financing Claim is Impaired. The Plan provides that the legal, equitable, and contractual rights of the holder of the Banc One Equipment Financing Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

As used in the Plan, Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

As of the Petition Date, the Banc One Equipment Financing Claim was in the amount of $8,609,375. That amount will be reduced to approximately $6,637,123.94 as of December 31, 2004, through payments made under the above-mentioned Stipulation Providing Adequate Protection for Secured Manufacturing Equipment Loan of Banc One Leasing Corporation.

(f)	Class 6, Coated Paper Sale/Leaseback Claim

The Coated Paper Sale/Leaseback Claim is the Claim existing under the Project Agreement among FiberMark DSI, Inc. (a predecessor in interest to FNA), FiberMark, and Coated Paper, LLC dated as of October 3, 2002; the Supplemental Agreement between such parties dated as of January 29, 2003; and various related documents, agreements, and instruments; after application of adequate protection payments made under the Stipulation Providing for Post-Petition Adequate Protection or Real Property Lease Payments to Coated Paper, LLC filed on June 25, 2004, as approved by order of the Bankruptcy Court entered on July 1, 2004.

The Coated Paper Sale/Leaseback Claim is Impaired. The Plan provides that the legal, equitable, and contractual rights of the holder of the Coated Paper Sale/Leaseback Claim will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

As used in the Plan, Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

As of the Petition Date, the Coated Paper Sale/Leaseback Claim was in the amount of $3,040,000. That amount will be reduced to approximately $2,140,000 as of December 31, 2004, through payments made under the above-mentioned Stipulation Providing for Post-Petition Adequate Protection or Real Property Lease Payments to Coated Paper, LLC.

(g)	Class 7, Lowville Grant Claims

The Plan defines the Lowville Grant Claims as the Claims existing under the Grant Agreement for CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $100,000; the Grant Agreement dated as of March 11, 2003 between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000; the Grant Agreement for Small Cities CDBG Funds dated as of March 11, 2003 among FNA as grantee, FiberMark as guarantor, and County of Lewis as funding agency, and the associated Security Agreement dated as of March 11, 2003 between FNA as debtor and County of Lewis as secured party, providing grant funds of $750,000; the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $150,000; and the Grant Agreement for Empire State Development Funds dated as of October 27, 2003, between FNA as grantee and County of Lewis Industrial Development Agency as funding agency, providing grant funds of $250,000.

The Claims are contingent, arising only in the event that the Debtors fail to fulfill their obligations under the grant agreements. Such obligations generally consist of maintaining operations at the Debtors’ Lowville, New York, facility at a level that will insure the employment of a specific number of employees on specific measuring dates. The Debtors believe that they will fulfill their obligations under the grant agreements, with the result that the Lowville Grant Claims will not become payable.

The Lowville Grant Claims are Impaired. The Plan provides that a vote in favor of the Plan by the holder of a Lowville Grant Claim will constitute (i) the agreement by such holder that the Reorganized Debtors will be obligated to pay such holder’s Claim only if they fail to maintain requisite levels of employment at their facility in Lowville, New York, and (ii) the express waiver by such holder of any other breach, event of default or other act or omission giving rise to an obligation to pay the Claim. Subject to and as modified by such agreement and waiver, the legal, equitable, and contractual rights of the holder of a Lowville Grant Claim voting in favor of the Plan will be Reinstated in accordance with the provisions of Section 1124(2) of the Bankruptcy Code; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which any such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

As used in the Plan, Reinstated means (a) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim is entitled.

A vote against the Plan by the holder of a Lowville Grant Claim will result in the treatment of such holder’s Claim as an Other Secured Claim in Class 8 if and to the extent such Claim is a Secured Claim or as a General Unsecured Claim in Class 10 if and to the extent such Claim is not a Secured Claim.

Each holder of a Claim in Class 7 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) any of the Debtors’ non-Debtor subsidiaries, (b) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors, in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

The Debtors estimate that the Lowville Grant Claims are in the amount of $1,500,000. They are contingent Claims and are not expected to become due.

(h)	Class 8, Other Secured Claims

An Other Secured Claim is a Secured Claim arising prior to the Petition Date against any of the Debtors, other than a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim. Any Lowville Grant Claim that is a Secured Claim will be treated as an Other Secured Claim if the holder of such Claim voted against the Plan. Each Other Secured Claim is deemed to be a separate sub-class in Class 8 and has all of the rights associated with separate class treatment.

The Plan provides for alternative treatments of each Other Secured Claim, as will have been determined by the Debtors and the Creditors Committee in their joint discretion, depending upon the nature and amount of the Other Secured Claim, as follows:

•	First, the Debtors and the Creditors Committee may elect, in their joint discretion, that the legal, equitable, and contractual rights of any holder of an Allowed Other Secured Claim be Reinstated. Reinstated means (a) leaving unaltered the legal, equitable and contractual rights to which the holder of a Claim is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, (ii) reinstating the maturity of such Claim as such maturity existed before such default, (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, covenants regarding corporate existence, or covenants prohibiting certain transactions or actions contemplated by the Plan or conditioning such transactions or actions on certain factors, will not be required to be reinstated in order for a Claim to be considered Reinstated.

•	Second, the Debtors and the Creditors Committee may elect, in their joint discretion, that any holder of an Allowed Other Secured Claim retain the Liens securing such Allowed Other Secured Claim and receive deferred Cash payments totaling at least the amount of such Allowed Other Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in such property.

•	Third, the Debtors and the Creditors Committee may elect, in their joint discretion, that the collateral securing any Allowed Other Secured Claim be surrendered to the holder of such Allowed Other Secured Claim.

•	Fourth, the Debtors and the Creditors Committee may elect, in their joint discretion, that any holder of an Allowed Other Secured Claim be paid in full on the Effective Date.

The failure to object to any Other Secured Claim in the Chapter 11 Case will be without prejudice to the Debtors’ or the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Other Secured Claim. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Other Secured Claim will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements governing such Claim until such Allowed Claim is paid in full. Nothing in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

Each holder of a Claim in Class 8 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) any of the Debtors’ non-Debtor subsidiaries, (b) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors, in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

The Debtors estimate that they have Other Secured Claims in an aggregate amount of $125,000.

(i)	Class 9, Noteholder Claims

A Noteholder Claim is any Claim arising from or relating to the FiberMark Notes, other than any Indenture Trustee Expenses. The FiberMark Notes consist of the 9-3/8% Senior Notes due 2006 in the aggregate principal amount of $100,000,000 and the 10-3/4% Senior Notes due 2011 in the aggregate principal amount of $230,000,000, each issued by FiberMark and guaranteed by FNA and FIH.

The Plan provides that the Noteholder Claims will be deemed Allowed in an aggregate amount not to exceed $345,629,166.67 for all purposes of the Plan and the Chapter 11 Case. Each holder of an Allowed Noteholder Claim, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, will receive on the Distribution Date, its Pro Rata share (together with all other holders of Allowed Noteholder Claims and all holders of Allowed General Unsecured Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of:

•	10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan (see Appendix F for a description of the New Common Stock and the Shareholders Agreement and the Registration Rights Agreement that will govern with respect to the New Common Stock); and

•	up to $140,000,000 in aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date (see Appendix G for a description of the New Notes and the New Note Indenture that will govern with respect to the New Notes)

Such distributions will be subject to the Indenture Trustee Charging Lien to the extent of any Indenture Trustee Expenses that are not paid pursuant to Section 12.1(c) of the Plan.

Distributions to holders of Noteholder Claims are conditioned on (a) the holding of the Claim as of the Distribution Record Date pursuant to Section 8.7 of the Plan and (b) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.8 of the Plan.

Each holder of a Claim in Class 9 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) any of the Debtors’ non-Debtor subsidiaries, (b) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors, in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

(j)	Class 10, General Unsecured Claims

A General Unsecured Claim is any Claim in an amount greater than $5,000 that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a GECC Credit Facility Claim, a GECC Equipment Financing Claim, a Banc One Equipment Financing Claim, a Coated Paper Sale/Leaseback Claim, a Convenience Claim, an Other Secured Claim, a Noteholder Claim, an Intercompany Claim, a Subordinated Claim, or a Non-Compensatory Damages Claim. This definition specifically includes, without limitation, rejection damages Claims, non-priority employee Claims, non-priority tax Claims, environmental Claims, indemnification Claims, trade vendor Claims, customer Claims, escheat Claims, and litigation Claims. A Lowville Grant Claim that is not a Secured Claim will be treated as a General Unsecured Claim if the holder of such Claim votes against the Plan.

Under the Plan, each holder of an Allowed General Unsecured Claim, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed General Unsecured Claim, will receive on the Distribution Date its Pro Rata share (together with all other holders of Allowed General Unsecured Claims and all holders of Allowed Noteholder Claims, with reserves for Disputed General Unsecured Claims to the extent required by Section 9.3 of the Plan) of:

•	10,000,000 shares of the New Common Stock to be authorized and issued by Reorganized FiberMark as of the Effective Date pursuant to the Plan, subject to dilution as set forth in Sections 6.5(b) and 9.3(a) of the Plan (see Appendix F for a description of the New Common Stock and the Shareholders Agreement and the Registration Rights Agreement that will govern with respect to the New Common Stock); and

•	up to $140,000,000 in aggregate principal amount of the New Notes to be authorized and issued by Reorganized FiberMark as of the Effective Date, subject to reduction or satisfaction as set forth in Section 9.3(b) of the Plan (see Appendix G for a description of the New Notes and the New Note Indenture that will govern with respect to the New Notes).

            Alternatively, and in lieu of the foregoing, certain holders of Allowed General Unsecured Claim (to be determined) will be permitted to elect, by returning to the Debtors a completed Cash Election Form by the Voting Deadline, to receive on the Distribution Date a Cash payment in an amount equal to [___]% of such holder’s Allowed General Unsecured Claim in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed General Unsecured Claim. This payment provides a lower recovery than is estimated for holders who receive New Common Stock and New Notes, in recognition of the immediate value that a Cash payout provides. To the extent that a third party desires to fund such Cash payment by acquiring the Allowed Claim of an electing holder, the Debtors will facilitate such acquisition. In the absence of third party funding, the Debtors will fund such Cash payment.

Distributions to holders of Allowed General Unsecured Claims are conditioned on (a) the holding of the Claim as of the Distribution Record Date pursuant to Section 8.7 of the Plan and (b) the making of appropriate withholding tax and reporting arrangements as provided in Section 8.8 of the Plan.

Each holder of a Claim in Class 10 that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) any of the Debtors’ non-Debtor subsidiaries, (b) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors, in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

(k)	Class 11, Intercompany Claims

Under the Plan, an Intercompany Claim is any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. The term "Intercompany Claim" does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as General Unsecured Claims.

The Plan provides that no holder of an Intercompany Claim will receive or retain any property under the Plan on account of such Claim; provided, however, that, if necessary for tax planning purposes, Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied, or preserved will be discharged as of the Effective Date.

(l)	Class 12, Subordinated Claims

A Subordinated Claim is a Claim against any of the Debtors that is subordinated pursuant to Section 510(b) or 510(c) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim.

Under the Plan, the holders of Subordinated Claims will not receive or retain any property of the Debtors under the Plan on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

(m)	Class 13, Non-Compensatory Damages Claims

Under the Plan, a Non-Compensatory Damages Claim is any Claim against any of the Debtors for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including any such claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise); provided, however, that such term will not include any Claim that might otherwise constitute a Non-Compensatory Damages Claim but for a Final Order allowing such Claim to be an Administrative Claim, Priority Tax Claim, Other Priority Claim, Convenience Claim, Other Secured Claim, General Unsecured Claim, or Subordinated Claim.

According to the Plan, the holders of Non-Compensatory Damages Claims will not receive or retain any property under the Plan on account of such Claims. All Non-Compensatory Damages Claims will be discharged as of the Effective Date.

(n)	Class 14, Subsidiary Interests

Under the Plan, Subsidiary Interests consist of all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, FNA and FIH, as of the Petition Date, which stock and interests are owned by FiberMark.

For the deemed benefit of the holders of the New Notes and the New Common Stock, FiberMark (as reorganized) will retain its equity interests in FNA and FIH, subject to any applicable restrictions arising under the Exit Facility.

(o)	Class 15, FiberMark Interests

FiberMark Interests consist of all equity interests in FiberMark, including, without limitation, any preferred stock, the Old FiberMark Common Stock, the Old FiberMark Stock Options, together with any warrants, conversion rights, rights of first refusal, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in FiberMark, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in FiberMark prior to the Effective Date.

Under the Plan, all FiberMark Interests of any kind, including, without limitation, the Old FiberMark Common Stock, the Old FiberMark Stock Options, or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

E.	Reservation of Rights Regarding Claims

Except as otherwise explicitly provided in the Plan, nothing will affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

F.	Allowed Claims, Distribution Rights and Objections to Claims

1.  Allowance Requirement

Only holders of Allowed Claims are entitled to receive distributions under the Plan. An Allowed Administrative Claim is all or any portion of an Administrative Claim that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Case and as to which there is no dispute as to the Debtors’ liability, or that has become allowed by failure to object pursuant to Section 9.1 of the Plan. An Allowed Claim (other than an Administrative Claim) is such Claim or any portion thereof (a) that has been allowed, or adjudicated in favor of the holder by estimation or liquidation, by a Final Order, or (b) as to which (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules (any Claim identified in the Schedules as contingent for administrative purposes only, which is not otherwise contingent in nature, will not be considered contingent), other than a Claim that is included in the Schedules at zero, in an unknown amount, or as Disputed, or (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled, withdrawn, or denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

2.  Date of Distribution

All Distributions to holders of Allowed Claims as of the applicable Distribution Date will be made on or as soon as practicable after the applicable Distribution Date.

For any Claim that is an Allowed Claim on the Effective Date, the Distribution Date is the Effective Date or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date. For any Claim that is not an Allowed Claim on the Effective Date, the Distribution Date is fifteen (15) days after the last day of the month during which the Claim becomes an Allowed Claim; provided, however, a later date may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors or any other party. As to a Noteholder Claim or a General Unsecured Claim that is entitled to subsequent distributions from the Common Stock Reserve and the Note Reserve under Section 9.3 of the Plan, the Distribution Date is also the additional date or dates provided in Section 9.3 of the Plan.

3.  Making of Distributions

Reorganized FiberMark and the Creditors Committee will, in their joint discretion, on or before the Effective Date, designate the Person to serve as the Disbursing Agent under the Plan on mutually agreeable terms and conditions. Distributions to holders of Allowed Claims will be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors or the Reorganized Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors, the Reorganized Debtors, or the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Debtors, the Reorganized Debtors, or the Disbursing Agent have not received a written notice of a change of address, (d) in the case of a GECC Credit Agreement Claim, to GECC, or (e) in the case of the holder of a Noteholder Claim, to the Indenture Trustee or as directed by the Indenture Trustee. The Indenture Trustee will make distributions on account of the Noteholder Claims in accordance with the terms of the Indenture.

If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent is notified of such holder’s then current address, at which time all missed distributions will be made to such holder without interest. Unless otherwise agreed by the Reorganized Debtors and the Disbursing Agent, amounts in respect of undeliverable distributions made by the Disbursing Agent will be returned to the Reorganized Debtors until such distributions are claimed.

All claims for undeliverable distributions must be made on or before the second (2nd) anniversary of the Distribution Date, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for an unclaimed distribution, the Reorganized Debtors will deliver the applicable unclaimed property to the Disbursing Agent for distribution pursuant to the Plan. Nothing contained in the Plan will require any Debtor, any Reorganized Debtor, any Disbursing Agent, or any Indenture Trustee to attempt to locate any holder of an Allowed Claim.

4.  Reserves for Disputed General Unsecured Claims; Distributions on Account Thereof

No payments or distributions will be made on account of a Disputed Claim or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is Disputed, until such Claim becomes an Allowed Claim. A Disputed Claim is any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court: (a) if no Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, that has been or hereafter is listed on the Schedules as unliquidated, contingent, or disputed; (b) if a Proof of Claim has been filed or deemed to have been filed by the applicable Bar Date, as to which a Debtor has timely filed an objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or which is otherwise disputed by a Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order; (c) for which a Proof of Claim was required to be filed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, but as to which a Proof of Claim was not timely or properly filed; (d) for damages based upon the rejection by a Debtor of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code and as to which the applicable Bar Date has not passed; (e) that is disputed in accordance with the provisions of the Plan; or (f) if not otherwise Allowed, as to which the applicable Claims Objection Deadline has not expired.

The Disbursing Agent will, on the applicable Distribution Dates, make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions will be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

On the Effective Date, the Debtors and the Creditors Committee will jointly (a) determine the amount of the New Common Stock reasonably calculated to be sufficient to provide distributions to Disputed General Unsecured Claims that are expected to become Allowed Claims and (b) direct the Disbursing Agent to establish the Common Stock Reserve with the requisite amount of New Common Stock. In the event that the amount of New Common Stock in the Common Stock Reserve proves to be insufficient to satisfy all Disputed General Unsecured Claims that subsequently become Allowed Claims, the Reorganized Debtors will issue additional shares of New Common Stock as necessary to ensure that all holders of Allowed General Unsecured Claims and Allowed Noteholder Claims ultimately receive the same Pro Rata distribution of New Common Stock.

On the Effective Date, the Debtors and the Creditors Committee will jointly (a) determine the amount of the New Notes reasonably calculated to be sufficient to provide distributions to Disputed General Unsecured Claims that are expected to become Allowed Claims and (b) direct the Disbursing Agent to establish the Note Reserve with the requisite amount of New Notes.

With respect to the shares of New Common Stock held in the Common Stock Reserve on account of Disputed General Unsecured Claims, not later than the one hundred twentieth (120th) day following the applicable Distribution Date and not less frequently than every one hundred twentieth (120th) day thereafter, the Disbursing Agent, as directed by the Reorganized Debtors, will calculate the amount, if any, by which the number of such shares exceeds the number that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, in the event the Disbursing Agent determines, as directed by the Reorganized Debtors, that an excess exists that would result in distributions in the aggregate of at least 10,000 shares of New Common Stock, such excess will be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) of the Plan to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims. With respect to the final distribution, all remaining shares in the Common Stock Reserve will be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) of the Plan to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims unless the number of shares is de minimis and the cost of the distribution, as determined by the Reorganized Debtors, would exceed the value of the remaining shares. Any shares of New Common Stock that are not distributed will be cancelled.

With respect to the New Notes held in the Note Reserve on account of Disputed General Unsecured Claims, not later than the one hundred twentieth (120th) day following the Distribution Date and not less frequently than every one hundred twentieth (120th) day thereafter, the Disbursing Agent, as directed by the Reorganized Debtors, will calculate the amount, if any, by which such New Notes exceeds the amount that would be allocable to any of the remaining Disputed Claims that are expected to become Allowed Claims. Except with respect to the final distribution, in the event the Disbursing Agent determines that an excess exists that would result in distributions in the aggregate of at least $100,000 in New Notes, such excess will be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims. With respect to the final distribution, the remaining amount of New Notes in the Note Reserve will be promptly distributed or allocated on a Pro Rata basis in accordance with Sections 4.3(f) and 4.3(g) to holders of Allowed Noteholder Claims and Allowed General Unsecured Claims unless such remaining amount is de minimis and the cost of the distribution would exceed such remaining amount. Any of the New Notes that are not distributed will be cancelled.

After the Effective Date, if Reorganized FiberMark consummates an Organic Change, then the successor or acquiring entity will assume Reorganized FiberMark's obligations regarding payment of Disputed Claims and will adjust the reserve and payout for potential payment of Disputed Claims such that the reserve and payout consists of the consideration, if any, that would have been paid with respect to the remaining New Common Stock and New Notes reserved for Disputed Claims had such New Common Stock and New Notes been outstanding immediately prior to the consummation of the Organic Change. The Plan defines Organic Change as any transaction or series of transactions pursuant to which Reorganized FiberMark reorganizes its capital, consolidates or merges with or into another Person or enters into a business combination with another Person (in the case of a consolidation, merger or business combination, where Reorganized FiberMark is not the surviving Person), or sells, transfers or otherwise disposes of all or substantially all of its property, assets, or business to another Person.

No reserve will be required with respect to payments or other distributions to be made under the Plan to any Claim that is not a Noteholder Claim or a General Unsecured Claim.

5.  Objection Procedures

All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline. Under the Plan, the Claims Objection Deadline is defined as the last day for filing objections to Claims, which day will be the latest of (a) sixty (60) days after the Effective Date, (b) thirty (30) days after the applicable Proof of Claim or request for payment of an Administrative Claim is filed, or (c) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

The Board of Directors of Reorganized FiberMark will select one of the members designated by the Creditors Committee to oversee the objection process and ensure that the actions taken by the Reorganized Debtors with respect to filing objections to Claims and settling, compromising, withdrawing, or litigating to judgment any such objections are in the best interests of the Creditors Committee's constituency, which will become the holders of the New Notes and the New Common Stock as a result of the Plan.

6.  Estimation of Contingent or Unliquidated Claims

The Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event the Bankruptcy Court so estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, as applicable. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanisms.

G.	Disposition of Executory Contracts and Unexpired Leases

1.  Executory Contracts and Unexpired Leases Deemed Assumed

The Plan provides for the deemed assumption of all executory contracts or unexpired leases that have not been otherwise disposed of. Specifically, each Debtor will be deemed to have assumed, as of the Effective Date, each executory contract and unexpired lease to which it is a party unless such contract or lease (a) was previously assumed or rejected upon motion by a Final Order, (b) previously expired or terminated pursuant to its own terms, or (c) is the subject of any pending motion, including to assume, to assume on modified terms, to reject, or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the executory contract and unexpired lease assumptions described above, as of the Effective Date.

Under the Plan, each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.  Cure with Respect to Assumed Executory Contracts and Unexpired Leases

Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to each such contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided however, that the Reorganized Debtors will be authorized to reject any executory contract or unexpired lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation, as determined by such Final Order, renders assumption of such executory contract or unexpired lease unfavorable to the Reorganized Debtors.

3.  Rejected Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to reject any executory contract or unexpired lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such executory contract or unexpired lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

4.  Rejection Damages Bar Date

If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Reorganized Debtors within thirty (30) days after entry of the order authorizing the rejection of such executory contract or unexpired lease.

5.  Compensation and Benefit Programs

The Plan specifically provides for the rejection of any and all stock based incentive plans and stock ownership plans of the Debtors entered into before the Petition Date.

The Plan further provides that except to the extent (a) otherwise provided for in the Plan, (b) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (c) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (d) previously terminated, all employee compensation and benefit programs of the Debtors, including without limitation, all health and welfare plans, pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended), and all programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. However, the Plan does not modify the existing terms of such employee compensation and benefit programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder. With a new Board of Directors, the Reorganized Debtors may elect to exercise such rights of termination and amendment.

Furthermore, the Key Employee Protection Order is incorporated into the Plan by reference. All rights, claims, interests, entitlements, and obligations of the Debtors under the Key Employee Protection Order and under the Key Employee Retention Plan, the Key Employee Severance Plan, and the Discretionary Recognition Plan authorized thereby will continue in full force and effect after the Effective Date as rights, claims, interests, entitlements, and obligations of the Reorganized Debtors.

Moreover, the Plan provides that the Debtors’ supplemental executive retirement plans, deferred compensation plans, and related trust agreements will terminate as of the Effective Date. To the extent such plans and agreements (and any separate agreements that may incorporate such plans and agreements) are considered to be executory contracts, such plans and agreements (and any separate agreements that may incorporate such plans and agreements) will be deemed to be rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order. The Claims of all vested participants in such plans will be treated as General Unsecured Claims under the Plan.

6.  Indemnification Obligations

The Plan provides that Indemnification Obligations owed to those of the Debtors’ directors, officers, and employees serving on and after the Petition Date will be deemed to be, and will be treated as though they are executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan, and such Indemnification Obligations (subject to any defenses thereto) will survive the Effective Date of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with a pre-Petition Date or post-Petition Date occurrence. All other Indemnification Obligations owed to any person who was a director, officer, or employee of the Debtor prior to the Petition Date will be deemed to be, and will be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order (unless earlier rejected by Final Order).

Indemnification Obligations owed to any Professionals pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, will be deemed to be, and will be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

7.  Extension of Time to Assume or Reject

To protect the Debtors from an inadvertent deemed assumption of a contract or lease that the Debtors do not consider to be executory or unexpired, the Plan provides that, notwithstanding anything set forth in Article VII of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 7.1(a) of the Plan will not apply to any such contract or lease, and any such contract or lease will be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court's determination that the contract is executory or the lease is unexpired.

H.	Revesting of Assets; Release of Liens

Except as otherwise provided in the Plan, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of or abandoned pursuant to the Plan, will revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all such property of each Reorganized Debtor will be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.

I.	Post-effective Date Restructuring Transactions

Under the Plan, on, as of, or after the Effective Date, each of the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate, in accordance with any applicable state law, to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such transactions or actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the New Note Indenture, or the Exit Facility. Such transactions or actions may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate.

J.	Post-Consummation Corporate Structure, Management and Operation

1.  Continued Corporate Existence

The Plan provides that the Reorganized Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation, memorandum of association, articles of association, and by-laws, as applicable, in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation, memorandum of association, articles of association, and by-laws are amended pursuant to the Plan.

2.  Post-Consummation Governance Documents

The certificate or articles of incorporation and by-laws of each Debtor, as applicable, will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Certificate of Incorporation and By-laws of Reorganized FiberMark will be in substantially the forms of such documents included in the Plan Supplement.

3.  Cancellation of Old Securities and Agreements

On the Effective Date, except as otherwise provided for in the Plan, (a) the Old Securities, including, without limitation, the FiberMark Notes, the FiberMark Interests, and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor will be deemed extinguished, cancelled, and of no further force or effect, and (b) the obligations of the Debtors (and Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation of any Debtor with respect to the Old Securities will be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the FiberMark Notes and the Indentures will continue in effect solely for the purposes of (i) allowing holders of the FiberMark Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent or the Indenture Trustee, as the case may be, to make distributions on account of the Noteholder Claims, and (iii) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, the Indenture Trustee Charging Lien and any indemnification rights provided by the Indentures.

Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under this Plan, the Confirmation Order and/or under the terms of the Indentures, the Indenture Trustee and its agents will be relieved of, and released from, all obligations associated with the FiberMark Notes arising under the Indentures or under other applicable agreements or law and the Indentures will be deemed to be discharged.

4.  Officers and Directors of Reorganized Debtors

The Plan provides that the existing senior officers of FiberMark will serve initially in the same capacities after the Effective Date for Reorganized FiberMark until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities.

Under the Plan, the initial Board of Directors of Reorganized FiberMark will be comprised of seven (7) directors who will be designated by the Creditors Committee in accordance with the Shareholders Agreement. The designation of directors will be announced in a filing made with the Bankruptcy Court no later than five (5) days prior to the Confirmation Hearing.

The existing directors and senior officers of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiary Debtors, until replaced or removed in accordance with the certificates of incorporation and by-laws of such entities.

5.  Equity Incentive Plan

On the Effective Date, Reorganized FiberMark will be authorized and directed, subject to all requisite shareholder approvals, to establish and implement the New Equity Incentive Plan on or before the 6-month anniversary of the Effective Date for up to 10% of the total amount of New Common Stock issued on the Effective Date. Awards granted thereunder may be in the form of options, stock, restricted stock, and other forms of equity grants. The New Equity Incentive Plan will be promulgated by the Board of Directors of Reorganized FiberMark or a subcommittee thereof (collectively, the "New Board") for the benefit of such members of management, employees, and directors of Reorganized FiberMark and any of its subsidiaries as are designated by the New Board, in its sole and absolute discretion, on such terms as to timing of issuance, manner and timing of vesting, duration, individual entitlement and all other terms, as such terms are determined by the New Board in its sole and absolute discretion. The New Equity Incentive Plan may be amended or modified from time to time by the New Board. No members of management, employees, and directors of Reorganized FiberMark and its subsidiaries who are entitled to receive awards pursuant to the New Equity Incentive Plan will be obligated to participate in such plan.

6.  Funding of Reorganized Debtors

The Reorganized Debtors expect to enter into a multi-year senior secured Exit Facility that provides availability that is substantially similar to the availability under the DIP Facility. Funds from the Exit Facility will be used to refinance the DIP Facility, for working capital and general corporate purposes, to pay administrative and priority claims, to provide cash payments to certain pre-petition creditors, and to pay transaction costs. The Exit Facility is expected to be secured by a first lien on substantially all the assets of the Reorganized Debtors, subject to customary limitations including limitations on the pledge of stock of foreign subsidiaries and consistent with the pre-petition security package.

The Debtors will file a commitment letter evidencing the Exit Facility at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. The Confirmation Order will (i) approve the Exit Facility substantially in accordance with the terms of the commitment letter filed with the Bankruptcy Court and (ii) authorize the Debtors to execute such other documents as the Exit Facility lenders or participants may reasonably require.

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, will become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents will be repaid as set forth in the Exit Facility and related documents.

7.  Exemption from Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by the a Debtor or a Reorganized Debtor to secure the Exit Facility, will not be taxed under any law imposing a stamp tax, real estate transfer tax, sales or use tax, or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement.

8.  Exemption from Registration

FiberMark files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which documents are available for inspection and copying at the public reference room of the Securities and Exchange Commission and are also available from the Securities and Exchange Commission's website at www.sec.gov. The Plan contemplates that from and after the Effective Date, Reorganized FiberMark will cease filing such public reports. In addition, from and after the Effective Date, the New Common Stock will no longer be quoted for trading on any national interdealer quotation system or listed for trading on any national securities exchange, and as a consequence holders of the New Common Stock may find it difficult to effect trades in the New Common Stock, price quotes for the New Common Stock may be hard to obtain , and the liquidity of the New Common Stock may be severely adversely effected. In addition, the provisions of the Shareholders Agreement will impose various restrictions on the right of holders of the New Common Stock to sell, assign, transfer or otherwise dispose of share of New Common Stock. Other than as so restricted, the New Common Stock may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

9.  Corporate Action

On the Effective Date, the adoption and filing of the Certificate of Incorporation of Reorganized FiberMark and the By-laws of Reorganized FiberMark, the appointment of directors and officers of Reorganized FiberMark, the adoption of the Shareholders Agreement and the Registration Rights Agreement, and all actions contemplated by the Plan will be authorized and approved in all respects pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers or directors of the Reorganized Debtors will be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents, except for express consents required under this Plan.

K.	Confirmation and/or Consummation

Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

1.  Requirements for Confirmation of the Plan

Before the Plan can be confirmed, the Bankruptcy Court must determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") that the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•	The Debtors have disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (y) any affiliate of the Debtors participating in a joint plan with the Debtors, or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

•	With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section X.D.

•	The Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section VI.D.1.

•	If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section X.A.

•	The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

The Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

2.  Conditions to Confirmation Date and Effective Date

The Plan specifies conditions precedent to the Confirmation Date and the Effective Date. Each of the specified conditions must be satisfied or waived in whole or in part by the Debtors without any notice to parties-in-interest or the Bankruptcy Court and without a hearing; provided, however that such waiver will not be effective without the consent of GECC and the Creditors Committee.

The conditions precedent to the occurrence of the Confirmation Date, which is the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order, are that: (a) an order finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code will have been entered; and (b) the proposed Confirmation Order will be in form and substance reasonably satisfactory to the Debtors, GECC, and the Creditors Committee.

The conditions that must be satisfied on or prior to the Effective Date, which is the Business Day upon which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Confirmation Order will have been entered in form and substance reasonably satisfactory to the Debtors, GECC, and the Creditors Committee, and will, among other things: (i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan; (ii) approve the Exit Facility; (iii) authorize the issuance of the New Common Stock and the New Notes; and (iv) provide that notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Order will not then be stayed, vacated, or reversed; (c) the Certificate of Incorporation of Reorganized FiberMark, the By-laws of Reorganized FiberMark, the Exit Facility, the New Note Indenture, the Shareholders Agreement, and the Registration Rights Agreement will be in form and substance reasonably acceptable to the Debtors, GECC and the Creditors Committee, and, to the extent any of such documents contemplates execution by one or more persons, any such document will have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived; (d) the Reorganized Debtors will have arranged for credit availability under the Exit Facility in amount, form, and substance acceptable to the Debtors, GECC, and the Creditors Committee; (e) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan will have been obtained; and (f) all material actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

L.	Releases, Discharge, Injunctions, Exculpation and Indemnification

1.  Releases by Debtors in Favor of Third Parties

The Plan provides for certain releases to be granted by the Debtors in favor of: any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries; the directors, officers, and employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case; any Professionals of the Debtors; GECC and its advisors; the members (but not in their individual capacities) and Professionals of the Creditors Committee; and the Indenture Trustee and its advisors. Specifically, as of the Effective Date, the Debtors, the Reorganized Debtors, and any person seeking to exercise the rights of the Debtors’ estate, including, without limitation, any successor to the Debtors and any estate representative appointed or selected pursuant to Section 1123(b)(3) of the Bankruptcy Code, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for willful misconduct or gross negligence) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (a) any of the other Debtors and any of the Debtors' non-Debtor subsidiaries, (b) any of the directors, officers, or employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors; provided, however, that nothing in Section 12.9(a) of the Plan will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

The Debtors do not believe that there are any valid claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities that they hold against any of their directors, officers, and employees, against any of their subsidiaries, or against any of GECC, the Creditors Committee, or the Indenture Trustee.

As to the Debtors’ directors, officers, and employees, the consideration for such release is the service rendered by such individuals during the pendency of the Chapter 11 Case and the need for their continued dedication after the Effective Date to fully consummate a successful reorganization. The Reorganized Debtors will be hampered in their consummation efforts if their directors, officers, and employees are subject to claims and potential litigation that will distract their attention from operational and other business matters. None of such individuals are currently the target of any actual claim or litigation, and the Debtors are not aware of any credible theory on which they might pursue claims and litigation against such individuals.

Under applicable law, the Debtors will have the burden at the Confirmation Hearing of justifying the releases proposed to be given by the Debtors. The Bankruptcy Court will determine whether the Debtors have met their burden or not, and any party desiring to do so may object to some or all of the releases proposed to be granted.

2.  Releases by Creditors of Claims Against Third Parties

In furtherance of the release provisions of the Plan, as of the Effective Date, each holder of a Claim that affirmatively votes in favor of the Plan will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever against (a) any of the Debtors’ non-Debtor subsidiaries, (b) any of the directors, officers, or employees of the Debtors' non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (c) any Professionals of the Debtors, (d) GECC and its advisors, (e) the members (but not in their individual capacities) and Professionals of the Creditors Committee, and (f) the Indenture Trustee and its advisors (the Persons identified in clauses (a) through (f) collectively, the "Claimholder Releasees"), in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan.

Each of the Claimholder Releasees will be deemed to forever release, waive and discharge any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case, or the Plan, against each holder of a Claim that affirmatively votes in favor of the Plan.

Creditors may have independent claims against one or more of the Claimholder Releasees. The Debtors have no actual knowledge of any such claims, but cannot warrant to creditors that they do not exist. Since a vote in favor of the Plan will release whatever creditor claims do exist, if any, against Claimholder Releasees, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims. If a creditor does not wish to give the releases contemplated under the Plan, then the creditor should vote to reject the Plan.

3.  Discharge and Discharge Injunction

Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, except as otherwise provided therein or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property is abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, will (a) be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (i) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based upon such debt accepted the Plan, and (b) terminate all FiberMark Interests.

Under the Plan, as of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all FiberMark Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (e) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

4.  Exculpation Relating to Chapter 11 Case

The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that none of the Debtors, the Reorganized Debtors or their respective subsidiaries, GECC, the Creditors Committee, the Indenture Trustee, or any of their respective present or former members, officers, directors, employees, advisors, Professionals, and agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Moreover, the Plan provides that no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns will have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, GECC, the Creditors Committee, the Indenture Trustee, or any of their respective present or former members, officers, directors, employees, advisors, Professionals, and agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, willful misconduct, or willful violation of federal or state securities laws or the Internal Revenue Code.

5.  Post-effective Date Indemnifications

The Plan requires that the certificate of incorporation, memorandum of association, articles of association, and by-laws, as applicable, of Reorganized FiberMark and each Reorganized Subsidiary Debtor contain provisions which (a) eliminate the personal liability of the directors and officers, officers, and key employees of the Debtors serving on and after the Effective Date for monetary damages resulting from breaches of their fiduciary duties (other than for willful misconduct or gross negligence) and (b) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors’ directors, officers, and other key employees (as identified by the Chief Executive Officer of the Reorganized Debtors) serving immediately prior to, on, or after the Effective Date for all claims and actions (other than for willful misconduct or gross negligence), including, without limitation, for pre-Effective Date acts and occurrences.

In addition, the Plan requires that on or as of the Effective Date, the Reorganized Debtors enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or member of management of such Reorganized Debtor as of the Effective Date.

M.	Preservation of Rights of Action

Litigation Rights consist of claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person. The Plan provides that except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of the respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights. Each Debtor or Reorganized Debtor or their respective successor(s) may pursue such retained Litigation Rights, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights in accordance with applicable law and consistent with the terms of the Plan.

If, as a result of the pursuit of any Litigation Rights, a Claim would arise from a recovery pursuant to Section 550 of the Bankruptcy Code after distributions under the Plan have commenced, making it impracticable to treat the Claim in accordance with the applicable provisions of Article IV of the Plan, the Reorganized Debtors will be permitted to reduce the recovery by an amount that reflects the value of the treatment that would have been accorded to the Claim, thereby effectively treating the Claim through the reduction.

Litigation Rights include potential avoidance or other bankruptcy causes of action. For example, a number of creditors received payments within the 90 day or one-year periods prior to the Petition Date that may be considered to be preferential payments under Section 547 of the Bankruptcy Code. The Reorganized Debtors will determine whether or not to pursue any or all preference payments based upon the best interests of the Reorganized Estates. Creditors who received potentially preferential payments are advised that such payments are subject to possible avoidance in proceedings to be commenced by the Reorganized Debtors.

Litigation Rights also include non-bankruptcy claims, rights of action, suits, or proceedings that arise in the ordinary course of the Debtors’ businesses. The Debtors currently hold certain claims or rights of action against a number of parties. For example, currently pending are trademark infringement lawsuits against Brownville Specialty and Merrimac Paper Co., which the Debtors or Reorganized Debtors intend to continue to prosecute, unless settled on terms acceptable to them. The Debtors also have claims against certain parties that may ripen into litigation. A number of parties are past due in their payment obligations to the Debtors. Certain of the past due amounts relate to pending setoffs or executory contract and unexpired lease disposition issues, which may be resolved prior to the Effective Date.

The Debtors and the Reorganized Debtors reserve the right to pursue, settle, or otherwise not pursue any pending or potential claims, rights of action, suits, or proceedings against any of the parties described herein. Neither the listing nor the failure to list any party herein will prejudice the Debtors’ or Reorganized Debtors’ rights to pursue any claims, rights of action, suits, or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors’ or Reorganized Debtors’ businesses.

N.	Retention of Jurisdiction

Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Plan provides that the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

•	hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103, or 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

•	hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•	effectuate performance of and payments under the provisions of the Plan;

•	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to the Chapter 11 Case or the Litigation Rights;

•	enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, this Disclosure Statement, or the Confirmation Order;

•	hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents, or instruments executed in connection with the Plan; provided, however, that any dispute arising under or in connection with the New Common Stock will be determined in accordance with the governing law designated by the applicable document;

•	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•	hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, this Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, this Disclosure Statement, or the Confirmation Order;

•	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

•	except as otherwise limited, recover all assets of the Debtors and property of the Estates, wherever located;

•	hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

•	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

•	hear and determine any matters arising under the Key Employee Protection Order, the Key Employee Retention Plan, the Key Employee Severance Plan, and the Discretionary Recognition Plan, including, without limitation, any dispute relating to the existence of "Good Reason" under such plans; and

•	enter a final decree closing the Chapter 11 Case.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan, the provisions of Article XI of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

O.	Amendment, Alteration and Revocation of Plan

The Debtors may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that any such alteration, amendment, or modification will not be effective without the prior consent of GECC and the Creditors Committee. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, with the prior consent of GECC and the Creditors Committee, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order; provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of any Debtor, with the consent of GECC and the Creditors Committee, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain for any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person.

P.	Plan Implementing Documents

The documents necessary to implement the Plan include the following:

•	the Certificate of Incorporation of Reorganized FiberMark;

•	the By-laws of Reorganized FiberMark;

•	the Shareholders Agreement;

•	the Registration Rights Agreement;

•	the New Note Indenture; and

•	the commitment letter evidencing the Exit Facility to be obtained by the Reorganized Debtors.

Such documents will be submitted as part of the Plan Supplement, which will be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtors in accordance with Section 12.16 of the Plan.

VII.    CERTAIN RISK FACTORS TO BE CONSIDERED

The holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

A.	General Considerations

The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of the Debtors’ businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors’ customers, suppliers, employees, communities, and other stakeholders.

B.	Certain Bankruptcy Considerations

Even if all voting Impaired Classes vote in favor of the Plan, and if with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Section X.A, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section X.D. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Appendix E annexed hereto for a liquidation analysis of the Debtors.

If the Plan is not confirmed by the Court, it is unclear whether a restructuring of the Debtors could be implemented and what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests. If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders.

The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Claims Estimations

The Debtors reserve the right to object to the amount or classification of any Claim or Interest except any such Claim or Interest that is deemed Allowed under the Plan or except as otherwise provided in the Plan. There can be no assurance that any estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

D.	Conditions Precedent to Consummation

The Plan provides for certain conditions that must be satisfied (or waived) prior to confirmation of the Plan and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

E.	Inherent Uncertainty of Financial Projections

The Projections set forth in Appendix B hereto cover the operations of the Reorganized Debtors through fiscal year 2008. These Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates, or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; expected investment returns on pension assets; adequate financing; absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

F.	Certain Risk Factors Relating to Securities to be Issued Under the Plan

1.  No Current Public Market for Securities

The New Common Stock and the New Notes that will be issued pursuant to the Plan are securities for which there is currently no market and no assurance can be given that such a trading market will develop following the Effective Date or, if the trading market for such securities develops, no assurance can be given as to the liquidity of such a trading market. If a market were to develop, the New Common Stock or New Notes could trade at prices lower than the estimated value set forth in this Disclosure Statement. The trading prices of such securities will depend on many factors, including factors beyond Reorganized FiberMark’s control. Furthermore, the liquidity of, and trading market for, the New Common Stock and New Notes may be adversely affected by price declines and volatility in the markets for similar securities, as well as by changes in Reorganized FiberMark’s financial condition or results of operations.

In addition, while FiberMark currently files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission, the Plan contemplates that, from and after the Effective Date, Reorganized FiberMark will cease filing such public reports and the New Common Stock will not be quoted for trading on any national interdealer quotation system or listed for trading on any national securities exchange. As a consequence, holders of the New Common Stock or the New Notes may find it difficult to effect trades in the New Common Stock or the New Notes, current information about Reorganized FiberMark and price quotes for the New Common Stock and the New Notes may be hard to obtain, and the liquidity of the New Common Stock and the New Notes may be severely adversely effected. In addition, the provisions of the Shareholders' Agreement will impose various restrictions on the right of holders of the New Common Stock to sell, assign, transfer, or otherwise dispose of shares of the New Common Stock.

Holders of Claims who receive New Common Stock or New Notes and who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of Reorganized FiberMark within the meaning of the Securities Act, will be unable to transfer or sell shares of New Common Stock or New Notes freely after the Effective Date, except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws or pursuant to an effective registration of such shares under the Securities Act. Reorganized FiberMark does not intend to file a registration statement covering the New Common Stock or the New Notes.

2.  Potential Dilution Caused by Options or Warrants

If options or warrants to purchase the New Common Stock are exercised, or other equity interests are granted under the New Equity Incentive Plan, or the Board of Reorganized FiberMark issues equity securities in the future, including as the result of the need to issue additional shares due to a shortfall in the Common Stock Reserve, such equity interests will dilute the ownership percentage represented by the New Common Stock authorized for distribution under the Plan. If any of the options or warrants issued under the Plan are exercised, the resulting issuance of New Common Stock will dilute the ownership percentage represented by the New Common Stock distributed under the Plan.

In the future, additional equity financings or other share issuances by Reorganized FiberMark could adversely affect the market price of the New Common Stock. Sales by existing holders of a large number of shares of the New Common Stock in the public market, or the perception that additional sales could occur, could cause the market price of the New Common Stock to decline. If additional shares of New Common Stock are issued, as will be permitted by Reorganized FiberMark’s charter, such equity interests will dilute the ownership percentage represented by the New Common Stock distributed under the Plan.

3.  Dividends

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Reorganized FiberMark will be a party, including the Exit Facility, may limit the ability of Reorganized FiberMark to pay dividends.

4.  Change of Control

The Certificate of Incorporation of Reorganized FiberMark and the By-laws of Reorganized FiberMark may contain, and the Delaware General Corporation Law contains provisions that may have the effect of delaying, deterring, or preventing a change in control of Reorganized FiberMark.

G.	Competition

Like the Debtors, the Reorganized Debtors will face intense competition, which could harm their financial condition and results of operations. Principal competitors include a small number of paper and specialty paper manufacturers. Additionally, the Reorganized Debtors will compete with producers of nonwoven materials, vinyl, plastic, and other substitute materials and technologies. Some of these competitive options may be lower priced, lower quality, or offer other advantages. Consequently, short-term or structural declines in sales may result. Some of these producers have substantially greater resources than will the Reorganized Debtors. Further concentration of competitors through mergers and acquisitions may increase their competitive advantage. In addition, some customers have the internal ability to process some or all of the materials they buy, and have in the past elected to do so. To the extent customers elect to do so in the future, the Reorganized Debtors’ business could suffer. Industry and market-specific capacity levels can also affect competitive behavior and adversely impact pricing levels. Increased concentration of buying power in certain large direct or indirect customers can have similar effects.

H.	Raw Materials

The Debtors’ principal raw materials, hardwood and softwood pulp and secondary fiber and latex, are cyclical in both price and supply. The cyclical nature of pulp pricing presents a potential risk to the Reorganized Debtors’ gross profit margins because they may not be able to pass along price increases to customers. The Reorganized Debtors may also be unable to purchase pulp in sufficient quantities, or at acceptable prices, to meet their production requirements during times of tight supply.

In addition, DuPont is the sole source of Tyvek®, a critical component in the Debtors’ binding tapes. A significant price increase or any material limitation or interruption in the Reorganized Debtors’ supply of key raw materials, including pulp, Tyvek®, or latex, particularly if they are unable to pass those increases through to customers, could harm their financial condition, results of operations, and competitive position.

I.	Market Conditions

The markets for the Debtors’ products are variable and are influenced to a significant degree by the global economic activity and fluctuations in customer demand and inventory levels. Downturns in global economic conditions and decreased demand for specialty fiber-based materials could have a material adverse effect on the Reorganized Debtors’ financial condition and results of operations. Efforts to find new high growth, high margin product lines to offset the effects of market shrinkage or slow growth in mature markets may not succeed. Achieving further market share gains in markets where the Debtors already have strong market positions may be difficult.

J.	Seasonality

Historically, the Debtors’ business has been mildly seasonal, with the second half of each year typically having a lower level of net sales and operating income. This seasonality has been the result of summer manufacturing shutdowns and the impact of year-end holidays.

Despite the history of seasonality described above, the Debtors have generated and expect to continue to generate a higher level of net sales and operating income during the second half of 2004 than was generated in the first half of 2004. This is attributable to stronger market conditions, including new product sales and price increases. There is no assurance that the Debtors will continue to achieve similar results in the future or that the Debtors' business will not revert to the seasonality described above.

K.	Environmental and Other Regulations

The Debtors’ operations and properties are subject to a wide variety of foreign, federal, state, and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge, and disposal of various materials, substances, and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. Such regulations can restrict the Reorganized Debtors’ operations, and expose them to claims and other liabilities with respect to environmental protection, remediation, and health and safety matters. The Reorganized Debtors could incur, and have historically incurred, material costs or other liabilities in connection with such regulations or claims. In addition, future events, such as new information, changes in environmental or health and safety laws or regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may result in significant additional expenditures, liabilities, or restrictions that could harm the financial condition, results of operations, and competitive position of the Reorganized Debtors.

L.	Reliance on Key Personnel

1.  Reliance on Key Personnel

The Debtors operate a business that is highly dependent on skilled employees. A loss of a significant number of key managers or skilled employees could have a material adverse effect on the Reorganized Debtors and may threaten their ability to survive as going concerns.

The Debtors’ successful transition through the restructuring process is dependent in part on their ability to retain and motivate their key employees. There can be no assurance that the Debtors will be able to retain and employ qualified management and technical personnel. The Debtors obtained Bankruptcy Court authorization to implement new retention and severance plans designed to retain certain of their key employees. To date, the plans have had their intended effect, but there is no guarantee that their effectiveness will continue or that the post-restructuring environment will not introduce new risks to employee retention. See Section V.F.1.

Future compensation and benefits will be determined by the Debtors’ new Board of Directors, which may elect to exercise any existing rights of termination and/or amendment under employee compensation or benefit plans. Any reduction in compensation or benefits and/or other action by the Debtors' new Board of Directors that has the effect of decreasing the competitiveness of compensation offered to employees may increase the possibility that employees, including the key employees, will seek other employment. Employee departures could have a significant negative impact upon the Debtors' business and, in turn, lead to a reduction in the value of the New Common Stock.

2.  Labor Unions

A large proportion of the Debtors’ workforce is represented by labor unions. In addition, the Debtors may from time to time experience union organizing activities in currently non-union facilities. Disputes with the current labor organizations or new union organizing activities may result in work slowdowns or stoppages or higher labor costs. A work slowdown or stoppage in any one of the Debtors’ facilities could slow or halt production at that facility and at any other facility which depends on that facility for its material. As a result, meeting scheduled delivery times for customers could be difficult or impossible, which, in turn, could result in loss of business.

M.	Risks Related to Foreign Operations

The Debtors’ international business relationships and exports to foreign markets will make the Reorganized Debtors subject to a number of special risks such as: currency exchange rate fluctuations; foreign economic conditions; trade barriers; exchange controls; national and regional labor strikes; political risks and risks of increases in duties; taxes; governmental royalties; and changes in laws and policies governing operations of foreign-based companies. The occurrence of any one or a combination of these factors may increase the costs of the Reorganized Debtors or have other negative effects.

N.	Leverage

The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced. However, they may find that they are over leveraged, which could have significant negative consequences, including:

•	it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their indebtedness;

•	the Reorganized Debtors may be vulnerable to a downturn in the industries in which they operate or a downturn in the economy in general;

•	the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate;

•	the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt; and

•	the ability of the Reorganized Debtors to borrow additional funds may be limited.

The covenants in the Exit Facility and/or the New Note Indenture may also restrict the Reorganized Debtors’ flexibility. Such covenants may place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends and make other restricted payments or investments; sell assets; make capital expenditures; engage in certain mergers and acquisitions; and refinance existing indebtedness.

Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on conditions in the global markets for their products, the global economy generally, and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

O.	Litigation

The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

P.	Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtors, in connection with the Chapter 11 Case, may negatively impact the Debtors’ efforts to establish and promote name recognition and a positive image after the Effective Date.

Q.	Certain Tax Considerations

There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Article IX regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to holders of Claims who are entitled to vote to accept or reject the Plan.

VIII.     APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code, and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of such securities pursuant to the Plan and (b) subsequent transfers of such securities.

A.	Offer and Sale of New Securities: Bankruptcy Code Exemption

Holders of Allowed Noteholder Claims and Allowed General Unsecured Claims will receive shares of New Common Stock pursuant to the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued "under a plan" of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. In reliance upon this exemption, the Debtors believe that the offer and sale of the New Common Stock under the Plan will be exempt from registration under the Securities Act and state securities laws. In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption

FiberMark files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which documents are available for inspection and copying at the public reference room of the Securities and Exchange Commission and are also available from the Securities and Exchange Commission's website at www.sec.gov. The Plan contemplates that from and after the Effective Date, Reorganized FiberMark will cease filing such public reports. In addition, from and after the Effective Date, the New Common Stock will no longer be quoted for trading on any national interdealer quotation system or listed for trading on any national securities exchange, and as a consequence holders of the New Common Stock may find it difficult to effect trades in the New Common Stock, price quotes for the New Common Stock may be hard to obtain , and the liquidity of the New Common Stock may be severely adversely effected. In addition, the provisions of the Shareholders Agreement will impose various restrictions on the right of holders of the New Common Stock to sell, assign, transfer or otherwise dispose of share of New Common Stock. Other than as so restricted, the New Common Stock may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

B.	Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

The term "issuer" is defined in Section 2(4) of the Securities Act. However, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

To the extent that persons deemed to be "underwriters" receive New Common Stock pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Common Stock unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of Section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

There can be no assurance that an active market for any of the securities to be distributed under the Plan will develop and no assurance can be given as to the prices at which they might be traded.

The holders of New Common Stock will be deemed to be bound by a Shareholders Agreement on the Effective Date whether or not such holder executes the Shareholders Agreement. Under the Shareholders Agreement, certain holders of New Common Stock as of the Effective Date will be entitled, under certain circumstances, to require Reorganized FiberMark to register the resale of their New Common Stock under the Securities Act.

Pursuant to the Plan, certificates evidencing shares of New Common Stock received by a holder of 10% of the New Common Stock will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock to be issued pursuant to the Plan, or an "affiliate" of Reorganized FiberMark, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any such person would be such an "underwriter" or "affiliate." Persons who receive New Common Stock under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under Rule 144 and the circumstances under which shares may be sold in reliance upon such Rule.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR THE BANKRUPTCY MATTERS DESCRIBED HEREIN. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK.

IX.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	General

THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND CERTAIN HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. THIS SUMMARY IS PROVIDED FOR INFORMATION PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITIES, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, THAT COULD ADVERSELY AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED BELOW.

THIS SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, NON-U.S. TAXPAYERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, PERSONS HOLDING A CLAIM AS PART OF A HEDGING, INTEGRATED, CONSTRUCTIVE SALE OR STRADDLE TRANSACTION AND THOSE HOLDING CLAIMS THROUGH A PARTNERSHIP OR OTHER PASSTHROUGH ENTITY). IN ADDITION, THIS SUMMARY DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR NON-U.S. TAXATION AND DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS THAT ARE UNIMPAIRED UNDER THE PLAN OR HOLDERS OF CLAIMS THAT ARE NOT ENTITLED TO RECEIVE OR RETAIN ANY PROPERTY UNDER THE PLAN.

A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE DATE OF THIS DISCLOSURE STATEMENT AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS OCCURRING AFTER THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE DEBTORS WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN TO SUCH HOLDER.

B.	U.S. Federal Income Tax Consequences to the Debtors

1.  Cancellation of Indebtedness Income

Under the Tax Code, a U.S. taxpayer generally must include in gross income the amount of any indebtedness that is cancelled during the taxable year ("COD"). COD income generally equals the difference between the principal amount of the indebtedness discharged and the sum of (i) the amount of cash, (ii) the "issue price" of any debt instruments, and (iii) the fair market value of any other property, transferred in satisfaction of such discharged indebtedness by the debtor. COD income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged. In determining the amount of their COD income, the Debtors believe that the "issue price" of the New Notes should equal their stated principal amount. It is likely that the Debtors will realize a significant amount of COD income upon the exchange of Cash, New Notes and New Common Stock in satisfaction of the Impaired Claims pursuant to the Plan.

The Debtors will not be required to include such COD income in gross income, however, because the indebtedness will be discharged while the Debtors are under the jurisdiction of a court in a Title 11 case. Instead, the Debtors will be required to reduce certain tax attributes (e.g., net operating losses ("NOLs"), capital loss carryovers, general business credit carryovers, foreign tax credit carryovers and tax basis in property (collectively, "Tax Attributes")) by the amount of the COD income realized. To the extent that the amount of COD income recognized by the Debtors exceeds the Tax Attributes available for reduction, the remaining COD income will have no effect for U.S. federal income tax purposes. The Debtors may elect to reduce the basis of their depreciable property prior to any reduction of NOLs or other tax attributes. The reduction in Tax Attributes will occur on the first day of the taxable year following the realization of such COD income.

2.  Utilization of NOLs and Net Unrealized Built-in Losses

The Debtors estimate that the consolidated group of which the Debtors are members for U. S. federal income tax purposes had consolidated NOL carryforwards of approximately $105 million as of the taxable year ending December 31, 2003, and expect to have consolidated NOL carryforwards of approximately $100 million as of the end of the taxable year ending December 31, 2004. It should be noted that these amounts are estimates. The amount of NOLs available to the Debtors is based on factual and legal issues with respect to which there can be no certainty. Moreover, a substantial portion of the Debtors' consolidated NOL carryovers will likely be eliminated as a result of the reduction of Tax Attributes described above in Section IX.B.1. Additionally, as described below, the Debtors' ability to utilize any NOL carryovers not so eliminated will likely be limited in the taxable years after the Effective Date The Debtors' ability to utilize certain other Tax Attributes, including foreign tax credit carryforwards, remaining after the Effective Date also likely will be limited.

In general, when a corporation (or an affiliated group) undergoes an "ownership change," which the Debtors will undergo as a result of the consummation of the Plan, Section 382 of the Tax Code ("Section 382") limits the corporation's ability to utilize historic NOL carryovers. Although corporations that undergo an ownership change in connection with a bankruptcy proceeding are not subject to Section 382 of the Tax Code under certain circumstances (the "Bankruptcy Exception"), the Debtors believe that they will not be eligible for, or even if eligible, will choose to elect out of, the Bankruptcy Exception. Thus, to the extent that the Debtors have any NOL carryovers that are not eliminated as a result of the reduction of Tax Attributes described above in Section IX.B.1, the Debtors' ability to utilize such NOLs will be limited under Section 382 following the Effective Date. Section 382 generally places an annual limitation on a corporation's use of NOLs equal to the product of the value of the stock of the loss corporation, determined in the manner described below, and the applicable "long-term tax-exempt rate" (currently 4.51% for ownership changes occurring in November, 2004) (the "Annual Section 382 Limitation"), which limitation may be increased by the amount of certain "built-in gains" recognized during the five years following the ownership change. Although not free from doubt, the Debtors expect to have a net unrealized built-in gain at the Effective Date, in which case, the Annual Section 382 Limitation would be increased to the extent of any such recognized built-in gains during such five year period. The aggregate increase in the Annual Section 382 Limitation resulting from the recognition of such built-in gains generally is limited to the amount of the Debtors’ net unrealized built-in gain at the Effective Date. For purposes of determining the Debtors' Annual Section 382 Limitation, the value of the stock of FiberMark generally will be calculated by reference to the lesser of (i) the value of FiberMark's stock immediately after the Effective Date or (ii) the value of the Debtors' assets (determined without regard to liabilities) immediately before the Effective Date. The Debtors' ability to utilize NOLs may be further limited under other Tax Code provisions such as the Alternative Minimum Tax provisions.

C.	U.S. Federal Income Tax Consequences to Claim Holders

1.  Accrued But Unpaid Interest

The Plan provides, and FiberMark intends to take the position, that no portion of the consideration distributed to holders of Claims is allocable to accrued but unpaid interest, and the remainder of this discussion assumes that this will be the case. However, the manner in which amounts paid in respect of Claims should be allocated as between interest and principal is unclear under present law, and it is possible that the IRS could take a different view. If an amount paid with respect to Claims is required to be allocated to accrued but unpaid interest, such portion would be taxable to the holder as interest income, except to the extent that the holder previously had included such interest in its gross income.

2.  Holders of GECC Equipment Financing Claim, Banc One Equipment Financing Claim and Coated Paper Sale/Leaseback Claim (Classes 4, 5, and 6)

The consummation of the Plan generally should not be a taxable event for a holder of a Class 4, 5, or 6 Claim whose legal, equitable, and contractual rights are Reinstated pursuant to the Plan. This conclusion assumes that any particular Class 4, 5, or 6 Claim covenant that is not reinstated pursuant to the Plan would be considered a "customary accounting or financial covenant" for U.S. federal income tax purposes, which the Debtors believe to be the case based upon the limited information available at this time.

3.  Holders of Lowville Grant Claims (Class 7)

The consummation of the Plan generally should not be a taxable event for a holder of a Lowville Grant Claim who votes in favor of the Plan and whose legal, equitable, and contractual rights are Reinstated pursuant to the Plan. This conclusion assumes that any particular Lowville Grant Claim covenant that is not reinstated pursuant to the Plan would be considered a "customary accounting or financial covenant" for U.S. federal income tax purposes, which the Debtors believe to be the case based upon the limited information available at this time. The consequences to any Lowville Grant Claim holder who votes against the Plan are described below in Section IX.C.4, if secured, and in Section IX.C.6, if unsecured.

4.  Holders of Other Secured Claims (Class 8)

A holder of an Other Secured Claim who receives the collateral securing such Claim or who receives Cash with respect to such Claim pursuant to the Plan generally will be required to recognize gain or loss for U.S. federal income tax purposes equal to the difference between such holder’s adjusted tax basis in the Claim and the fair market value of the collateral or Cash, as the case may be, received in exchange therefor. A holder of an Other Secured Claim who receives deferred Cash payments and realizes gain thereon may be eligible to report gain from such Cash payments under the installment method, which generally will result in the recognition of a pro rata portion of the total gain realized in each year as deferred Cash payments are received, unless such holder affirmatively elects out of the installment method. However, holders reporting under the installment method may be subject to an interest charge with respect to their deferred tax liability. A holder of an Other Secured Claim who receives deferred Cash payments and recognizes loss thereon likely should recognize loss on the Effective Date equal to the difference between such holder’s adjusted tax basis in such Claim and the issue price (in the case of a cash basis taxpayer) or the principal amount (in the case of an accrual basis taxpayer) of the deferred cash payments. Holders of Other Secured Claims who receive cash deferred payments should consult their tax advisors regarding the application of the installment method.

The consummation of the Plan generally should not be a taxable event for a holder of an Other Secured Claim whose legal, equitable, and contractual rights are Reinstated pursuant to the Plan. This conclusion assumes that any particular Other Secured Claim covenant that is not reinstated pursuant to the Plan would be considered a "customary accounting or financial covenant" for U.S. federal income tax purposes, which the Debtors believe to be the case based upon the limited information available at this time.

5.  Holders of Noteholder Claims (Class 9)

The U.S. federal income tax consequences to holders of Noteholder Claims who receive New Notes and New Common Stock in respect of their Claims will depend upon, among other things, whether the New Notes constitute "securities" for U.S. federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a maturity of ten years or more constitute securities. As set forth in Appendix G, the terms of the New Notes continue to be negotiated by the Debtors and the Creditors Committee. Accordingly, there can be no assurance at this point as to whether the New Notes will constitute "securities" for U.S. federal income tax purposes. Holders of Noteholder Claims should consult their tax advisors regarding the issue of whether the New Notes constitute "securities" for U.S. federal income tax purposes and any potential tax consequences to them resulting therefrom. The remainder of this discussion assumes that the New Notes would not qualify as "securities" for U.S. federal income tax purposes.

The exchange of FiberMark Notes for New Notes and New Common Stock should constitute a "recapitalization" for U.S. federal income tax purposes. Assuming that the New Notes do not constitute "securities" for U.S. federal income tax purposes, a holder of Noteholder Claims will realize gain equal to the excess, if any, of (i) the sum of the principal amount of the New Notes and the fair market value of the New Common Stock received pursuant to the Plan over (ii) such holder's tax basis in its surrendered FiberMark Notes. Such holder will recognize (i.e., include in gross income) such gain, but only up to the amount of the fair market value of the New Notes. Holders that realize loss on the exchange will not be permitted to recognize such loss.

The tax basis of an exchanging holder of a Noteholder Claim in the New Common Stock will equal (x) such holder's tax basis in its surrendered FiberMark Notes, increased by (y) the amount of any gain recognized in the exchange and decreased (but not below zero) by (z) the principal amount of the New Notes received by such holder. Such holder's tax basis in the New Notes it receives will equal the principal amount of such New Notes. Such holder's holding period in New Common Stock will include such holder's holding period in its FiberMark Notes surrendered in exchange therefor, and in the New Notes will commence on the date after the Effective Date.

(a)	Market Discount

If a holder of a Noteholder Claim purchased a FiberMark Note at a price less than the FiberMark Note's principal amount, such difference would constitute "market discount" for U.S. federal income tax purposes. Assuming that the New Notes do not qualify as "securities" for U.S. federal income tax purposes, gain recognized by a holder on the exchange of FiberMark Notes for New Notes and New Common Stock pursuant to the Plan generally will be treated as ordinary income to the extent of any market discount that accrued between the date of purchase of the FiberMark Notes and the Effective Date (unless the holder has elected to include market discount in income as it accrues). Any accrued market discount on the FiberMark Notes in excess of the gain recognized by such holder should carry over to such holder's New Common Stock received pursuant to the Plan and any gain recognized by the holder on a subsequent taxable disposition of such New Common Stock would be treated as ordinary income to the extent of the carry over market discount.

(b)	Original Issue Discount on the New Notes

As set forth in Appendix G, the terms of the New Notes continue to be negotiated by the Debtors and the Creditors Committee. Accordingly, it is possible that the New Notes may include terms that will cause the New Notes to be treated as having been issued with "original issue discount" ("OID") for U.S. federal income tax purposes. In such a case, some or all of the interest on the New Notes will be accounted for under the OID rules of the Tax Code and holders of New Notes will be required to include OID in ordinary income in the taxable year of accrual, possibly prior to the receipt of any corresponding cash payments. There can be no assurance at this point whether or not the New Notes will be subject to the OID rules. Holders of New Notes should consult their tax advisors regarding any potential OID consequences to them of holding the New Notes.

6.  General Unsecured Claims (Class 10)

In general, the receipt of New Notes and New Common Stock in respect of General Unsecured Claims pursuant to the Plan should be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder of General Unsecured Claims should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the principal amount of the New Notes and the fair market value of the New Common Stock received, determined as of the Effective Date, and (ii) the holder's adjusted tax basis in its General Unsecured Claims. Any such recognized gain or loss generally will be ordinary if the holder is a trade creditor and capital gain or loss if the holder holds such Claim as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if the holder's holding period for such claim exceeds one year as of the Effective Date.

A holder's tax basis in the New Common Stock received in respect of its General Unsecured Claims generally should equal the fair market value of such New Common Stock on the Effective Date, and in the New Notes generally should equal their principal amount. The holding period for the New Notes and New Common Stock should begin on the day after the Effective Date.

Alternatively, if a holder of a General Unsecured Claim elects to receive a Cash payment pursuant to Section VI.D.2.j, such holder generally should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of Cash received in respect of its Claims and (ii) the holder's adjusted tax basis in such Claims. Any such recognized gain or loss generally will be ordinary if such holder is a trade creditor and capital gain or loss if a holder holds such claims as a capital asset for U.S. federal income tax purposes and will be long term capital gain or loss if such holder's holding period for such claim exceeds one year as of the Effective Date.

(a)	Subsequent Disposition of the New Common Stock

Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock will be treated as ordinary income to the extent of (i) any bad debt deductions claimed with respect to such General Unsecured Claims and any ordinary loss incurred upon the receipt of the Cash or New Common Stock and New Notes in satisfaction of such Claim, less any income (other than interest income) recognized by the holder upon satisfaction of such Claim, and (ii) with respect to a cash basis holder, any amount that would have been included in its gross income if the holder's Claim had been satisfied in full but that was not included by reason of the cash method of accounting.

D.	Information Reporting and Backup Withholding

Certain payments, including certain payments of Claims pursuant to the Plan, payments of interest on the FiberMark Notes, payments of dividends, if any, on the New Common Stock and the proceeds from the sale or other taxable disposition of the New Notes or New Common Stock, may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories (which generally include corporations) or (ii) provides a correct taxpayer identification number and otherwise complies with applicable backup withholding provisions. In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, the following: (i) certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds; and (ii) certain transactions in which the taxpayer’s book-tax differences exceed a specified threshold in any tax year. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

E.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

X.    FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.	Feasibility of the Plan

In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

The Projections are based upon numerous assumptions that are an integral part of the Projections, including, without limitation, confirmation and consummation of the Plan in accordance with its terms; realization of the Debtors’ operating strategy for the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, including environmental legislation or regulations, exchange rates, or generally accepted accounting principles; general business and economic conditions; competition; adequate financing; absence of material contingent or unliquidated litigation, indemnity or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize. To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. In addition, although they are presented with numerical specificity and the assumptions on which they are based are considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only an estimate that are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. The Projections should therefore not be regarded as a representation by the Debtors or any other Person that the results set forth in the Projections will be achieved. Neither the Debtors' independent public accountants, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the projected consolidated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved. The Projections should be read together with the information in Article VII of this Disclosure Statement entitled "Certain Factors to be Considered," which sets forth important factors that could cause actual results to differ from those in the Projections.

FiberMark is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the SEC relating to its businesses, financial statements, and other matters. Such filings do not and will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This Disclosure Statement and the Projections contained herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Disclosure Statement are forward-looking statements, including, without limitation, financial projections, the statements, and the underlying assumptions, regarding the timing of, completion of, and scope of the current restructuring, the Plan, bank financing, debt and equity market conditions, the cyclicality of the Debtors’ industry, current and future industry conditions, the potential effects of such matters on the Debtors’ business strategy, results of operations or financial position, the adequacy of the Debtors’ liquidity, and the market sensitivity of the Debtors’ financial instruments. The forward-looking statements are based upon current information and expectations. Estimates, forecasts, and other statements contained in or implied by the forward-looking statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties, and assumptions that are difficult to evaluate and predict. Although the Debtors believe that the expectations reflected in the forward-looking statements are reasonable, parties are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Certain important factors that could cause actual results to differ materially from the Debtors’ expectations or what is expressed, implied, or forecasted by or in the forward-looking statements include developments in the Chapter 11 Case, adverse developments in the timing or results of the Debtors’ business plan (including the time line to emerge from Chapter 11), the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for the Debtors’ products, competitive products and pricing pressures, the Debtors’ ability to obtain raw materials at acceptable prices, in a timely manner and on acceptable terms, federal and state regulatory developments, the Debtors’ financial leverage, motions filed or actions taken in connection with the bankruptcy proceedings, the availability of skilled personnel, the Debtors’ ability to attract or retain high quality employees, and operating hazards attendant to the industry. Additional factors that could cause actual results to differ materially from the Projections or what is expressed, implied, or forecasted by or in the forward-looking statements are stated herein in cautionary statements made in conjunction with the forward-looking statements or are included elsewhere in this Disclosure Statement.

B.	Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (²/3) in dollar amount and more than one-half (½) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Claims in each of Classes 4, 5, 6, 7, 8, 9, and 10 will have voted to accept the Plan only if two-thirds (²/3) in amount and a majority in number of the Claims actually voting in each Class cast their ballots in favor of acceptance. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.	Best Interests Test

As noted above, even if a plan is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.	Liquidation Analysis

For purposes of the Best Interest Test, in order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their restructuring accountants, Weiser, prepared a liquidation analysis, annexed hereto as Appendix E (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation, holders of pre-petition unsecured Claims would receive less of a recovery than the recovery they would receive under the Plan. This conclusion is premised upon the assumptions set forth in Appendix E, which the Debtors and Weiser believe are reasonable.

Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors’ incomplete review of the Claims filed and the Debtors’ books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

The Creditors Committee and GECC may each have different views as to the assumptions and estimates contained in the Liquidation Analysis. By supporting the Plan, neither the Creditors Committee nor GECC waives its right to assert alternative positions if the Plan is not consummated.

E.	Valuation of the Reorganized Debtors

The reorganization value of the Reorganized Debtors is assumed for the purposes of the Plan to be between approximately $[___] million and $[___] million, with a midpoint value of $[___] million. Based upon the reorganization value of the Debtors’ businesses and total debt of approximately $[___] million, the assumed range of equity values for the Reorganized Debtors approximates $[___] million to $[___] million, with a midpoint value of $[___] million. Assuming a distribution of 10,000,000 shares upon consummation of the Plan, the imputed estimate of the range of equity value on a per share basis is $[___] to $[___], with a midpoint value of $[___].

The foregoing valuations are based on a number of measured assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the achievement of the forecasts reflected in the Projections, the availability of certain tax attributes, the outcome of certain expectations regarding market conditions, and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing operator of their businesses and assets and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any assets or securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of operating businesses such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

The Creditors Committee and GECC may each have different views as to valuation. By supporting the Plan, neither the Creditors Committee nor GECC waives its right to assert alternative theories of valuation if the Plan is not consummated.

F.	Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation

It is impossible to determine with any specificity the value each holder of a Noteholder Claim or General Unsecured Claim will receive as a percentage of its Allowed Claim. The difficulty in estimating the value of recoveries for such holders is due to, among other things, the lack of any public market for the New Common Stock.

Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained herein imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors believe that the "best interests" test of Section 1129 of the Bankruptcy Code is satisfied.

G.	Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

In view of the deemed rejection by holders of Classes 11, 12, 13, and 15, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Debtors further reserve the right to seek confirmation of the Plan with respect to the Claims in Classes 4, 5, 6, 7, 8, 9, and 10 in the event the holders of such Claims vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

The Debtors believe the Plan does not discriminate unfairly with respect to the Claims and Interests in Classes 11, 12, 13, and 15. Such Classes include Claims or Interests that are subordinated to other Claims under Section 510(b) or (c) of the Bankruptcy Code or Section 726(a)(2)(C), (a)(3), (a)(4), or (a)(5) of the Bankruptcy Code as incorporated into Section 1129(a)(7) of the Bankruptcy Code, or are otherwise not entitled to payment under the absolute priority rule until all other Creditors have been paid in full. Thus, because all holders of Claims and Interests in Classes 11, 12, 13, and 15 are similarly treated, there is no unfair discrimination with respect to such holders or Claims and Interests.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtors believe that they will meet the "fair and equitable" requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Classes 11, 12, and 13 and holders of Interests in Class 15 in that no holders of junior claims or interests will receive distributions under the Plan.

As to Classes 4, 5, 6, 7, 8, 9, and 10 in the event it becomes necessary to "cramdown" the Plan over the rejection of any such Classes, the Debtors will demonstrate at the Confirmation Hearing that the Plan does not discriminate unfairly and is fair and equitable with respect to such Classes. The fair and equitable test set forth above for unsecured claims applies to Classes 9 and 10. The fair and equitable test for secured claims, which is applicable to Classes 4, 5, 6, and 8, is that the plan provides (a) that the holders of secured claims retain the liens in the property securing such claims to the extent of the allowed amount of such claims, and that the holders of such claims receive on account of such claims deferred cash payments totaling at least the allowed amount of such claims, of a value, as of the effective date of the plan, of at least the value of such holders’ interest in the estate’s interest in such property; (b) for the sale of any property subject to the liens securing such claims, free and clear of such liens, with the liens attaching the proceeds of such sale, and such liened proceeds being treated either pursuant to (a) or (c); or (c) for the realization by such holders of the indubitable equivalent of such claims. The treatment proposed for Classes 4, 5, 6, and 8 satisfies the fair and equitable test and can be crammed down, if necessary.

XI.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.	Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive periods in which to file and solicit acceptances of a plan of reorganization have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.

The Debtors believe that the Plan enables Creditors to realize the greatest possible value under the circumstances and has the greatest chance to be confirmed and consummated.

B.	Liquidation under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets. More importantly, as set forth in Appendix E, conversion to a Chapter 7 liquidation would likely result in the immediate cessation of the Debtors’ businesses, as most Chapter 7 trustees are disinclined to continue operations.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors’ assets could theoretically be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors’ businesses incur operating losses, the Debtors efforts to liquidate their assets over a longer period of time could theoretically result in a lower net distribution to Creditors than they would receive through a Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and to hire new professionals, a Chapter 11 liquidation might be less costly than a Chapter 7 liquidation and thus provide larger net distributions to Creditors than in a Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

XII.     THE SOLICITATION; VOTING PROCEDURES

A.	Parties in Interest Entitled to Vote

In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest and (b) the claim or interest is "impaired" by the plan.

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.	Classes Entitled to Vote to Accept or Reject the Plan

Holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 are entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted the Plan and each impaired Class of Claims or Interests that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1, 2, 3, and 14 are deemed to have accepted the Plan and Classes 11, 12, 13, and 15 are deemed to have rejected the Plan; and, therefore, none of the holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Plan.

C.	Solicitation Order

On [          ], 2004, the Bankruptcy Court entered an order that, among other things, determines the dates, procedures, and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the "Solicitation Order"). Parties in interest may obtain a copy of the Solicitation Order by making written request to the Debtors’ counsel or may access a copy on the Debtors’ Website at http://www.fibermark.com.

D.	Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Withdrawal of Ballots; Revocation

Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. To be valid, a notice of withdrawal must (a) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (b) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (c) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn, and (d) be received by the Voting Agent in a timely manner at Logan & Company, Inc., Attention: FiberMark, Inc., et al., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot.

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly, completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F.	Special Instructions for Holders of Noteholder Claims

If you are the holder of any Noteholder Claim, or if you are acting on behalf of the holder of any of such Claims, please carefully review the special instructions that accompany your ballot. The special instructions may not be consistent with the general instructions contained herein. In the event of an inconsistency, the special instructions that accompany your ballot should be followed.

G.	Voting Rights of Disputed Claimants

Holders of Disputed Claims in Classes 4, 5, 6, 7, 8, 9, and 10 whose Claims are (a) asserted as wholly unliquidated or wholly contingent in Proofs of Claim filed prior to the Voting Record Date or are based upon a pending lawsuit as to which no judgment has been issued or (b) whose Claims are asserted in Proofs of Claim as to which an objection to the entirety of the Claim is pending as of the Voting Record Date (collectively, the "Disputed Claimants") are not permitted to vote on the Plan except as provided in the Solicitation Order. Pursuant to the procedures outlined in the Solicitation Order, Disputed Claimants may obtain a ballot for voting on the Plan only by filing a motion under Bankruptcy Rule 3018(a) seeking to have their Claims temporarily allowed for voting purposes (a "Rule 3018 Motion"). Any such Rule 3018 Motion must be filed with the Bankruptcy Court and served upon the Debtors’ counsel and the Voting Agent by no later than [          ], 2004, at 4:00 p.m. Eastern Time (the "Rule 3018 Motion Deadline"). Any party timely filing and serving a Rule 3018 Motion will be provided a ballot and be permitted to cast a provisional vote to accept or reject the Plan. If and to the extent that the Debtors and such party are unable to resolve the issues raised by the Rule 3018 Motion prior to the [          ], 2004 Voting Deadline established by the Bankruptcy Court, then at the Confirmation Hearing the Bankruptcy Court will determine whether the provisional ballot should be counted as a vote on the Plan. Nothing herein affects the Debtors’ right to object to any Proof of Claim after the Voting Record Date. With respect to any such objection, the Debtors may request that any vote cast by the holder of the Claim subject to the objection be disallowed and not counted in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met.

H.	Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact the Voting Agent at:

LOGAN & COMPANY, INC.
546 VALLEY ROAD
UPPER MONTCLAIR, NEW JERSEY 07043
ATTENTION: MARITZA MARTINEZ
TELEPHONE: (973) 509-3190

RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 4, 5, 6, 7, 8, 9, and 10 to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before [4:00 p.m. Eastern Time] on the Voting Deadline.

FIBERMARK, INC. FIBERMARK NORTH AMERICA, INC. FIBERMARK INTERNATIONAL HOLDINGS LLC

Dated: November 12, 2004	By:	/s/ Alex Kwader
Alex Kwader
Chairman of the Board and Chief Executive Officer

D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
David M. Turetsky
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Raymond J. Obuchowski (Bar ID 000502389)
Jennifer Emens-Butler (Bar ID 000845663)
OBUCHOWSKI & EMENS-BUTLER
P.O. Box 60, 1542 Vt. Rt. 107
Bethel, Vermont 05032
Telephone: (802) 234-6244
Facsimile: (802) 234-6245

Co-Counsel for Debtors

APPENDIX A

JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
OF FIBERMARK, INC., ET AL., DEBTORS

APPENDIX B

PRO FORMA FINANCIAL PROJECTIONS

[TO BE ADDED PRIOR TO APPROVAL OF DISCLOSURE STATEMENT]

APPENDIX C

CORPORATE STRUCTURE CHART

APPENDIX   D

HISTORICAL FINANCIAL INFORMATION

EXCERPT FROM FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2004
CONSISTING OF PAGES 3 TO 27

(The financial data as of September 30, 2004 has been reviewed by the Company’s outside accountants but has not been audited.)

EXCERPT FROM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003,
CONSISTING OF PAGES 53 TO 97

(The financial data as of December 31, 2003 has been reproduced from the audited financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2003 but, due to its inclusion in this Disclosure Statement, is considered unaudited under applicable accounting rules. To review the full audited financial statements for the Company for such period, please refer to such Form 10-K on file with the Securities and Exchange Commission ("SEC"), which may be accessed through the SEC’s website, http://www.sec.gov.)

APPENDIX E

LIQUIDATION ANALYSIS

[TO BE ADDED PRIOR TO APPROVAL OF DISCLOSURE STATEMENT]

APPENDIX F

NEW COMMON STOCK

[TO BE ADDED PRIOR TO APPROVAL OF DISCLOSURE STATEMENT]

APPENDIX G

NEW NOTES
[TO BE ADDED PRIOR TO APPROVAL OF DISCLOSURE STATEMENT]